SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of Earliest Event Reported): August 9, 2005

                          MICROMED CARDIOVASCULAR, INC.
               (Exact Name of Registrant as Specified in Charter)


          DELAWARE                      333-111996                98-0228169
(State or other jurisdiction            (Commission             (IRS Employer
      of incorporation)                File Number)          Identification No.)


 8965 INTERCHANGE DRIVE, HOUSTON, TEXAS                              77054
(Address of principal executive offices)                           (Zip code)

Registrant's telephone number, including area code:              (713) 838-9210

                               SALMON EXPRESS INC.
                  6604 TOPAZ DRIVE, VERNON, BC, CANADA, V1H 1N8
          (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 9, 2005, a Third Amendment to Agreement and Plan of Merger (the "Amendment"), was entered into by(and among the Salmon Express, Inc., a Nevada corporation ("Salmon"), MicroMed Technology, Inc., a privately-held Delaware corporation ("MicroMed Technology"), Salmon Acquisition Corp., a privately-held Nevada corporation and wholly-owned subsidiary of the Salmon Express, Inc. ("Merger Sub") and Pete Smith, Sr., which updated the representation as to the capitalization of MicroMed Technology, Inc. immediately prior to the merger. A copy of the Amendment is attached hereto as Exhibit 2.1(c).

See Item 2.01, below, regarding the discussion of the Securities Purchase Agreement, Registration Rights Agreement and Form of Warrant relating to MicroMed Technology Inc.'s $4,991,683 private placement of its common stock and warrants. These agreements are attached hereto as Exhibits 10.1, 4.2 and 4.1, respectively.

ITEM 2.01      COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

MicroMed Cardiovascular, Inc. (referred to herein as the "Company" or "MicroMed"), which operates through its wholly-owned subsidiary MicroMed Technology, is a medical device company that has developed a miniaturized heart pump, or VAD, known as the DeBakey VAD (the "DeBakey VAD") to address congestive heart failure ("CHF"), a condition where the diseased heart cannot pump adequate blood to meet the oxygen and nutritional needs of the body. The DeBakey VAD is a small (1 inch x 3 inches) National Aeronautics and Space Administration ("NASA") designed axial flow pump that can provide increased blood flow from the left ventricle of the heart throughout the body for patients whose hearts are diseased and unable to maintain adequate blood flow to sustain their lives.

On January 31, 2005, Salmon along with Merger Sub and certain existing stockholders of Salmon entered into an Agreement and Plan of Merger (the "Merger Agreement") with MicroMed Technology, pursuant to which Salmon would be acquired by MicroMed Technology in a merger transaction wherein Merger Sub would merge with and into MicroMed Technology, with MicroMed Technology being the surviving corporation (the "Merger"). On August 10, 2005, the Merger closed and MicroMed Technology became a wholly-owned subsidiary of Salmon. Salmon changed its name to MicroMed Cardiovascular, Inc. and reincorporated in the State of Delaware.

PRINCIPAL TERMS OF THE MERGER

At the Effective Time of the Merger (as defined in the Merger Agreement), Merger Sub was merged with and into MicroMed Technology, the separate existence of Merger Sub ceased, and MicroMed Technology continued as the surviving corporation at the subsidiary level. Salmon issued shares of its common stock on a one-for-one basis to the stockholders of MicroMed Technology in exchange for 100% of the issued and outstanding shares of common stock of MicroMed Technology. Additionally, Salmon assumed options to purchase shares of common stock and warrants to purchase shares of common stock on the same terms and conditions as previously issued by MicroMed Technology. All outstanding options that were assumed by Salmon have been issued under the MicroMed Technology 1997 Stock Option Plan or the MicroMed Technology 2005 Stock Incentive Plan. Further to the Merger, Salmon assumed the MicroMed Technology 1997 Stock Option Plan and the MicroMed Technology 2005 Stock Incentive Plan as stock option plans of Salmon. Salmon also issued 1,500,000 post-split shares into escrow to cover indemnification obligations, if any, to MicroMed Technology and its stockholders (the "Escrow Shares"). Immediately prior to the Merger, Salmon effectuated a 1-for-3.3528 reverse stock split of its common stock. After the Merger was concluded, Salmon reincorporated from the State of Nevada to the State of Delaware and changed its corporate name to MicroMed Technology Cardiovascular, Inc. Further to the Merger, Salmon also canceled 10,010,800 shares of its pre-split common stock held by Pete Smith, the founder of Salmon Express Inc., and distributed assets, and related liabilities, to him that Salmon held prior to the Merger. Mr. Smith also received cash remuneration of $605,213 from third parties unaffiliated with Salmon for his agreement to cancel such shares.

Immediately prior to the closing of the Merger, MicroMed Technology had outstanding 17,013,145 shares of common stock, options to purchase 555,822 shares of common stock and warrants to purchase 2,251,887 shares of common stock. Immediately after the closing of the Merger, MicroMed Cardiovascular had 18,513,145 outstanding shares of common stock (excluding the Escrow Shares), options to purchase 555,822 shares of common stock and warrants to purchase 2,251,887 shares of common stock.



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

THE PRIVATE PLACEMENT

Immediately prior to the closing of the Merger, MicroMed Technology closed a $4,991,683 private placement (the "Private Placement") of its common stock and warrants. MicroMed Technology engaged Hunter World Markets, Inc. ("Hunter") as its placement agent in connection with the Private Placement. Each investor in the Private Placement purchased shares of MicroMed Technology common stock at $1.33 per share and seven-year warrants, exercisable one year after the date of issuance, to purchase 60% of the common stock purchased by such investor in the Private Placement at a per share exercise price of $1.33 (all investors introduced to MicroMed Technology by Hunter assigned their warrants to Hunter, an aggregate of 1,804,511 warrants) pursuant to the terms of a Securities Purchase Agreement entered into by and among MicroMed Technology, Salmon and each of the investors, which is attached hereto as Exhibit 10.1. The warrants, a form of which is attached hereto as Exhibit 4.1, are redeemable by the Company under certain circumstances at any time after one year from the date of issuance. The Company agreed to file a registration statement covering the securities sold in the Private Placement within 30 days of the closing of the Merger pursuant to the Registration Rights agreement attached hereto as Exhibit
4.2. As partial consideration for services rendered further to the Private Placement, Hunter was issued 300,000 shares of MicroMed Technology's common stock.

The shares of common stock of the Company are currently listed for quotation on the Over-the-Counter Bulletin Board under the symbol "SXPI.OB." The Company is in the process of obtaining a new trading symbol to reflect the recent corporate name change.

THE SHARE CANCELLATION AND PURCHASE AGREEMENTS

Concurrent with the execution of the Merger Agreement, MicroMed Technology, Pete Smith and Stone & Graves entered into a Share Cancellation Agreement on January 31, 2005 whereby Mr. Smith agreed to cancel an aggregate 10,010,080 shares of Salmon common stock held by him on the effective date of the Merger. In consideration for the cancellation of his shares, Mr. Smith received $605,213 from unaffiliated parties of Salmon and all assets and corresponding liabilities held by Salmon immediately prior to the effective date of the Merger. The net tangible book value as of November 30, 2004 of the assets and liabilities of Salmon distributed to Mr. Smith immediately after the closing of the Merger is a net deficit of $12,172.

Further to an Amended and Restated Purchase and Escrow Agreement, the $605,213 cash payment to Mr. Smith, as well as cash payments in the aggregate of $144,787 to certain other existing shareholders of Salmon, who were previously named as selling shareholders in this prospectus, consisted of monies invested by Peyton, Chandler, & Sullivan, Inc. ("PCS"), Hunter, Oxford Bioscience Partners II (Annex) L.P., an affiliate of Oxford Biosciences, Inc., a greater than 5% stockholder in MicroMed, and entities and individuals that were introduced by PCS.

Hunter and its assignee, and Oxford Bioscience Partners II (Annex), acquired 485,798 and 72,160 shares of Salmon common stock from former shareholders of Salmon. The following table indicates the number of shares of Salmon acquired from former shareholders of Salmon by PCS, each investor introduced by PCS and their assignees.

Peyton, Chandler & Sullivan, Inc.......................................  159,658
Richard S. From........................................................  197,337
Sara Mirza.............................................................   10,000
Stone & Graves.........................................................    5,000
Charles E. Frisco, Jr..................................................   27,500
John Chin M.D..........................................................   12,500
Henci Goer.............................................................    5,000
Morgan Stanley  DW Inc. Custodian for Henci Goer.......................    2,500
Stephanie Walton.......................................................    2,500
Daniel McCrimons.......................................................    2,500
Thiry Rajagopal........................................................    5,000
Ronald S. Weaver, M.D..................................................    2,500
Timothy R. Surgenor....................................................    7,645
Carl C. Hsu TTEE Carl C. Hsu Inc. PSP 7/01/84, FBO Kathleen Rollins....    5,000
Jeanny Leung...........................................................    5,000
Carl C. Hsu TTEE Carl C. Hsu Inc. PSP 7/01/84, FBO Kala Eswaran........    2,500
Carl C. Hsu TTEE Carl C. Hsu Inc. PSP 7/01/84, FBO Michael Chuang......    6,250
John Womach............................................................    2,500
Alan Hsu...............................................................    4,000
Herb Matsinger, Jr. Revocable Trust DTD 03/10/03.......................   12,500
Carl C. Hsu MD Inc. PSP 7/1/84, Carl Hsu TTEE..........................   15,000
Carl C. Hsu............................................................    2,500
Nathan H. Allen M.D....................................................    5,000
Huiya Hsu..............................................................    7,500
Neesan Zieour..........................................................   10,000
Richard Gould..........................................................    2,500
Nancy Rawlinson........................................................   25,000
Ronald W. Minor........................................................   37,500




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Each of PCS, Hunter, Oxford Bioscience Partners II (Annex) L.P. and the
individuals and entities introduced by PCS, and their assignees, are "accredited investors" as that term is defined under Rule 501 of Regulation D.

MICROMED'S  BUSINESS AND OPERATIONS

BUSINESS OVERVIEW

With respect to this discussion, the terms "MicroMed," and the "Company" refer to MicroMed Cardiovascular, Inc. and its wholly-owned subsidiary MicroMed Technology, Inc. The Company is a medical device company focused on the development of a miniaturized heart pump or VAD known as the DeBakey VAD. The DeBakey VAD is a small (1 inch x 3 inches) auxiliary pump that can provide increased blood flow from the left ventricle of the heart throughout the body for patients whose hearts are diseased and unable to maintain adequate blood flow to sustain their lives. In 1988, famed heart surgeon Dr. Michael E. DeBakey, Dr. George P. Noon and NASA began joint research and development of the DeBakey VAD using NASA-developed technology.

In November 1998, MicroMed received approval to begin clinical trials using the DeBakey VAD in Germany with subsequent clinical trial approvals in France, Austria, Italy and Switzerland. MicroMed received CE Mark approval in April 2001 and began marketing in Europe and select other international markets. In the U.S., MicroMed is involved in pivotal Phase III trials for bridge-to-transplant and destination therapy indications.

MARKET OPPORTUNITY

MECHANICAL CIRCULATORY SUPPORT: VENTRICULAR ASSIST DEVICES

Studies suggest that mechanical circulatory assistance may be the most practical alternative to drug treatments for heart failure today and useful as an alternative to or in combination with drug therapy.

The most widely used form of mechanical circulatory assistance is a VAD. These devices aid the failing heart by mechanically rerouting blood flow using a pump. The basic characteristics of VADs are as follows:

      o a ventricle assist pump, which is typically implanted inside the body;



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      o     a portable power source for the pump located external to the body to maximize patient mobility; and

      o tubing or cable with wires connecting the implanted pump with the external power source.

These implantable heart pumps have been demonstrated effective in supporting blood circulation in patients with failing hearts, reversing end-organ dysfunction and giving them a much improved quality of life as they await donor hearts. Approximately 9,000 patients worldwide have been supported by currently marketed VADs while awaiting transplant, many for more than two years.

MicroMed believes the advantages of VADs over heart transplantation and other late-stage heart-failure therapies are as follows:

      o Natural Heart is Not Removed. Unlike heart transplants or total artificial heart systems, VADs leave the natural heart intact and assist it by pumping blood from the apex of the left ventricle up to the ascending aorta thereby providing sufficient blood flow to maintain life. This approach provides the advantage of leaving in place the biologic control mechanisms of the natural heart. In some cases it has been noted in clinical observations that VADs have permitted recovery of natural heart function to the point where the VAD was removed and the patient no longer needed a transplant.

      o Readily Available Supply. As a manufactured device, a VAD is readily available when needed, including on an emergency basis, to treat end-stage heart failure patients. Unlike heart transplant patients who must wait for a donor heart, patients can immediately receive a VAD implant whenever a physician deems it appropriate.

      o Reduced Hospitalization. VAD patients are expected to be discharged from the hospital after a relatively short recovery period estimated to be a few weeks, thus reducing healthcare costs.

      o Reduction in Medication Use. Unlike heart transplants, VADs do no cause rejection responses; therefore, VAD patients are not expected to need the administration of immunosuppressive drugs required by heart transplant patients.

      o Improved Patient Health over Pharmacological Therapies. After VAD implantation, blood circulation throughout the body improves and patients experience improved levels of health and activity. This often leads to improvements in the functions of other organs, and in some cases, improvement in the overall function of the natural heart being assisted by a VAD. Drug therapy delays the progression of the disease, whereas VADs maintain the natural pumping of the heart. This restoration of more normal physiology also makes patients better candidates for a heart transplant should one be required.

VAD MARKET OPPORTUNITY

CURRENT INDICATIONS

Bridge-to-Transplant. Currently marketed VADs are FDA approved for use by Class IV, end-stage heart failure patients waiting for a heart transplant, otherwise known as bridge-to-transplant. Presently, most patients suffering from chronic, end-stage heart disease (certain Class IV patients) have no options other than a heart transplant or death. Heart transplantation is an expensive process and is severely limited by a lack of donor hearts. The AHA estimates that in the U.S., there are approximately 2,200 donor hearts available annually, while there are an estimated 70,000 - 100,000 people annually who need a heart transplant. VADs have proven to be effective as a bridge-to-heart transplantation. VADs can extend patients' lives and restore moribund patients to a more normal physiological state, making them much better candidates for heart transplantation.



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

Destination Therapy Alternative to Transplant. Recent studies demonstrate that VADs may provide effective circulatory support for extended periods of time (> 2 years) in patients who have severe heart failure but who do not qualify for a heart transplant. This use of VADs, termed "destination therapy," was approved by the FDA in late 2002. Dr. Eric Rose, the principal investigator for MicroMed's DELTA DT trial, was also principal investigator for the REMATCH trial. In October 2003, the Center for Medicare and Medicaid Services ("CMS") announced that Medicare would begin to provide coverage of VADs used for this indication under DRG 525. MicroMed recently obtained approval for the use of the DeBakey VAD as destination therapy in Europe and are conducting a randomized pivotal clinical trial of the DeBakey VAD as destination therapy in the U.S., the first step toward U.S. market approval for that indication.

Pediatric Use. The FDA granted permission to MicroMed to market the DeBakey VAD Child for pediatric use in the U.S. in the first quarter of 2004. The U.S. approval was pursuant to a Humanitarian Device Exemption ("HDE"). MicroMed also recently received expanded European CE Mark approval to use the DeBakey VAD Child for pediatric use in the second quarter of 2004. The term "CE Mark" is derived from the French expression "Conformite Europeene," which means "European Conformity." The CE Mark represents approval to market the product in the European Community). Currently marketed pulsatile VADs are limited in use to 1.5m(2) Body Surface Area, or BSA, a standard measurement of patient size. Under the approved HDE, MicroMed can implant patients as small as 0.7m(2) BSA (5- to 16-year-old patients).

Other Alternatives. Besides the three current indications of our product, there are several other alternatives available to patients: heart transplantation, optimal medical therapy and the total artificial heart. Heart transplantation is advantageous for patients with end-stage heart failure because it has the highest and longest survival rate. Currently, it remains the treatment of choice for those eligible for transplantation with end-stage heart failure. However, there are approximately one hundred thousand patients with late stage heart failure and only approximately two thousand hearts per year available through donation for transplantation. Therefore for those who do not make the top of the transplantation list and obtain one of the only two thousand hearts available, ventricular assist devices and totally artificial hearts are the only viable options, since optimal medical therapy still has mortality approaching 100%. The totally artificial heart has the theoretical advantage of removing a heart which may be susceptible to arrhythmia and mural thrombus, but the totally artificial heart represents a totally irretrievable treatment. No totally artificial hearts are approved for destination therapy. Implementations of the totally artificial heart to date have been quite limited, even as bridge to transplant. Furthermore, the current totally artificial hearts are large and usable only in a relatively small group of patients.

FUTURE INDICATIONS

Bridge-to-Recovery. With regard to expanding VAD use for bridge-to-recovery, human studies conducted by researchers at Royal Brompton in the United Kingdom, Temple University and the German Heart Institute in Berlin indicate that VADs could be useful as a means of promoting recovery of weakened heart muscles, either alone or in combination with other myogenic agents. Preliminary data from these studies suggest that a significant number of the Class III heart patients in the U.S. could use the device as a bridge-to-recovery of heart function, possibly allowing heart muscle cells to repair themselves such that the heart remodels and recovers nearly normal function. The improved blood flow and organ function obtained through use of a VAD could delay or may even prevent progression of these patients to Class IV status.

PRODUCT

THE DEBAKEY VAD SYSTEM - COMPREHENSIVE NEXT-GENERATION VAD TECHNOLOGY OVERVIEW

MicroMed has developed the miniaturized DeBakey VAD, which MicroMed believes physicians, surgeons and patients will favor over currently marketed pulsatile VADs, as it is well suited for broader and long-term VAD use. Due to its next-generation, NASA-designed characteristics, MicroMed believes the DeBakey VAD will ease and shorten the time of VAD implantation for the physician and patient, significantly decrease the risk of infection to the patient, and together with the complete DeBakey VAD system, significantly improve patient quality of life. After recovery from the implant procedure, many patients are able to return home and to resume normal activities such as exercise, and in some cases patients have returned to work. In addition, MicroMed believes that the DeBakey VAD system offers these benefits without sacrificing any of the recognized clinical efficacies of currently marketed VADs and at a price below that of currently marketed pulsatile VADs.



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The titanium, electromagnetically actuated axial flow pump, a pump in which the blood flow pathway is in line and flows continuously, can pump in excess of 10 liters per minute, is 1.2 inches (30.5 mm) in diameter, 3.0 inches (76.2 mm) long, and weighs less than 4 ounces (93 g). The pump assembly consists of a titanium inflow cannula (a tube that is inserted into the apex of the heart residing within the left ventricle providing inflow to the pump) and an apical sewing ring (a Dacron ring which is sewn to the apex of the heart and used to secure the VAD to the apex of the heart), the DeBakey VAD pump, a flow probe, a Dacron (R) outflow conduit graft (a woven graft which is used to connect the pump to the outflow and is attached to the ascending aorta), and a percutaneous cable assembly with controller connector. Inside the housing unit is the inducer/impeller, which is the only moving part. Connected to the flow tube is a curved titanium inflow cannula that is inserted into the apex of the left ventricle. A Dacron woven sealed outflow conduit is connected to the pump and sutured to the aorta. An ultrasonic flow probe placed around the outflow conduit continually measures blood flow rate through the pump. The wiring from the pump's flow probe and the motor are coated and bundled into a single cable assembly that is enclosed in an outer polymer shell covered by Dacron velour, which exits the skin just above the right iliac crest and connects to the external controller system. Blood is pumped from the left ventricle into the inflow cannula, through the inducer/impeller, then out through the Dacron outflow conduit and into the ascending aorta. This axial flow pump provides continuous flow; however, flow pulsatility does occur in most patients, as a consequence of the patient's native cardiac contractility. Particular design characteristics include:

      o miniaturized size (approximately 1/10th the size of the currently marketed pulsatile VADs);

      o light weight (less than 4 ounces versus over 2 pounds for currently marketed, fully implantable pulsatile VADs);

      o hemolysis minimizing design by NASA so that damage to red cells, evidenced by hemolysis, is minimized from the mechanical action of the pump on the blood cells;

      o virtually silent compared to the audible noise of currently marketed pulsatile VADs;

      o     only one moving part; and

      o eliminates pump-life limiting valves; currently approved VADs have mechanical valves both at the inflow and outflow of the device to provide uni-directional flow necessary for perfusion, but this leads to a substantial failure rate due to the high flows, high pressures, and the high rate of the upstroke encountered in the pulsatile devices.

MicroMed believes these specific design characteristics will lead to the following advantages over currently marketed pulsatile VADs currently on the market:

      o The miniaturization and light weight of the DeBakey VAD offer the potential for less invasive applications. MicroMed believes that patients using the DeBakey VAD experience less trauma and device-related infection than patients using currently marketed, fully implantable pulsatile VADs as a result of the shortened duration of the implant procedure, the small size of the device, less displacement of nearby organs and a smaller percutaneous cable that contains the lines from the pump and flow probe to the outside of the body through the skin; this cable allows delivery of power and a means to monitor the device and is small, pliable, and covered in Dacron to improve growth and incorporation into the tissues and to limit the potential for infection.

      o In addition to the current market opportunity, because of the size of the DeBakey VAD, MicroMed expects to be able to penetrate a substantial portion of the market for smaller women and children. Up to now, these patients generally have not been implanted with VADs due to the larger size of currently marketed pulsatile VADs. (HeartMate and Novacor require a minimum 1.5m 2 BSA, versus as low as BSA of 0.7m(2) for the DeBakey VAD Child, in children from 5 to 16 years old.) Moreover, MicroMed believes the specific design attributes of its DeBakey VAD make it well suited for broader clinical indications such as destination therapy, bridge-to-recovery and pediatric use.

The adverse effects sometimes witnessed in DeBakey VAD patients are similar to those seen with other VADs. These include strokes, transient ischemic attacks, infections and the bleeding effect of anticoagulation drugs. The incidence of these effects are anticipated to be similar and within the range or lower than those with other devices and are monitored through the clinical trial through a data safety monitoring board. The Data Safety Monitoring Board concluded that the trial should continue.



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DEBAKEY VAD SYSTEM

The DeBakey VAD system includes the DeBakey VAD, the Data Acquisition System, the Patient Home Support System, the DeBakey VAD Controller, the VADPAK and VAD system accessories. MicroMed believes the DeBakey VAD system design provides patients with greater range of motion than the current market leading VADs.

Data Acquisition System. Clinicians use the DeBakey VAD Data Acquisition System ("DAS") during surgery and while the patient is in intensive care. However, when the patients move out of intensive care or when they leave the hospital, the patient can plug in to the DAS occasionally to allow clinicians to adjust the speed of the pump and review all pump and patient parameters.

Patient Home Support System. The Patient Home Support System is designed to provide primary power to the DeBakey VAD after surgery and recovery during evening hours. In addition to providing power, it serves as a battery backup and charges up to four batteries simultaneously. MicroMed designed the Patient Home Support System to allow the DeBakey VAD patient, whether in the hospital or at home, to sleep or rest without concern about discharging batteries while tethered to the unit. The Patient Home Support System also charges batteries for use with the DeBakey VAD Controller and VADPAK, which should offer the patient improved physical mobility. The Patient Home Support System is approximately the size of a small portable cooler, weighs approximately 10 pounds and is equipped with an eight-foot power tether cable that connects to the DeBakey VAD Controller. The Patient Home Support System will provide continuous power during times when the DeBakey VAD is not operating on batteries. MicroMed adopted this "home use" design to provide ergonomic benefits and cost savings to patients using the DeBakey VAD system over competitive products.

DeBakey VAD Controller and VADPAK. The DeBakey VAD Controller and two batteries are housed in the VADPAK. Together the VADPAK, the Controller and batteries weigh just over five pounds, helping to provide patient mobility and the ability to engage in most normal, everyday activities. The DeBakey VAD Controller operates the DeBakey VAD and displays key operating information about the pump, including flow rate, power usage and remaining battery life. Each battery will power the DeBakey VAD for approximately three to four hours, giving a combined battery time of approximately five to eight hours. The DeBakey VAD Controller always uses the battery with the lower charge, thus preserving the battery with the highest charge. The DeBakey VAD system includes extra batteries and a separate recharger (in addition to the recharger in the Patient Home Support System) that will completely charge a battery in approximately 75 minutes.

MicroMed anticipates that the commercial selling price for the DeBakey VAD system in the U.S. will be substantially less than the cost of competitive products currently on the market.

BUSINESS DIRECTION

MicroMed's mission is to be a leader in CHF therapy. Principal elements of its strategy to achieve this are as follows:

      o CONTINUE COMMERCIALIZATION OF THE DEBAKEY VAD IN EUROPE AND SELECT OTHER INTERNATIONAL MARKETS. MicroMed received CE Mark approval for the bridge-to-transplant indication in April 2001 and is CURRENTLY selling products in Germany, Austria, Switzerland, France, Italy, Turkey and Singapore. Because the prescribers, purchasers and end users of the DeBakey VAD are highly concentrated (relatively few sites perform most of these complex procedures), MicroMed believes it will be able to expand market penetration with the DeBakey VAD without an extensive sales and marketing organization through limited direct sales and the use of distributors in selected countries. MicroMed has established a strong distributor network to support sales and marketing in various international markets.

      o LEVERAGE RELATIONSHIPS TO ENHANCE CLINICAL ACCEPTANCE OF THE DEBAKEY VAD. MicroMed intends to leverage its relationships among European clinical trial investigators, Dr. DeBakey, Dr. Rose, Dr. Noon and its investigators in the U.S. clinical trials with cardiologists and cardiac surgeons in other major international heart centers to promote the use of the DeBakey VAD in high-volume transplant centers around the world. MicroMed intends to augment this effort with a highly focused direct sales and marketing team, including members of senior management.


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

      o LAUNCH DEBAKEY VAD CHILD FOR IMMEDIATE REVENUE OPPORTUNITY. MicroMed received approval to begin marketing the DeBakey VAD Child device in the U.S. in March 2004 and in the E.U. in June 2004 and have begun market roll out.

      o COMPLETE U.S. MULTI-CENTER PHASE III/PIVOTAL BRIDGE-TO-TRANSPLANT CLINICAL TRIAL. MicroMed initiated the pivotal phase of its US Bridge to Transplant trial under the current protocol in April 2003. As of December 31, 2004, MicroMed has implanted 49 patients in the BTT study that MicroMed intends to submit in its PMA application (29 of which were done in the pilot and feasibility phases of the study and may not be includable in the FDA analysis of the pivotal phase results). The study design compares the results of non-randomized implants of the DeBakey VAD to literature controls (published results) for the HeartMate XVE device.The overall results of our bridge to transplant ("BTT") trial to date have resulted in lower than expected survival to transplant percentages. The Company now believes that it is likely that it will not meet the performance goal survival rate for the patients in this trial. This is likely to substantially increase the time required to obtain FDA approval and the time when the Company would expect to generate revenues from commercial sales of the DeBakey VAD.


      o COMPLETE U.S. MULTI-CENTER PHASE III/PIVOTAL DESTINATION THERAPY CLINICAL TRIAL. MicroMed received approval to initiate the pivotal phase of its U.S. destination therapy clinical trial and began initial implants in the fourth quarter of 2004. The study design is a randomized, dual arm comparison against a single control (HeartMate XVE). MicroMed anticipates implanting 240 DeBakey VAD patients and 120 HeartMate patients (2:1 ratio) in up to 40 sites. Upon completion of this clinical trial, MicroMed intends to submit the data to the FDA for PMA approval. To date, the Company has only enrolled 8 patients to date in its Destination Therapy trial and believes that it needs to redesign the structure of the trial to accommodate a shorter PMA pathway. Under the current design of its Destination Therapy trial (360 patients on a 2:1 randomization against the HeartMate XVE), the Company originally anticipated completing enrollment between late 2008 to late 2010, which it believed would result in PMA approval between early 2010 to early 2012. The Company is presently in discussions with its clinical consultants to develop the specific new clinical trial parameters and protocols for the Destination Therapy trial which it intends to request from the FDA. However, there is no assurance that the Company will be able to convince the FDA to accept these changes.

      o EXPAND CLINICAL INDICATIONS FOR THE DEBAKEY VAD TO INCLUDE SMALL ADULT PATIENTS. There is currently an unmet need for a VAD that can be implanted in small adults, such as small female patients with body surface areas ("BSA") of less than 1.5 m(2). Current FDA approved devices are only indicated for patients with a BSA greater than or equal to 1.5 m(2).

      o EXPAND CLINICAL INDICATIONS FOR THE DEBAKEY VAD TO INCLUDE BRIDGE-TO-RECOVERY INDICATION. The cardiology community is increasingly advocating the importance of mechanical circulatory assistance for a broader subset of heart failure patients than just the bridge-to-transplant and destination therapy segments. MicroMed believes that the specific design attributes of the DeBakey VAD make it better suited than currently marketed pulsatile VADs for broader clinical indications. MicroMed intends to conduct clinical trials to support the use of the DeBakey VAD as a bridge-to-recovery.

CLINICAL TRIALS IN THE UNITED STATES

Unlike most pharmaceutical clinical trials, the duration of medical device pivotal (Phase III) clinical trials is dependent on an availability of investigational subjects (patients) that is unpredictable and which can have a significant effect on the cost of the trial. Consequently, this variable alone makes it difficult to accurately project completion times and trial costs. The time necessary to complete implantable medical device trials is also dependent on the complexity of the device, securing a patient sample size necessary to statistically support the study hypothesis, the number of available study centers, the number of device changes made during the trial and other factors. Typical expenses for pivotal trials include fixed costs associated with clinical affairs and regulatory affairs personnel, subcontracts with clinical research organizations, patient testing charges, the cost of investigational devices and travel expenses for clinical monitors to initiate centers, train clinicians, monitor activities and perform center close-outs. MicroMed is presently reimbursed for all investigational devices used during the trials. Additional costs are incurred in the development of regulatory submissions and meetings with the FDA, which include the PMA Panel Meeting.

The BTT trial is designed to compare the results of implanting the DeBakey VAD in patients eligible for heart transplantation against results for the Thoratec HeartMate XVE product as reported in published studies. The primary endpoint measure of the trial is survival to transplantation, but MicroMed also measures other adverse events typically associated with patients in this category, such as stroke, infection and device malfunction.

The results of MicroMed's clinical trials for BTT and DT are not yet available. The data is being collected and analyzed by a third party clinical research organization on a blind basis so that results are not revealed until completion in order to avoid study bias.

The overall results of our bridge to transplant ("BTT") trial to date have resulted in lower than expected survival to transplant percentages. The Company now believes that it is likely that it will not meet the performance goal survival rate for the patients in this trial. This is likely to substantially increase the time required to obtain FDA approval and the time when the Company would expect to generate revenues from commercial sales of the DeBakey VAD. The Company has only enrolled 8 patients to date in its Destination Therapy trial and believes that it needs to redesign the structure of the trial to accommodate a shorter PMA pathway. Under the current design of its Destination Therapy trial (360 patients on a 2:1 randomization against the HeartMate XVE), the Company originally anticipated completing enrollment between late 2008 to late 2010, which it believed would result in PMA approval between early 2010 to early 2012. The Company is presently in discussions with its clinical consultants to develop the specific new clinical trial parameters and protocols for the Destination Therapy trial which it intends to request from the FDA. However, there is no assurance that the Company will be able to convince the FDA to accept these changes. The Company, or regulatory authorities, may suspend or terminate clinical trials at any time.

CLINICAL RESULTS

RESULTS OF PRECLINICAL STUDIES

MicroMed conducted substantial pre-clinical in vitro and animal in vivo tests prior to commencement of its European clinical trial. MicroMed divided its preclinical testing of the DeBakey VAD into several phases with distinct objectives.

In Vitro Studies. The purpose of the first phase of studies was to identify a pump design that minimized hemolysis (red blood cell destruction) and thrombogenesis (blood clot formation). MicroMed conducted the first phase of studies with a polycarbonate version of the pump. MicroMed used parametric bench testing of iterative pump designs to identify the least hemolytic pump design. Next, MicroMed conducted ex vivo tests of iterative pump designs to identify the least thrombogenic pump design.

In addition, MicroMed conducted in vitro performance tests with mock circulation to define characteristics of pump function in response to normal and abnormal vascular conditions and ventricular performance. Studies demonstrate that the DeBakey VAD can adequately unload the failing left ventricle and characterize the relationship of heart rate to pump performance.

In Vivo Studies. MicroMed conducted the second phase of studies in vivo. MicroMed fully implanted titanium pumps in the chests of calves. The purpose of these studies was to ensure that MicroMed had identified the design least likely to cause hemolysis or thrombogenesis using titanium and to determine the safety of the DeBakey VAD for long-term support of the heart. The DeBakey VAD was shown to operate safely in 27 animals for up to 145 days. During these studies, no hemolysis or end-organ dysfunction occurred.

Mechanical Durability Studies. Durability studies show the DeBakey VAD should operate effectively in excess of five years. To evaluate the potential uses for the DeBakey VAD, MicroMed needed to understand its bearing-wear characteristics and their effect on long-term use of the device. MicroMed engaged Marconi Aerospace Defense Systems, Inc. (formerly Tracor) to perform studies with respect to bearing and long-term pump durability of the DeBakey VAD. Marconi is a major aerospace corporation that specializes in fault-to-failure vibration and acoustical testing. Beginning in May 1997, 10 DeBakey VADs were operated continuously, 24 hours per day, in saline solution, which is less of a lubricant than human blood, with no signs of appreciable wear in the bearings or pumps. MicroMed tested additional pumps with artificially induced wear to establish wear signature characteristics as well as the effect of various levels of wear on red blood cell destruction and pump performance. MicroMed completed these tests in December 1999 and received a report from Marconi expressing its belief that the DeBakey VAD bearings should have a life expectancy in excess of five years.

Hemocompatibility and Biocompatibility Studies. MicroMed subjected implantable components of the DeBakey VAD system to studies relating to both hemocompatibility (blood compatibility) and biocompatibility as per the requirements of ISO 10993. The purpose of hemocompatibility studies was to identify blood-titanium interactions for the DeBakey VAD. These tests were performed with human blood in mock circulation. The results of these studies demonstrated that the pump was neither the source of thrombi (vascular obstructions) or emboli (blood clots) and is otherwise hemocompatible. Completed biocompatibility tests show the device to have no adverse results with respect to: systemic toxicity, local toxicity, cytotoxicity (cell damage), genotoxicity (DNA damage), pyrogenicity (inducing fever), physiochemical toxins, mutagenicity (inducing genetic mutation), and sensitization (inducing an immune response). Studies also validated the process by which implantable components are sterilized in ethylene oxide.

Third-party ISO 9001 certified contractors manufacture the DeBakey VAD Controller and the Data Acquisition System. These contractors have conducted tests, and MicroMed has conducted independent testing to demonstrate that both components meet various standards required by the Active Implantable Medical Device Directive. All components have been tested to NRTL ("UL Testing") and demonstrated to be electrically safe and to withstand environmental factors such as electrical/electromagnetic interference, temperature, shock, etc. Third party software validation of the VAD Controller has been performed confirming a safe and robust design.

RESULTS OF EUROPEAN CLINICAL TRIAL

The first human implant of the DeBakey VAD was performed in November of 1998 in Berlin, Germany initiating the original clinical trial of the DeBakey VAD as a bridge-to-cardiac transplantation. During this trial, conducted wholly in the European Union, 78 patients were implanted with the DeBakey VAD for durations up to 518 days. The original European clinical trial of the DeBakey VAD included key cardiovascular centers in Germany, Austria, France, Switzerland and Italy. This first clinical trial was designed to establish safety and performance of the DeBakey VAD as a bridge-to-cardiac transplantation and led to the award of the CE Mark for the DeBakey VAD in April 2001 by TUV Product Services of Munich.

The early clinical results in Europe varied substantially from site to site, ranging from a low of 18% to a high of 72%, with some users having poor success to transplant rates, while others did well. Careful analysis showed several reasons that likely contributed to the variability. These factors included the early learning curve, patient selection, and anticoagulation. Because the device at first was largely unproven, some of the early cases selected appeared to be patients that were beyond the point of being helped by mechanical support. This was suggested by a high incidence of multiple organ failure in the unsuccessful patients and the fact that about 40% of the deaths were within the first 30 days after implantation. Nearly all of these patients did not meet the clinical trial enrollment criteria. With more experience and improved patient monitoring, the DeBakey VAD was implanted in more salvageable patients. Patient selection varied considerably from site to site. Experience has also demonstrated new insights into risk factors for VAD patients, such as the realization of the importance of chronic malnutrition as a risk factor.

All patients with artificial surface devices in their circulatory system, whether valves or VADs, need anticoagulation. The extent of anticoagulation therapy necessary in connection with a given device could vary from the use of dipyridamole and aspirin to a more extensive regimen. The HeartMate is a volume displacement pump that requires porcine tissue valves, bearings, and a flexible membrane that can result in mechanical failure. The axial flow design of the DeBakey VAD, with only one moving part, has a very low incidence of mechanical failure (less than 3% as noted in Goldstein DJ, Woldwide Experience with the MicroMed DeBakey Ventricular Assist Device(R) as a Bridge to Transplantation, Circulation 2003; 108 [suppl II ]: II-272-II-277) but thrombus formation in the pump has the potential to stop the pump and thus represents a potential complication that must be managed with anti thrombotic drug therapy. Failure of an implanted VAD requires therapeutic interventions, such as re-operation for pump or component replacement in the case of the volume displacement pumps, or administration of tissue plasminogen activator (tPA) or pump replacement.

In MicroMed's early experience, its anticoagulation knowledge for axial flow VADs was limited (since it was the first axial flow device used in humans) and different sites used different anticoagulation regimens. Local use of suboptimal anticoagulation therapy may have contributed to the site-to-site variability in success rates MicroMed saw in its early trials. MicroMed has now been able to learn from its experience at different sites and the newer anticoagulation technologies, resulting in newly available information that should improve patient management strategies. MicroMed recently formed an Anticoagulation Advisory Committee (the "Committee") co-chaired by Dr. Eric Rose, Chief Surgeon at Columbia University in New York and Dr. Samuel Goldhaber, Director, Venous Thromboembolism Research Group at Brigham and Women's Hospital in Boston. The Committee includes cardiovascular surgeons, cardiologists, hematologists, pharmacologists and pathologists from a diverse sampling of various universities and clinical sites. The Committee has developed a guidance document for the investigator sites to assist in the anticoagulation management of DeBakey VAD patients.

The occurrence of adverse events during a clinical trial, whether expected or unexpected, can have an impact on the enrollment rate in a clinical trial, particularly at individual sites where such adverse events are noted. For example, during the feasibility portion of MicroMed's BTT study, the perception by certain clinicians of increased incidences of thrombus resulted in a temporary reduction in the rate of patient enrollment early in that study. MicroMed solicited the collective assistance and advice of several prominent cardiovascular physicians, cardiologists and hematologists to develop an anticoagulation protocol aimed at reducing the rate of thrombus in patients with the test device. The introduction of this anticoagulation protocol had an advantageous impact on the rate of thrombus and the rate of enrollment has increased. As with any medical device in a clinical trial, MicroMed is constantly evaluating potential modifications to the product during the clinical trial in an effort to improve product performance and clinical outcomes.

The incidence rate of thrombus, as well as other adverse events noted during MicroMed's European clinical trial, were within acceptable levels for MicroMed to receive the CE Mark for the DeBakey VAD in April 2001 by TUV Product Services of Munich.

End-Organ Function. One key way to evaluate the effectiveness of a VAD is to monitor the device's ability to restore or improve end-organ function. Restoration of end-organ function is an important component of left ventricular assistance. With adequate ventricular support, organ perfusion generally improves and allows organ function previously limited by heart failure to return to normal.

Measurement of end-organ function is one of the best methods to determine the efficacy of DeBakey VAD performance. An evaluation of pump flow or even pump flow normalized to body index does not necessarily indicate whether the tissues are receiving adequate circulation of oxygenated blood; the measures of end-organ function described are indicative of whether or not a specific organ has the blood supply it needs to operate properly.

Therefore, MicroMed typically evaluates a patient's pump performance or flow output in terms of whether or not he or she is sufficiently supporting the working organs of the body, i.e., the liver, kidneys, etc. End-organ function is typically monitored by following the function of the kidney and liver systems.

The following table illustrates the parameters measured and the changes expected with ventricular support such as that provided by a DeBakey VAD.

Parameter          Organ System     With Heart Failure          With VAD
--------------------------------------------------------------------------------
Creatinine             Kidney          Increased         Decreases toward normal

BUN                    Kidney          Increased         Decreases toward normal

Total Bilirubin        Liver           Increased         Decreases toward normal

SGOT                   Liver           Increased         Decreases toward normal

SGPT

Many patients who enrolled in MicroMed's European and U.S. clinical trials of the DeBakey VAD experienced end-organ dysfunction (i.e., elevated laboratory values) prior to VAD implantation. After implant, the patients, on average, either maintained or improved their end-organ function. This was noted from improvement in Blood Urea Nitrogen and Creatinine measures in patients after implant (36.8 and 1.2, respectively) compared to patients pre-implant (45.2 and 1.5, respectively). MicroMed believes these results are comparable to currently marketed VADs.

RESEARCH AND DEVELOPMENT

DEBAKEY VAD

The initial development of the DeBakey VAD began with the collaboration of NASA and Dr. DeBakey's and Dr. Noon's research team at Baylor College of Medicine. NASA first became involved in the development of the DeBakey VAD through the struggle for life of a Johnson Space Center engineer, David Saucier. Following a severe heart attack and triple bypass surgery, a team of doctors led by Drs. DeBakey and Noon performed a heart transplant on Mr. Saucier. Six months later, Mr. Saucier returned to the Johnson Space Center with the desire to apply spacecraft technology to help people with heart disease. Based on the foundation of NASA's technology and engineering along with personnel from Baylor College of Medicine, joint design and development of the DeBakey VAD began in 1988.

NASA's Ames Research Center assisted MicroMed in the design and development of the DeBakey VAD by using its Cray supercomputers to model blood flow using computational fluid dynamics ("CFD"). The use of CFD enabled NASA to extensively test different variations of each component of the DeBakey VAD pump, to optimize performance of each component, minimizing the potential for hemolysis and thrombosis. NASA's Johnson Space Center engineers, using their extensive computer-aided design and computer-aided manufacturing capabilities, together with Baylor College of Medicine engineers developed the complex milling machine computer codes that helped ensure precise manufacturing tolerances and repeatability of the manufacturing process for the DeBakey VAD.

In July 1996, after MicroMed obtained the license from NASA for the technology, MicroMed became involved directly in the research and development of the DeBakey VAD. MicroMed conducted testing, research and development activities related to the DeBakey VAD through separate sponsored research agreements with Baylor College of Medicine, the University of Utah Artificial Heart Laboratory, the University of Vienna and Texas A&M University.

In addition, MicroMed subcontracted with Hi-tronics Designs, Inc. and Plexus Technology Group (formerly SeaMED Inc.) to develop the ancillary support systems for the DeBakey VAD. Hi-tronics, located in Budd Lake, New Jersey, developed the DeBakey VAD Controller. Hi-tronics is an ISO 9001 certified electronics design and manufacturing company with extensive experience in developing and manufacturing cardiac implantable devices. Plexus, located in Redmond, Washington, developed the DeBakey VAD Data Acquisition System. Plexus has substantial experience with medical device requirements and is ISO 9001 certified. Hi-tronics and Plexus also provided MicroMed with documentation and validation of the DeBakey VAD Controller and Data Acquisition System that have accompanied its international and FDA regulatory applications.

Over the past few years, MicroMed has added several engineers to its Engineering and Development staff to supervise and coordinate the activities of its subcontractors and to facilitate development of the DeBakey VAD and future-generation products. In addition, MicroMed continues to conduct contract research and development activities with the University of Vienna and other universities involved in its clinical trials.

REGULATORY

The DeBakey VAD has received CE Mark approval for commercialization in Europe for bridge-to-transplant, destination therapy and pediatric use. With respect to manufacturing, MicroMed received ISO 9001 and ISO 13485 certification in September 1999 and have been recertified each year since with no non-conformities (most recently in October 2004). MicroMed received additional CE Mark approval for destination therapy and pediatric use in the second quarter of 2004.

In the U.S., MicroMed is currently involved in two FDA approved clinical trials, one for bridge-to-heart transplant indication and the other for destination therapy indication.

Under the U.S. BTT indication trial, MicroMed implanted 49 patients as of December 31, 2004 (29 under the pilot and feasibility phases and 20 under the current protocol). The timing of approval will depend on the results from MicroMed's trial and, among other things, whether the FDA allows MicroMed to use European study data, as well as data from its feasibility clinical trial. Timing is also dependent on the rate of patient enrollment.

MicroMed's DT clinical pivotal trial ("DELTA") is approved by the FDA and three patients have been enrolled as of December 31, 2004. The DELTA trial will be randomized 2:1 to the DT approved HeartMate XV of Thoratec (R) . MicroMed will use up to 40 CMS approved sites. The majority of the DELTA sites will be the same as its bridge-to-transplant clinical trial sites. These hospitals currently implant the majority of LVADs thus reducing orientation and training.

In MicroMed's DT trial, Dr. Eric A. Rose is the Principal Investigator ("PI"). Dr. Rose is the Morris and Rose Milstein/Johnson and Johnson Professor, Chairman, Department of Surgery and Surgeon-in-Chief for the Columbia Presbyterian Medical Center, New York, and was PI for the successful Thoratec
(R) HeartMate REMATCH destination therapy trial that now has FDA PMA approval, the first and only FDA approval to date of the use of VADs for this long-term patient indication.

MicroMed plans to make product enhancements to the DeBakey VAD system from time to time. Product enhancements require supplemental filings with and further approval from regulatory authorities.

MANUFACTURING

MicroMed operates a 22,000 square foot leased facility located in Houston, Texas, where it manufactures the DeBakey VAD. MicroMed believes this facility can accommodate its anticipated manufacturing demand for the DeBakey VAD for at least the next few years. In November 1999, MicroMed received notice that the facility had fulfilled the applicable requirements and was certified as compliant under ISO 9001, ISO 13485 and European Council Directive 90/385/EEC (Active Implantable Medical Device Directive). These certifications have been confirmed each year since then after annual audits by TUV Product Services of Munich, Germany (the Notified Body). The facility has a Class 10,000 clean room where final assembly and testing of the DeBakey VAD are performed. In late 2003, MicroMed underwent and passed a Good Manufacturing Practice ("GMP") inspection by FDA in anticipation of the approval of our HDE for pediatric use. MicroMed has the equipment and technical capability to manufacture most of the parts and components for the DeBakey VAD in this facility. MicroMed purchased several other parts and components from various third-party suppliers, including some parts that it has the equipment and technical ability to manufacture but cannot produce in the quantities needed to satisfy MicroMed's requirements. For the critical components being manufactured by third parties, all of these third-party vendors are certified as ISO 9001 and/or ISO 13485. MicroMed also dispatched its own quality assurance auditors to review its subcontractors' facilities and manufacturing processes. In addition, MicroMed conducted a thorough critical inspection of all incoming parts received from third-party vendors. Some components are manufactured by sole source third-party vendors. MicroMed believes that, in the event of the loss of any of the sole source suppliers, the services and/or material being provided to it through that supplier could be acquired from alternative suppliers or manufactured in MicroMed's facility.

A company that intends to sell a product like the DeBakey VAD in the countries of the European Economic Area must obtain a CE Mark. The CE Mark indicates compliance with European regulatory, quality assurance and legal mandates. To support MicroMed's CE Mark, its manufacturing facility is certified to ISO 13485 and European Council Directive 90/385/EEC (Active Implantable Medical Device Directive), which was received in November 1999, and has been reconfirmed each year thereafter by annual audits by TUV Product Services of Munich, Germany, with no nonconformities noted in any of these audits.

In the U.S., medical devices are regulated by the FDA. On October 7, 1996, the FDA published its "final rule" for medical devices, incorporating past GMP requirements into a new regulation, Quality System Requirements, which became effective June 1, 1997. MicroMed's regulatory staff is working closely with its employees and subcontractors to ensure strict compliance with these regulations, including design controls and reproducible manufacturing of devices. MicroMed passed a PMA inspection for its HDE application for pediatric indications.

SUPPLIERS

MicroMed relies on third-party suppliers to provide key materials and components of the DeBakey VAD system, some of which are single source suppliers. Three of the key suppliers MicroMed relies on are Plexus, Hi-Tronics Designs and Micropaq Corporation, which made up 27%, 19% and 14% of MicroMed's purchases for the year ended December 31, 2004, respectively. Starting in 2005, MicroMed will begin assembling in-house the Clinical Data Acquisition System that was previously assembled by Plexus. MicroMed has not identified additional sources to supplement its purchases from Hi-Tronics and Micropaq. In the event that MicroMed is unable to replace a shortfall in supply, its revenue could be negatively impacted in the short term.

U.S. MARKETING AND DIRECT SALES EFFORT

The market for heart transplants is highly concentrated. A limited number of cardiac surgeons and cardiologists influence medical device selection and purchase decisions for a large portion of the target cardiac patient population. Because of the high concentration of heart transplant sites, MicroMed anticipates that it will be able to generate sufficient demand for the DeBakey VAD through a relatively small direct marketing team, including members of senior management, and through introductions provided by clinicians who participated in its clinical trials. The market adoption and commercial success of the DeBakey VAD will require acceptance by cardiologists and cardiac surgeons. The Principal Investigators (who are generally cardiovascular surgeons) and the Co-Principal Investigators (who are generally cardiologists) are critical to the clinical trial and future commercial success. Initial acceptance will depend primarily on the demonstrated safety and effectiveness of the DeBakey VAD system in clinical trials. The reliability and other advantages of specific VADs will need to be introduced to both referring cardiologists as well as cardiovascular surgeons who make the decisions on the type of device to be implanted. Peer reviewed publications and surgeon awareness through presentations at seminars and conventions are primary platforms. MicroMed believes pricing will also play a significant role in VAD selection at transplant centers.

For marketing and sales of the recently approved DeBakey VAD Child product, MicroMed is focused on the top 12 pediatric centers in the U.S. MicroMed will use a small, direct technical sales team to support these sites. MicroMed plans to expand this team upon receipt of PMA in the U.S. for bridge-to-transport and destination therapy indications.

Although there are 160 heart transplant centers in the U.S., only about 25% of these centers perform the majority of transplants. The market for VADs is site-specific in the U.S., as well as in other countries. There are approximately 70 U.S. hospitals approved for reimbursement from the Center for Medicare/Medicaid Services ("CMS") for use of VADs. MicroMed expects that approximately one-half of these hospitals will account for 85% of the destination therapy patients. The cardiologists at these sites maintain heart failure patients with traditional medical (drug) therapy. As the patient moves beyond the benefit of drugs, the alternative is a heart transplant, death or mechanical support.

EUROPEAN BUSINESS AND DISTRIBUTION NETWORK

There are approximately 125 VAD implant sites in Europe, which MicroMed believes establishes a solid market for commercialization of the DeBakey VAD in Europe. MicroMed's plan is to penetrate key, high-volume VAD implant centers where competitors VADs are presently implanted through the use of distributors in certain markets and direct sales in others. The DeBakey VAD is attached to the heart in a manner similar to other currently marketed VADs, which should make adoption of the DeBakey VAD easier at these sites. These sites have experienced surgical teams familiar with mechanical support implant procedures as well as with post-operative care. Use of the DeBakey VAD at key European centers where competitors VADs currently are implanted will provide exposure for and highlight the significant advantages that the DeBakey VAD has over other currently marketed VADs. MicroMed will try to stimulate referrals to cardiothoracic surgeons by educating cardiologists about the success of DeBakey VAD implants.

MicroMed has distributors engaged in the European markets of Germany, UK, Italy, France, Norway, Sweden, Holland, Turkey, Austria, Switzerland and Greece and in Singapore. MicroMed currently has two directly employed technicians for its operations in Europe. MicroMed plans to add more distributors and technical support personnel as it expands the number of its European and Asian implant sites.

INTELLECTUAL PROPERTY

The pump technology used in the DeBakey VAD is protected by a patent issued to NASA in 1996. In 1996, MicroMed signed a patent license agreement with NASA to be the exclusive licensee to this technology in the U.S. for use in cardiovascular applications. Separate agreements with Baylor College of Medicine and NASA give MicroMed the exclusive right to the continuation of the VAD technology modifications. MicroMed has incorporated these modifications through a continuation-in-part patent application, filed in December 1996 and issued in September 1999. MicroMed also made foreign patent application filings covering the technology in December 1996, which have been issued in certain foreign jurisdictions. MicroMed has obtained an additional patent covering unique features of an external controller and data acquisition system, and a patent for a proprietary pulsatile loop system. MicroMed has filed five patents related to suction detection and physiologic algorithms. In addition, MicroMed has received a registered trademark for the use of the name "DeBakey VAD" for which Dr. DeBakey has granted us rights in perpetuity. Dr. DeBakey also entered into a Confidentiality and Intellectual Property Assignment Agreement with us in March 1999 as part of further efforts to commercialize the DeBakey VAD. In this agreement, Dr. DeBakey agreed to assist MicroMed in its efforts to successfully commercialize the DeBakey VAD. Dr. DeBakey also agreed to assign to MicroMed all rights in any intellectual property that he creates, solely or jointly with others that is directly or indirectly related to the DeBakey VAD, including any related surgical procedures or surgical tools or any ancillary components developed during the duration of the agreement. This agreement has a duration of 10 years. Dr. DeBakey and MicroMed may extend this agreement for additional one-year periods by mutual written agreement.

In connection with obtaining its patent license agreement with NASA, MicroMed signed a sublicense agreement with Nimbus, a predecessor entity to an entity that entered into a merger with Thoratec Corporation, for several of the 49 claims in the original NASA patent granted in 1996. The sublicense agreement, which expired in December 2002, required Nimbus to pay to NASA and to MicroMed certain royalties based on net sales in the event any of the NASA patent claims granted under the sublicense agreement was used in its products.

MicroMed will pay royalties under the agreements with NASA and Baylor of 2.8% of net sales of the DeBakey VAD worldwide until U.S. PMA is achieved; afterwards, the royalties only apply to U.S. sales.

In connection with MicroMed's prior financings, three separate patent law firms have issued non-infringement opinions concerning its intellectual property base.

The following table describes patents licensed or granted to MicroMed by number and includes information relating to the date the patent was filed, the date it was granted and the date of its expiration.

      Number                         Patent Name                        Filed Date      Grant Date      Expires
--------------------------------------------------------------------------------------------------------------------
 1   5,527,159  Rotary Blood Pump (licensed from NASA)                  11/10/1993      6/18/1996     11/10/2013
--------------------------------------------------------------------------------------------------------------------
 2   5,678,306  Method for reducing pumping damage to blood              5/26/1995      10/21/1997     5/26/2015
                (licensed from NASA)
--------------------------------------------------------------------------------------------------------------------
 3   5,947,892  Rotary Blood Pump (licensed from NASA)                  12/13/1996       9/7/1999     12/13/2016
--------------------------------------------------------------------------------------------------------------------
 4   5,957,672  Blood Pump Bearing System (licensed from NASA)           6/17/1996      9/28/1999      6/17/2016
--------------------------------------------------------------------------------------------------------------------
 5   6,058,958  Pulsatile Flow System and Method                         11/5/1998       5/9/2000      11/5/2018
--------------------------------------------------------------------------------------------------------------------
 6   6,183,412  Implantable Pump System                                  10/2/1998       2/6/2001      10/2/2018
--------------------------------------------------------------------------------------------------------------------
 7   6,605,032  Implantable Pump System                                  2/5/2001       8/12/2003      2/5/2021
--------------------------------------------------------------------------------------------------------------------
 8   6,652,447  Method of Controlling an Implantable Pump System         2/5/2001       11/25/2003     2/5/2021
--------------------------------------------------------------------------------------------------------------------

Patents identified as 1, 3 and 4 are licensed from NASA and are the foundation of the DeBakey VAD. The protection of rights and continued licensing of these patents are material to MicroMed's business. Patents identified as 6, 7 and 8 are owned by MicroMed and are the foundation of the VAD's controller and data acquisition system. The protection of rights of these patents is material to MicroMed's business. The features claimed in patents identified as 2 (licensed from NASA) and 5 (owned by MicroMed) are not used in MicroMed's clinical product and loss of the ability to use the features claimed in these patents should not prohibit MicroMed's ability to sell the product. The earliest of any patent to expire is 2013.

COMPETITION

MicroMed faces competition from companies that develop, manufacture and market cardiac assist therapy products and technology. MicroMed also competes with universities and other research institutions in the development of cardiac assist and therapy technologies. Many of MicroMed's competitors have greater technical and financial resources. Some of these competitors have currently marketed cardiac assist products as well as cardiac assist products and technologies under development.

There are three basic categories of VADs: pulsatile, axial flow and centrifugal. These devices are differentiated by the mechanical methodologies used to pump blood.

      o Pulsatile. All of the FDA approved devices in the U.S. are positive displacement or "pulsatile" devices. These larger sized devices were designed to mimic the pulsatile function of the native heart, utilizing chambers and valves and require exchanging air via large percutaneous conduits.

      o Axial Flow. Axial flow devices like the DeBakey VAD represent a new generation of miniaturized heart pumps. Axial flow pumps move blood along a straight flow path utilizing a pumping mechanism that enables system pulsation due to the native heart's action. This system is similar in concept to the Archimedes screw, originally used to pump water in ancient times. These next-generation pumps are typically much smaller and operate much more quietly than pulsatile pumps and do not require valves or air exchange. There are several companies developing axial flow pumps, including Thoratec, the market leader in pulsatile pumps.

      o Centrifugal Pumps. Centrifugal pumps operate by rotating rapidly on a central axis, thereby forcing the blood away from the center of the pump into an external conduit. There are several companies developing centrifugal pumps, which are generally smaller in size than pulsatile pumps but somewhat larger than axial flow pumps. Proponents of centrifugal pumps claim an advantage over axial flow pumps due to the lack of mechanical bearings, which they claim will cause the axial flow pumps to wear out more quickly. MicroMed believes the long-term durability of the DeBakey VAD has been proven in third-party bench testing and through the thorough examination of each of the DeBakey VAD pumps that have been explanted from patients during its clinical trial, none of which showed any indication of significant bearing wear. In addition, the durability of the magnetic bearings and required electrical controllers has not been clinically demonstrated.

Both axial flow and centrifugal pumps initially move blood in a continuous flow pattern, as opposed to pulsatile flow generated by the positive displacement devices. Blood flow from both axial flow and centrifugal pumps is pulsatile due to the contractility of the native heart. Although the DeBakey VAD is a continuous flow pump, in almost all cases the patients have exhibited pulsatile blood flow within a few weeks of implantation. Pulsatile blood flow begins to occur as the native heart begins to recover. As the native heart regains its ability to contract, the pulsing of the ventricle creates pulsatility through the pump. The stronger the heart becomes, the greater the pulsatility.

In addition, as a result of several laboratory tests and the available clinical data, clinicians believe there is no apparent physiological or neurological effect on having continuous, less-pulsatile blood flow versus pulsatile blood flow.

CURRENTLY MARKETED VADS

Principal competitors of the DeBakey VAD that have currently marketed VADs in the U.S. include Thoratec Corporation (HeartMate) and World Heart (Novacor). The HeartMate device has received FDA approval for bridge-to-transplant and as destination therapy (Novacor has only been approved for bridge-to-transplant in the U.S.). Both of these FDA approved VADs are large, pulsatile devices. Competitors with devices that have been approved in Europe include Thoratec (HeartMate), World Heart (Novacor) and Berlin Heart (InCor), an axial flow device.

In addition to other currently marketed VADs, MicroMed expects to face competition from the technology and devices under development, including products being developed by Thoratec and World Heart. Additionally, MicroMed is aware of implantable ventricular assist devices being developed by Arrow International, Jarvik Heart, Terumo Corporation, and Ventracor in Australia.

Several companies involved in the pacemaker industry (such as Medtronic, Guidant and others) are testing the therapeutic benefits of using pacemaker technology to provide biventricular pacing. Current studies suggest that biventricular pacing can improve some patients' functional status, especially those earlier stage patients (NYHA Class II & III) with dysynchrony and wide QRS complexes, conditions that affect about a third of all congestive heart failure patients. However, their role in end-stage heart failure appears to be minimal, if any. These studies are continuing.

There are other therapies attempting to address the congestive heart failure market, including "cuff" and "pin" technologies that attempt to contain and prevent dilation of the ventricle, and surgical procedures, such as ventricular reduction, which attempt to remodel the ventricle by removing a portion of the dilated ventricle.

REIMBURSEMENT

In the U.S., healthcare expenditures are primarily financed by private health insurance and by Medicare. Medicare and many private insurance companies presently cover the cost of VADs used for the bridge-to-transplant and destination therapy indications.

Medicare is a national health insurance coverage available for persons 65 years of age and older. The Center for Medicare/Medicaid Services ("CMS") is charged with the responsibility of administering Medicare, including making coverage decisions. CMS has now issued national coverage guidelines for coverage of VADs for both the bridge-to-transplant and the destination therapy indications. Destination therapy reimbursement was approved in October 2003, at which time CMS also increased the base level of reimbursement from approximately $55,000 to approximately $70,000. CMS has approved higher reimbursement levels for fiscal year 2005 under DRG 103 (heart transplantation), which raised the base level of reimbursement to approximately $96,000 (the average total reimbursement at this new level is $135,000). CMS has confirmed that the DeBakey VAD is eligible for Medicare reimbursement at the increased reimbursement level.

In Europe (as in the U.S.) healthcare expenditures are primarily financed by public institutions (similar to the Medicare and Medicaid systems in the U.S.) and private insurance. Most of the hospitals where MicroMed will be focusing its efforts are major public hospitals and teaching institutions. The majority of these hospitals operate on a global budget that is established annually. In most cases, the hospitals are allowed to purchase any medical device that has the CE Mark.

GOVERNMENT REGULATION

U.S. REGULATIONS

The research and development, manufacturing, marketing and distribution of the DeBakey VAD and related accessories in the U.S. are subject to regulation by numerous authorities, including the FDA, and corresponding state agencies. MicroMed must comply with the Federal Food, Drug, and Cosmetic Act and the regulations promulgated under the Act administered by the FDA. The DeBakey VAD is a Class III medical device and requires a PMA from the FDA prior to its marketing or commercial sale in the U.S. Securing FDA clearances and approvals will require submission of clinical data and supporting information to the FDA. MicroMed has already passed a PMA inspection by the FDA as part of the approval of its HDE for pediatric use.

Before MicroMed commenced clinical trials to support the PMA, it had to present sufficient safety and performance data from preclinical studies to support an IDE allowing clinical trials to begin. MicroMed had to design and perform laboratory and animal tests that are sufficient to support the safety and performance of the DeBakey VAD, as determined by the FDA.

MicroMed also must comply with other regulations administered by the FDA including the Quality Systems Regulation, Good Clinical Practices and Good Laboratory Practice regulations. These regulations require that MicroMed follow certain prescribed testing, quality control, storage and documentation procedures. The FDA monitors compliance with applicable regulatory requirements through periodic site inspections. MicroMed passed an FDA biomonitoring audit with no nonconformities for its U.S. feasibility trial.

FOREIGN REGULATIONS

MicroMed is marketing the DeBakey VAD in international markets. A number of risks are inherent in international transactions. Sales of products outside of the U.S. are subject to foreign regulatory requirements governing, among other things, product testing and licensing standards, manufacturing processes, pricing and reimbursement levels that may vary widely from country to country. Regulations governing requirements for approvals or clearances to market, the time required for regulatory review and sanctions imposed for violations also vary from country to country. The time required to obtain clearance from a foreign country may be longer or shorter than that required by the FDA or other such agencies, and other regulatory requirements may differ.

Prior to commercial sale of medical devices in the countries of the European Union, MicroMed was required to receive a CE Mark certification, an international symbol of quality and compliance with applicable European community medical device directives. In order to receive and continue CE Mark certification, MicroMed must comply with the Essential Requirements of the Medical Devices Directive, which primarily relates to safety and performance, and to undergo conformity assessment certification by a Notified Body in order to qualify for CE Mark approval. MicroMed passed a quality assessment audit of its manufacturing facility in September 1999 that was required in order to file for CE Mark approval and has maintained that certification each year thereafter as being in compliance with ISO 13485 and Council Directive 90/385/EEC (European Active Implantable Medical Device Directive) with no nonconformities.

EMPLOYEES

As of March 31, 2005, MicroMed employed 55 full-time employees and consultants, of which 16 worked in manufacturing, 15 in regulatory, clinical affairs and quality assurance, 6 in engineering and product development, 10 in marketing, sales and customer support and 8 in administration. None of MicroMed's employees are covered by a collective bargaining agreement.

FACILITIES

MicroMed's executive offices, product development and manufacturing operations are located in Houston, Texas, in a leased facility consisting of approximately 22,000 square feet. The lease for its offices expires on May 31, 2007; however, MicroMed can cancel the lease within 30 days of each anniversary without further obligation.

LEGAL PROCEEDINGS

On June 23, 2004, MicroMed filed suit in the United States District Court for the Southern District of Texas, Houston Division, against Thoratec Corporation, claiming that Thoratec was exercising monopoly power against MicroMed by providing the Thoratec HeartMate II VAD to clinical trial sites for free, including sites where MicroMed already had established relationships. MicroMed management believed this to represent predatory pricing under the antitrust statutes and intentional interference with business relationships. The suit sought damages and injunctive relief. Thoratec submitted a Memorandum of Law on October 4, 2004 to the court in this matter in which they stated that the requested injunction was unnecessary, "because Thoratec is no longer giving away its Heartmate II continuous-flow VADs, having completed the fifteen-device `pilot study' phase of its clinical trial, and therefore there is no conduct to enjoin." While the court docket still reflects the suit as active, MicroMed plans to imminently file a motion to dismiss the action without prejudice, which counsel to Thoratec has indicated is acceptable. MicroMed is not a party to any other material legal proceedings.

                                  RISK FACTORS

Any investment in the Company's common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this Current Report on Form 8-K before deciding whether to purchase the Company's common stock. The Company's business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. The trading price of the Company's common stock could decline due to any of these risks, and an investor may lose all or part of his investment. Some of these factors have affected the Company's financial condition and operating results in the past or are currently affecting the Company. This Current Report on Form 8-K also contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by the Company described below and elsewhere in this Current Report on Form 8-K. With respect to this discussion, the terms "MicroMed," and the "Company" refer to MicroMed Cardiovascular, Inc. and its wholly-owned subsidiary MicroMed Technology, Inc.

RISKS RELATED TO BUSINESS

MICROMED TECHNOLOGY HAS INCURRED SIGNIFICANT OPERATING LOSSES SINCE INCEPTION AND EXPECTS TO CONTINUE TO INCUR LOSSES, AND THE COMPANY CANNOT ASSURE YOU THAT IT WILL ACHIEVE PROFITABILITY.

MicroMed Technology has not generated significant revenues from commercial sales in international markets and from reimbursements from its U.S. clinical trials. Since the MicroMed Technology's formation in 1995, it has incurred substantial costs from research and product development efforts, preclinical and clinical studies and general and administrative expenditures. The Company expects that its expenses will increase as a result of increased clinical testing and regulatory compliance costs. MicroMed Technology has incurred net losses every year since its inception and had an accumulated deficit of approximately $76 million as of March 31, 2005. The Company expects to continue to incur losses over the next several years, and the amount of future losses is uncertain. The Company's ability to generate revenue and become profitable will depend on obtaining regulatory approvals in the U.S. and achieving market acceptance for the DeBakey VAD. Sales of the DeBakey VAD in the U.S. cannot begin until the Company receives necessary regulatory approvals. The Company may never obtain necessary regulatory approval, generate significant revenues from commercial sales or achieve profitability.

If the Company's revenues fail to grow at a pace rapid enough to offset planned increases in expenses, or if the Company is unable to curb its losses and achieve profitability, its future prospects could be harmed.

MICROMED TECHNOLOGY HAS INCURRED SIGNIFICANT OPERATING LOSSES SINCE ITS INCEPTION IN OCTOBER 1995 THAT RAISE DOUBTS ABOUT ITS ABILITY TO CONTINUE AS A GOING CONCERN, AND IF THE COMPANY DOES NOT ACHIEVE PROFITABILITY YOU MAY LOSE YOUR ENTIRE INVESTMENT.

MicroMed Technology began selling the DeBakey VAD System in Europe and select international markets in April 2001 and has yet to demonstrate that it can generate sufficient sales to become profitable. MicroMed Technology has incurred significant net losses since its inception in October 1995, including a net loss available to common stockholders of $14.2 million for the year ended December 31, 2004 and $4.0 million for the three months ended March 31, 2005. As of March 31, 2005, MicroMed Technology had an accumulated deficit of approximately $76 million. The Company expects to continue to incur operating losses at least through 2007. Further, the Company expects operating expenses to increase as it seeks U.S. regulatory clearance for the DeBakey VAD, build a technical support organization for product introduction and market development, continue engineering and development projects, and increase administrative activities to support the Company's planned growth. The extent of the Company's future operating losses and the timing of its profitability are highly uncertain, and the Company may never generate sufficient revenues to achieve or sustain profitability.

Based upon funds available to MicroMed Technology at December 31, 2004, its independent auditors expressed doubt about its ability to continue as a going concern if it is unable to raise additional funds. If revenues fail to grow at a pace rapid enough to offset planned increases in the Company's expenses or if the Company is unable to curb its losses and achieve profitability, the value of your investment may be lost.

MICROMED'S SUCCESS DEPENDS ENTIRELY ON THE DEBAKEY VAD.

MicroMed depends entirely on the DeBakey VAD and related accessories for its success. The DeBakey VAD will require regulatory approval before it can be marketed in the U.S. MicroMed has not sold significant numbers of products in international markets or in the U.S. and it cannot assure you that its efforts will be successful or that the DeBakey VAD will be safe or effective, approved by regulatory authorities or successfully marketed. Because the DeBakey VAD is MicroMed's primary product focus, its inability to obtain the necessary regulatory approvals or to market and commercialize the DeBakey VAD successfully would materially affect its ability to achieve significant revenue and would make it likely that MicroMed would not achieve profitability.

IF THE DEBAKEY VAD IS NOT ACCEPTED BY THE MEDICAL COMMUNITY MICROMED WILL NOT ACHIEVE SIGNIFICANT REVENUES AND WILL NOT BE PROFITABLE.

The commercial success of the DeBakey VAD depends on its acceptance by cardiologists and cardiac surgeons. Such acceptance will depend on clinical trial results and the conclusion by these physicians that the DeBakey VAD is safe, cost-effective and an acceptable method of treatment. MicroMed cannot assure you that the DeBakey VAD will provide benefits considered adequate by providers of cardiovascular treatments or that a sufficient number of providers will use the DeBakey VAD for it to achieve commercial success. Even if MicroMed establishes the safety and effectiveness of the DeBakey VAD, physicians may elect not to use it for a number of reasons, including:

      o Adverse medical effects suffered by patients implanted with the DeBakey VAD during clinical trials or after commercialization, even if unrelated to the DeBakey VAD;

      o     lack of experience with the DeBakey VAD;

      o the perceived increased risk of patient complications associated with VADs generally;

      o perceived liability risks generally associated with the use of new medical products; and

      o adverse publicity regarding the DeBakey VAD, truthful or false, or favorable publicity regarding a competing VAD or medical alternative that could adversely affect acceptance of the DeBakey VAD by the medical community.

THE MAINTENANCE OF EXISTING AND THE ESTABLISHMENT OF ADDITIONAL RELATIONSHIPS WITH CARDIAC SURGEONS AND CARDIOLOGISTS IS NECESSARY FOR MICROMED TO ACHIEVE SIGNIFICANT RESPONSES.

A limited number of cardiac surgeons and cardiologists influence medical device selection and purchase decisions for a large portion of MicroMed's target cardiac patient population. MicroMed has developed working relationships with cardiac surgeons and cardiologists at a number of leading medical centers in connection with the development of the DeBakey VAD. In addition, surgical teams at several leading foreign medical centers have performed clinical trials to support the Company's applications for CE Mark regulatory approval. If MicroMed fails to maintain existing relationships and arrangements or establish new relationships with these and other physicians and medical centers in support of the DeBakey VAD, MicroMed will not achieve significant revenues and will not be profitable.

THE DEBAKEY VAD WILL LIKELY HAVE A LONG AND VARIABLE SALES AND DEPLOYMENT CYCLE, WHICH MAY CAUSE ITS REVENUE AND OPERATING RESULTS TO FLUCTUATE SIGNIFICANTLY FROM QUARTER-TO-QUARTER.

MicroMed expects that the DeBakey VAD will have a lengthy sales cycle and MicroMed may incur substantial sales and marketing expenses and expend significant effort without making significant sales. Even after making a decision to purchase the DeBakey VAD, MicroMed expects that customers may deploy products slowly. For example, MicroMed expects that the length of time between initial contact with cardiac surgeons and the potential purchase of the DeBakey VAD will generally be between nine and 18 months. In addition, the cardiac centers that buy the majority of MicroMed's products are usually led by cardiac surgeons who are heavily recruited by competing centers or by centers looking to increase their profiles. When one of these surgeons moves between centers, MicroMed may experience a temporary but significant reduction in purchases by the departed center while it replaces its lead surgeon. As a result, it will be difficult for MicroMed to predict the quarter in which its customers may purchase the DeBakey VAD and MicroMed's revenue and operating results may vary significantly from quarter to quarter, which increases the risk of an operating loss for MicroMed for any given quarter.

FUTURE CHANGES IN TECHNOLOGY COULD RENDER THE DEBAKEY VAD OBSOLETE OR UNCOMPETITIVE.
The field of technology relating to cardiac assistance and therapy and the medical device industry has undergone rapid and significant technological development. MicroMed expects that the technology associated with cardiac assist devices will continue to develop rapidly, and its success will depend in large part on its ability to establish a competitive position with respect to this technology. Additionally, new surgical procedures and medications could develop that replace or reduce the importance of the function we are developing the DeBakey VAD to perform. Third parties may succeed in developing or marketing technologies and products that are more effective than the DeBakey VAD or that would render the DeBakey VAD obsolete or uncompetitive before MicroMed recovers any or all of its research, development and commercialization expenses.

MICROMED MAY BE UNABLE TO COMPETE SUCCESSFULLY WITH ITS COMPETITORS.
MicroMed faces competition from companies that develop, manufacture and market cardiac assist and therapy products and technology. MicroMed also competes with universities and other research institutions in the development of cardiac assist and therapy technologies. Many of MicroMed's competitors have greater technical and financial resources than we do. Some of these competitors have currently available and marketed cardiac assist products, as well as cardiac assist products and technologies under development. For example, other companies are currently developing axial flow and centrifugal VADs that, if successfully commercialized, could compete with the DeBakey VAD.

MicroMed's ability to compete successfully is based on numerous factors, including:

      o the performance, effectiveness and size of the DeBakey VAD relative to competing products;

      o the relative speed with which it is able to bring the DeBakey VAD to market in its target markets;

      o     the cost-effectiveness of the DeBakey VAD; and

      o     the ease of use of the DeBakey VAD.

If MicroMed is unable to distinguish the DeBakey VAD from competing products, or if competing products reach the market first, MicroMed may be unable to compete successfully with current or future competitors. This would cause its revenues to decline and affect its ability to achieve profitability.

MICROMED'S CLINICAL TRIALS MAY PROVE UNSUCCESSFUL OR LEAD TO SIGNIFICANT SETBACKS IN OBTAINING NECESSARY REGULATORY APPROVALS.

In order to obtain regulatory approvals for commercial sale of the DeBakey VAD, MicroMed must demonstrate through clinical trials that the DeBakey VAD is safe and performs as intended. MicroMed must demonstrate that the DeBakey VAD, which was designed to provide increased blood flow to patients who suffer from end-stage heart failure, can operate effectively and reliably within a patient for an extended period of time.

MicroMed commenced clinical trials for the DeBakey VAD in Europe in November 1998 and in the U.S. in June 2000. During its clinical trials, patients have died or suffered other adverse medical effects, including adverse effects commonly associated with VAD use generally. For example, during MicroMed's European and U.S. clinical trials, there have been instances of thrombus formation (blood clots) in the DeBakey VAD which required therapeutic intervention and/or caused serious adverse effects. Adverse medical effects may continue to occur in future clinical trials. Patient deaths and other adverse effects, even if unrelated to the DeBakey VAD, could adversely affect MicroMed's clinical trial results and thus its ability to secure required regulatory approval. The DeBakey VAD will require further trials in the U.S. before obtaining or applying for regulatory approval for marketing and may require further clinical trials in Europe for product enhancements.

Clinical trials may identify significant technical or other obstacles to be overcome prior to obtaining necessary regulatory or reimbursement approvals. A number of companies have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The overall results of our bridge to transplant ("BTT") trial to date have resulted in lower than expected survival to transplant percentages. The Company now believes that it is likely that it will not meet the performance goal survival rate for the patients in this trial. This is likely to substantially increase the time required to obtain FDA approval and the time when the Company would expect to generate revenues from commercial sales of the DeBakey VAD. The Company has only enrolled 8 patients to date in its Destination Therapy trial and believes that it needs to redesign the structure of the trial to accommodate a shorter PMA pathway. Under the current design of its Destination Therapy trial (360 patients on a 2:1 randomization against the HeartMate XVE), the Company originally anticipated completing enrollment between late 2008 to late 2010, which it believed would result in PMA approval between early 2010 to early 2012. The Company is presently in discussions with its clinical consultants to develop the specific new clinical trial parameters and protocols for the Destination Therapy trial which it intends to request from the FDA. However, there is no assurance that the Company will be able to convince the FDA to accept these changes. The Company, or regulatory authorities, may suspend or terminate clinical trials at any time.

MicroMed also may encounter unexpected delays, expenses, technical problems or other difficulties related to development, manufacturing and marketing of the DeBakey VAD that could result in the abandonment or substantial change in the design, development and commercialization of the DeBakey VAD. MicroMed's failure or inability to address such problems adequately or timely would have a material adverse effect on its ability to commercially market its products. Although MicroMed has received CE Mark approval for the bridge-to-transplant ("BTT"), destination therapy ("DT") and pediatric indications and has received U.S. regulatory approval to commercialize the DeBakey VAD for pediatric indications pursuant to a humanitarian device exemption ("HDE"), it cannot assure you as to when its U.S. clinical trials will be completed or that it will obtain required U.S. regulatory approvals or other non-U.S. regulatory approvals for the DeBakey VAD and any product enhancements when expected or at all.

MICROMED MAY NOT OBTAIN OR MAINTAIN REGULATORY CLEARANCES OR APPROVALS REQUIRED FOR MARKETING AND COMMERCIALLY SELLING THE DEBAKEY VAD IN THE U.S. AND SUCH FAILURE OR DELAY IN OBTAINING OR MAINTAINING SUCH CLEARANCES OR APPROVALS COULD ADVERSELY AFFECT ITS BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The research and development, manufacturing, marketing and distribution of the DeBakey VAD system in the U.S. is subject to regulation by numerous authorities, including the Food and Drug Administration ("FDA"). MicroMed must comply with the Federal Food, Drug, and Cosmetic Act and the regulations promulgated under the Act, administered by the FDA. Prior to marketing or commercial sale in the U.S., MicroMed must obtain a Pre-Market Approval ("PMA") for the DeBakey VAD from the FDA. The process of obtaining this approval is lengthy, expensive and uncertain. Securing FDA clearances and approvals will require submission of clinical data and supporting information to the FDA. Product clearances and approvals can be withdrawn for failure to comply with regulatory requirements or on the occurrence of unforeseen problems following initial marketing. MicroMed also must comply with regulations administered by the FDA including the Quality Systems Requirements and Good Laboratory Practice regulations. These regulations require MicroMed to follow certain prescribed testing, quality, control, storage and documentation procedures. The FDA monitors compliance with applicable regulatory requirements through periodic site inspections.

MicroMed cannot assure you that it will be able to obtain necessary regulatory clearances or approvals on a timely basis, if at all, and delays in receipt or failure to receive such clearances or approvals, the loss of previously received clearances or approvals, or failure to comply with existing or future regulatory requirements could have a material adverse effect on MicroMed's business, prospects, financial condition and results of operations. Moreover, regulatory clearances or approvals for the DeBakey VAD, even if granted, may include significant limitations on the uses for which the product may be marketed. In addition, certain material changes to approved medical devices are subject to FDA review and approval. MicroMed cannot assure you that it will be able to maintain compliance with all regulatory requirements. Changes in existing laws, regulations or policies and the adoption of new laws, regulations or policies could prevent MicroMed from, or could affect the timing of, achieving compliance with regulatory requirements, including current and future regulatory clearances or approvals, where necessary.

MICROMED MAY BE UNABLE TO OBTAIN OR MAINTAIN NECESSARY CLEARANCES OR APPROVALS REQUIRED FOR THE INTERNATIONAL COMMERCIALIZATION OF THE DEBAKEY VAD IN CERTAIN COUNTRIES, WHICH COULD ADVERSELY AFFECT ITS BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

MicroMed intends to market the DeBakey VAD in international markets as well as domestically. A number of risks are inherent in international transactions. Sales of products outside of the U.S. are subject to foreign regulatory requirements governing, among other things, product approval, product testing and licensing standards, manufacturing processes, pricing and reimbursement levels that may vary widely from country to country. Regulations governing requirements for approvals or clearance to market, the time required for regulatory review and sanctions imposed for violations also vary from country to country. The time required to obtain clearance from a foreign country may be longer or shorter than that required by the FDA or other such agencies, and other regulatory requirements may differ.

Prior to commercial sale of medical devices in the countries of the European Union, MicroMed was required to receive a CE Mark certification, an international symbol of quality and compliance with applicable European community medical device directives. In particular, MicroMed must comply with the Essential Requirements of the Medical Devices Directive, which primarily relate to safety and performance, and to undergo conformity assessment certification by a Notified Body in order to qualify for CE Mark approval.

In Europe, MicroMed is also subject to the Active Implantable Medical Device Directive, which regulates quality medical device manufacturing. In addition, the Company must meet the technical standards established by the International Organization for Standardization ("ISO"). ISO 9000 is a series of international standards on quality management and assurance. ISO 13485 is the medical version of ISO 9001, which incorporates all quality elements, including design.

Although MicroMed has received CE Mark approval for the bridge-to-transplant, destination therapy and pediatric indications, it cannot assure you that it will obtain or maintain regulatory approvals or clearances in countries of the European Union or other foreign countries or that MicroMed will not have to incur significant costs in obtaining or maintaining foreign regulatory approvals or clearances. In addition, if existing regulations are changed or modified, MicroMed cannot assure you that it will be able to comply with any such changes or modifications or that such changes or modifications will not result in significant costs in order to comply with such changes or modifications. Delays in receipt of approvals or clearances to market the DeBakey VAD in international countries, failure to receive such approvals or clearances or the future loss of previously received approvals or clearances could have a material adverse effect on MicroMed's business, prospects, financial condition and results of operations. International sales also may be limited or disrupted by political instability, failure to receive adequate reimbursement, price controls, trade restrictions and the impositions of or changes in tariffs, any of which could have a material adverse effect on its business, prospects, financial condition and results of operations. Collection of receivables from some foreign countries can be problematic. MicroMed cannot assure you that it will be able to successfully commercialize the DeBakey VAD in any international market.

IF MICROMED IS UNABLE TO OBTAIN REGULATORY APPROVAL FOR MARKETING THE DEBAKEY VAD FOR OTHER INDICATIONS, OR FOR PRODUCT ENHANCEMENTS TO THE DEBAKEY VAD, ITS GROWTH PROSPECTS WILL BE LIMITED.

Even though MicroMed has received CE Mark approval for the bridge-to-transplant, destination therapy and pediatric indications, and even if it receives a PMA from the FDA for such indications and it is successful in marketing the DeBakey VAD for such indications, MicroMed may be unable to expand its business as intended to address these markets. MicroMed has not received, and may never receive, regulatory approval for other indications such as bridge-to-recovery. Additional regulatory approvals will be required for MicroMed to conduct clinical trials to support the use of our DeBakey VAD and to commercialize the DeBakey VAD for such other indications. If MicroMed is unsuccessful in completing the required clinical trials and obtaining the necessary regulatory approvals to market the DeBakey VAD for expanded uses, its growth prospects will be limited. Even if MicroMed obtains the necessary regulatory approvals for other indications, it may fail to gain market acceptance for the DeBakey VAD for such other indications.

MicroMed plans to make product enhancements to the DeBakey VAD system from time to time. Product enhancements require supplemental filings with and further approval from regulatory authorities, and may require additional clinical trials. The process of obtaining regulatory approval for a product enhancement may take a long period of time, and MicroMed cannot assure you that it ultimately will obtain approval for any product enhancement.

THE DEBAKEY VAD MAY NOT RECEIVE APPROVAL FOR REIMBURSEMENT BY GOVERNMENTS AND OTHER THIRD-PARTY PAYORS.

Sales of the DeBakey VAD will depend largely on the availability of adequate reimbursement from third-party payors such as governments and private insurers. Healthcare providers that purchase medical devices for treatment of their patients generally rely on third-party payors to reimburse all or part of the costs associated with treatment. Medical devices incorporating new technologies, such as the DeBakey VAD, are closely examined by governments and private insurers to determine whether the device and associated medical procedures will be covered for reimbursement, and, if so, the level of reimbursement that will apply.

Government and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of therapeutic products and by refusing in some cases to provide any coverage for uses of approved products for indications other than those for which their respective regulatory agencies (e.g., the FDA) have granted marketing approval. MicroMed cannot predict whether reimbursement for the DeBakey VAD will be sufficient from third-party payors to adequately compensate hospitals for DeBakey VAD implants. Failure to obtain such adequate reimbursement could influence selection of the DeBakey VAD for treatment and could have a material adverse effect on MicroMed's business, financial condition and results of operations.

MICROMED IS THE SOLE MANUFACTURER OF THE DEBAKEY VAD AND HAS ONLY ONE MANUFACTURING FACILITY, THE LOSS OF WHICH WOULD HARM MICROMED'S REVENUES AND DAMAGE ITS BUSINESS.

MicroMed currently produces the DeBakey VAD in its manufacturing facility located in Houston, Texas, which is the sole source for production of the DeBakey VAD. A natural disaster or other event that resulted in the destruction or loss of part or all of the manufacturing facility or a work stoppage or other employee issues that interrupted or stopped DeBakey VAD production would significantly harm MicroMed's business and operations. Although Micromed believes other manufacturing facilities could manufacture the DeBakey VAD in compliance with the FDA's Quality System Regulation, MicroMed may not be able to find an alternate facility that could meet production requirements on short notice. Even if MicroMed finds an alternate facility, production costs likely would increase, particularly if MicroMed needs the DeBakey VAD produced on short notice.

MICROMED DEPENDS ON SUPPLIERS TO PROVIDE KEY MATERIALS AND COMPONENTS OF THE DEBAKEY VAD, AND ANY CHANGE IN MICROMED'S RELATIONSHIP WITH ITS SUPPLIERS COULD PREVENT MICROMED FROM DELIVERING THE DEBAKEY VAD IN A TIMELY MANNER, REDUCING ITS FUTURE REVENUES OR INCREASING ITS COSTS.

MicroMed relies on third-party suppliers to provide key materials and components of the DeBakey VAD system, some of which are single source suppliers. MicroMed's reliance on these third-party suppliers subjects it to other risks that could harm its business, including:

      o suppliers could encounter manufacturing problems due to a variety of reasons, including failure to follow specific protocols and procedures, failure to comply with applicable regulations, including the FDA's Quality System Regulation, equipment malfunction and environmental factors;

      o suppliers often manufacture medical or other devices for a range of customers, and fluctuations in demand for the products those suppliers make for others may affect their ability to deliver components to us in a timely manner;

      o suppliers may encounter financial hardships unrelated to MicroMed's demand for products, which could inhibit their ability to fulfill our orders and meet delivery requirements;

      o the suppliers may make errors in manufacturing materials and components that could negatively affect the efficacy or safety of the DeBakey VAD or cause delays in its shipment;

      o MicroMed may not be able to obtain adequate inventories of the materials and components it needs in a timely manner or on commercially reasonable terms; and

      o MicroMed may have difficulty locating and qualifying alternative suppliers for these products.


MICROMED'S ABILITY TO PROTECT ITS INTELLECTUAL PROPERTY
RIGHTS INVOLVES MANY COMPLEXITIES AND UNCERTAINTIES; COMMERCIALIZATION OF THE DEBAKEY VAD COULD GIVE RISE TO CLAIMS THAT ITS TECHNOLOGY INFRINGES ON THE RIGHTS OF OTHERS.

MicroMed's business depends significantly on its proprietary technology. MicroMed relies on a combination of patents, trademarks and confidentiality agreements and other contractual provisions to establish, maintain and protect its proprietary rights, all of which afford only limited protection. MicroMed's success will depend to a significant extent on its ability to obtain and maintain patent and trademark protection for the DeBakey VAD and related technologies, to preserve trade secrets and to operate without infringing the proprietary rights of others.

MicroMed cannot assure you that it will obtain additional patents or that issued patents will provide substantial protection against competitors with similar technology or be of commercial benefit to MicroMed. The issuance of a patent is not conclusive as to its validity or enforceability, nor does it provide the patent holder with freedom to operate without infringing the patent rights of others.

The medical device industry is characterized by a large number of patents and by frequent and substantial intellectual property litigation. A patent could be challenged by litigation and, if the outcome of such litigation were adverse to the patent holder, competitors might be free to use the subject matter covered by the patent, or the patent holder might license the technology to others in settlement of such litigation. The invalidation of key patents owned by or licensed to MicroMed or nonapproval of pending patent applications could create increased competition, with potentially material adverse effects on MicroMed and its business.

MicroMed is potentially subject to claims and litigation from third parties claiming that MicroMed's products or processes infringe their patent or other proprietary rights. If any such actions are successful, in addition to any potential liability for damages, MicroMed could be required to obtain a license in order to continue to manufacture, use or sell the affected product or process. Litigation, which could result in substantial cost to MicroMed, also may be necessary to enforce its patent and proprietary rights and/or to determine the scope and validity of the patents or proprietary rights of others. Any intellectual property litigation would be costly and could divert the efforts and attention of MicroMed's management and technical personnel, which could have a material adverse effect on its business, financial condition and results of operations. MicroMed cannot assure you that infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not prevent MicroMed from selling its products or materially and adversely affect its business, financial condition and results of operations. If any such claims are asserted against it, it may seek to enter into a royalty or licensing arrangement. MicroMed cannot assure you that a license will be available on commercially reasonable terms, or at all.

MicroMed also relies on unpatented trade secrets, and no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to its trade secrets or disclose such technology, or that MicroMed can meaningfully protect its right to unpatented trade secrets.

IF THE RIGHTS TO TECHNOLOGY THAT MICROMED HAS LICENSED TERMINATE, ITS COMMERCIALIZATION EFFORTS COULD BE DELAYED OR FAIL.

Fundamental elements of the DeBakey VAD technology have been licensed from NASA and Baylor College of Medicine. MicroMed has worldwide rights to that technology, but these exclusive rights will terminate on the expiration of the licensed patent relating to the technology or final abandonment of any pending patent application. The licensed patent relating to the technology does not expire before 2013. Additionally, MicroMed's exclusive rights may be terminated if it breaches the terms of the license agreements and fails to cure the breach.

Termination of MicroMed's agreements with NASA or Baylor College of Medicine could delay or suspend MicroMed's overall commercialization efforts. The failure to maintain the right to license such technology could require MicroMed to cease providing products or services using such licensed technology and, therefore, would likely result in loss of revenue for its business.

MICROMED MAY BE SUBJECT TO CLAIMS OF TRADEMARK INFRINGEMENT, WHICH MAY HARM ITS BUSINESS.

MicroMed may be subject to legal proceedings alleging claims of trademark infringement in the future. MicroMed has recently become aware that other parties are utilizing the "Micromed" mark, or other marks that incorporate the letters "Micromed," and those parties may have rights to such mark that are superior to those of MicroMed. In this event, MicroMed may be required to stop using the name in particular markets or to obtain a license from these parties to use it in such markets. If MicroMed must rebrand, it may result in significant marketing expenses and additional management time and resources, which may adversely affect its business.

PRODUCT LIABILITY CLAIMS IN EXCESS OF MICROMED'S INSURANCE COVERAGE COULD ADVERSELY AFFECT ITS BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The research, development and commercialization of medical devices entails significant product liability risks. The use of the DeBakey VAD in clinical trials and its commercial sale may expose MicroMed to liability claims. These claims might be made directly by consumers, healthcare providers or persons selling the device. MicroMed currently maintains product liability insurance in an aggregate amount of $20 million; however, MicroMed cannot assure you that it will be able to maintain such insurance on acceptable terms or that such insurance will be sufficient to protect it against potential claims or that insurance will be available in the future in amounts sufficient to protect it. A product liability claim, product recall or other claim, as well as any claims for uninsured liabilities or in excess of insured liabilities, could result in substantial costs to MicroMed, divert management attention from its operations and generate adverse publicity. This could harm MicroMed's reputation, result in a decline in revenues and increase expenses.

MICROMED MAY BE UNABLE TO SCALE ITS OPERATIONS SUCCESSFULLY.

MicroMed's plan is to grow rapidly. Its growth will place significant demands on MicroMed's management and manufacturing capacity, as well as its financial, administrative and other resources. MicroMed cannot guarantee that any of the systems, procedures and controls it puts in place will be adequate to support the commercialization of the DeBakey VAD or other operations. MicroMed's operating results will depend substantially on the ability of its officers and key employees to manage changing business conditions and to implement and improve its financial, administrative and other resources. If MicroMed is unable to respond to and manage changing business conditions, or the scale of its products, services and operations, then the quality of its services, its ability to retain key personnel and its business could be harmed.

MICROMED DEPENDS ON CERTAIN KEY EXECUTIVE PERSONNEL AND OTHER KEY SCIENTIFIC AND MANAGERIAL PERSONNEL FOR ITS SUCCESS, THE LOSS OF WHOM COULD ADVERSELY AFFECT ITS BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

MicroMed's success depends on the continued availability and contributions of members of its scientific and senior management teams and other key personnel. The loss of services of any of these persons could delay or reduce MicroMed's product development and commercialization efforts. Furthermore, recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to MicroMed's success. The loss of members of MicroMed's management team, key clinical advisors or scientific personnel, or its inability to attract or retain other qualified personnel or advisors, could significant weaken its management, harm its ability to compete effectively and harm its business.

MICROMED'S FUTURE CAPITAL NEEDS ARE UNCERTAIN. THE COMPANY WILL NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE AND THESE FUNDS MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS OR AT ALL.

MicroMed Technology completed the Private Placement, including the conversion of approximately $4.5 million of convertible notes issued in connection with the 2004 and 2005 Bridge Loans, prior to the closing of the Merger. Thus, the Company believes that it will have sufficient cash and cash equivalents to meet projected operating requirements for at least the through the end of 2005. The Company cannot be certain that additional capital will be available on favorable terms, or at all. Any subsequent equity financing could result in dilution to your share holdings. If adequate funds are unavailable, MicroMed may be required to scale back or discontinue its product development program or clinical trials, or obtain funds through strategic alliances that may require MicroMed to relinquish rights to certain of its technologies. Refer also to Item 5.01 under "MICROMED'S OPERATIONS - Management's Discussion and Analysis of the Company's Financial Condition and Results of Operations - Liquidity and Capital Resources."

MICROMED'S NON-U.S. SALES PRESENT SPECIAL RISKS.

During the years ended December 31, 2004 and 2003, sales originating outside the U.S. and U.S. export sales accounted for approximately 29% and 30%, respectively, of MicroMed Technology's total revenues. MicroMed anticipates that sales outside the U.S. will continue to account for a significant percentage of its product sales and the Company intends to continue to expand its presence in international markets. Non-U.S. sales are subject to a number of special risks. For example:

      o     products may be sold a lower price outside the United States;

      o     competitors provide products for no charge during clinical trials;

      o     sales agreements may be difficult to enforce;

      o receivables may be difficult to collect through a foreign country's legal system;

      o     foreign customers may have longer payment cycles;

      o foreign countries may impose additional withholding taxes or otherwise tax foreign income, impose tariffs or adopt other restrictions on foreign trade;

      o     U.S. export licenses may be difficult to obtain;

      o intellectual property rights may be more difficult to enforce in foreign countries;

      o terrorist activity may interrupt distribution channels or adversely impact customers or employees; and

      o fluctuations in exchange rates may affect product demand and adversely affect the profitability, in U.S. dollars, of products sold in foreign markets where payments are made in local currencies.

Any of these events could harm MicroMed's operations or operating results.

COMPLIANCE WITH CHANGING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE WILL RESULT IN ADDITIONAL EXPENSES.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new Securities and Exchange Commission regulations, are creating uncertainty for public companies. Following the Merger, the Company's management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

RISKS RELATED TO CAPITAL STRUCTURE

THERE IS NO ASSURANCE OF AN ESTABLISHED PUBLIC TRADING MARKET, WHICH WOULD ADVERSELY AFFECT THE ABILITY OF INVESTORS IN THE COMPANY TO SELL THEIR SECURITIES IN THE PUBLIC MARKET.

Although the Company's common stock is listed on the OTC Bulletin Board, a regular trading market for the securities does not yet exist and may not exist or be sustained in the future. The NASD has enacted recent changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD's automated quotation system (the "NASDAQ Stock Market"). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for the Company's common stock will be influenced by a number of factors, including:

      o the issuance of new equity securities pursuant to the Merger, or a future offering;

      o     changes in interest rates;

      o competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

      o     variations in quarterly operating results;

      o     change in financial estimates by securities analysts;

      o the depth and liquidity of the market for the Company's common stock;

      o investor perceptions of the company and the medical device industry generally; and

      o     general economic and other national conditions.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET PRICE OF THE COMPANY'S COMMON STOCK, AS THE FUTURE SALE OF A SUBSTANTIAL AMOUNT OF OUTSTANDING STOCK IN THE PUBLIC MARKETPLACE COULD REDUCE THE PRICE OF THE COMPANY'S COMMON STOCK.

The Company is obligated to file a registration statement with the Securities and Exchange Commission within 30 days from the closing of the Private Placement which covers the subsequent resale by investors of any shares of common stock or shares of common stock underlying warrants purchased in any such offering. Additionally, following the Merger, the former stockholders of Salmon and MicroMed Technology, who received shares of the Company's common stock in the Merger, may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act ("Rule 144"), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of the Company's common stock by creating an excessive supply.

THE COMPANY'S COMMON STOCK COULD BE CONSIDERED A "PENNY STOCK" AND MAY BE DIFFICULT TO SELL.

The Company's common stock may be considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under
Section 15(g) of the Exchange Act. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a "recognized" national exchange; (iii) it is NOT quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or
(iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

Additionally, Section 15(g) of the Exchange Act and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

Potential investors in the Company's common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in
(ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of the Company's common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

FOLLOWING THE MERGER, THE FORMER PRINCIPAL STOCKHOLDERS OF MICROMED HAVE SIGNIFICANT INFLUENCE OVER THE COMPANY.

Charterhouse Group Inc., Oxford Bioscience Partners, SV Life Sciences, Essex Woodlands Health Ventures and Mitsui & Co. Venture Partners, and their respective affiliates, beneficially own, in the aggregate, over 50% of the Company's outstanding voting stock following the Merger. As a result, these former principal stockholders of the MicroMed possess significant influence, giving them the ability, among other things, to elect a majority of the Board of Directors and to approve significant corporate transactions. Such stock ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company.

IF THE COMPANY FAILS TO MAINTAIN EFFECTIVE INTERNAL CONTROLS OVER FINANCIAL REPORTING, THE PRICE OF ITS COMMON STOCK MAY BE ADVERSELY AFFECTED.

The Company's internal control over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock. The Company is required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact the Company's public disclosures regarding our business, financial condition or results of operations. In addition, management's assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in its internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in the Company's internal control over financial reporting, disclosure of management's assessment of its internal controls over financial reporting or disclosure of the Company's public accounting firm's attestation to or report on management's assessment of the Company's internal controls over financial reporting may have an adverse impact on the price of its common stock.

STANDARDS FOR COMPLIANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002 ARE UNCERTAIN, AND IF THE COMPANY FAILS TO COMPLY IN A TIMELY MANNER, ITS BUSINESS COULD BE HARMED AND ITS STOCK PRICE COULD DECLINE.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of the Company's internal control over financial reporting, and attestation of its assessment by the Company's independent registered public accountants. On March 2, 2005, the SEC extended the compliance dates for non-accelerated filers, as defined by the SEC, by one year. Accordingly, the Company believes that this requirement will first apply to its annual report for fiscal 2006. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. The Company may encounter problems or delays in completing activities necessary to make an assessment of its internal control over financial reporting. In addition, the attestation process by the Company's independent registered public accountants is new and the Company may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of its assessment by the Company's independent registered public accountants. If the Company cannot assess its internal control over financial reporting as effective, or its independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

THE COMPANY DOES NOT FORESEE PAYING CASH DIVIDENDS IN THE FORESEEABLE FUTURE. The Company has not paid cash dividends on its stock and does not plan to pay cash dividends on its common stock in the foreseeable future.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some statements in this information statement contain certain "forward-looking" statements. Forward-looking statements are statements that estimate the happening of future events are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as "may," "shall," "could," "expect," "estimate," "anticipate," "predict," "probable," "possible," "should," "continue," or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. The Company's future operating results, however, are impossible to predict and no representation, guarantee, or warranty is to be inferred from those forward-looking statements.

These risks and uncertainties include, without limitation, those described under "Risk Factors" and those detailed from time to time in our filings with the SEC, and include, among others, the following:

      o     The Company's history of operating losses;

      o     Market acceptance of the DeBakey VAD;

      o The uncertainty of FDA and other government regulatory requirements may have a material adverse effect on the Company's ability to commercialize the DeBakey VAD;

      o     The degree and nature of the Company's competition;

      o     The Company's ability to employ and retain qualified employees;

      o     The limited trading market for our common stock; and

      o The other factors referenced in this Form 8-K, including, without limitation, under the section entitled "Risk Factors."

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. The Company cannot guarantee that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.


ITEM 3.02       UNREGISTERED SALES OF EQUITY SECURITIES.

In August 2005, pursuant to the terms of the Merger Agreement by and between Salmon, Merger Sub and MicroMed Technology, each share of MicroMed Technology common stock (an aggregate of 12,960,000 shares) was converted into one share of our common stock. Additionally, warrants and options to purchase 601,882 shares of MicroMed Technology common stock, were assumed by us at the closing of the Merger. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

In August 2005, MicroMed Technology completed a private placement, whereby MicroMed Technology (i) sold 3,753,145 shares of its common stock at a price of $1.33 per share for aggregate proceeds of $4,991,683; and (ii) seven-year warrants, exercisable one year after the date of issuance, to purchase 60% of the common stock purchased by each investor in the Private Placement at a per share exercise price of $1.33 (all investors introduced to MicroMed Technology by Hunter assigned their warrants to Hunter, an aggregate of 1,804,511 warrants). The warrants are redeemable by the Company under certain circumstances at any time after one year from the date of issuance. The Company agreed to file a registration statement covering the securities sold in the Private Placement within 30 days of the closing of the Merger. As partial consideration for services rendered further to the Private Placement, Hunter was issued 300,000 shares of MicroMed Technology's common stock. The shares and warrants were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the investors qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended). All proceeds from the private placement will be used for general corporate purposes.

ITEM 5.01       CHANGES IN CONTROL OF REGISTRANT.

On January 31, 2005, Salmon, along with Merger Sub and certain existing stockholders of Salmon entered into an Agreement and Plan of Merger with MicroMed Technology, pursuant to which Salmon would be acquired by MicroMed Technology in a merger transaction wherein Merger Sub would merge with and into MicroMed Technology, with MicroMed Technology being the surviving corporation.

On August 10, 2005, the Merger closed and MicroMed Technology became a wholly-owned subsidiary of Salmon.

The Merger resulted in a change-of-control by Salmon and its stockholders and the assumption of MicroMed Technology's operations and liabilities. Immediately prior to the Merger, Salmon effectuated a 1-for-3.3528 reverse stock split of its common stock. At the effective time of the Merger:

      o Salmon merged Merger Sub with and into MicroMed Technology and the separate corporate existence of Merger Sub has ceased;

      o Salmon issued shares of its common stock on a one-for-one basis in exchange for 100% of the issued and outstanding shares of common stock MicroMed Technology;

      o Salmon adopted the MicroMed 1997 Stock Option Plan and the MicroMed 2005 Stock Incentive Plan as its own plans;

      o Salmon assumed options and warrants to purchase shares of common stock previously issued by MicroMed on the same terms and conditions;

      o Salmon issued the Escrow Shares into escrow to cover indemnification obligations, if any, of Salmon to MicroMed Technology and its stockholders;

      o Salmon caused 10,010,800 pre-split shares of common stock held by Mr. Smith to be cancelled and extinguished; and

      o In consideration for the aforementioned cancellation of shares, Salmon distributed its assets (and related liabilities) held prior to the Merger to Mr. Smith and certain third parties unaffiliated to Salmon paid Mr. Smith cash consideration of $0.060456 per share, or $605,213. The distribution of assets occurred immediately following the closing of the Merger. The net tangible book value as of November 30, 2004 of the assets and liabilities of the Company distributed to Mr. Smith immediately after the closing of the Merger is a net deficit of $12,172. This sum was not aggregated with the cash consideration he is receiving in exchange for the stock he holds in the Company. As a result, the per share value of the consideration Mr. Smith is receiving is $0.060456 compared to the per share price of $0.098482 to be received by the other stockholders (prior to the Effective Time of the Merger) of the Company.

As a result of the Merger, Salmon became the parent corporation and the stockholders of MicroMed Technology became stockholders of Salmon. Immediately prior to the closing of the Merger, MicroMed Technology had outstanding 17,013,145 shares of common stock, options to purchase 555,822 shares of common stock and warrants to purchase 2,251,887 shares of common stock. Immediately after the closing of the Merger, MicroMed Cardiovascular had 18,513,145 outstanding shares of common stock (excluding the Escrow Shares), options to purchase 555,822 shares of common stock and warrants to purchase 2,251,887 shares of common stock. Based on the number of shares of common stock of MicroMed Cardiovascular outstanding immediately after the closing of the Merger, the stockholders of Salmon before the Merger currently own approximately 8.1% of the Company's issued and outstanding shares of common stock.

After the Merger was concluded, Salmon reincorporated from the State of Nevada to the State of Delaware and changed its corporate name to MicroMed Cardiovascular, Inc.

Following the Merger, Travis E. Baugh, Dallas W. Anderson, Paul M. Frison, James
M. Garvey, Norwick B.H. Goodspeed, Phyllis Haberman, Cornelius T. Ryan and Martin P. Sutter, each of whom are directors of MicroMed, were appointed to the Board of Directors of the Company. In addition, the Company appointed Travis E. Baugh as the Company's President and Chief Executive Officer, Betty Silverstein Russell as Chief Operating Officer and Executive Vice President, Sales and Marketing, Robert J. Benkowski as Senior Vice President, Engineering, and Timothy R. Placek as Senior Vice President, Regulatory Affairs, Clinical Affairs and Quality Systems and Michael A. Rutledge as Vice President, Controller and Corporate Secretary. Pete Smith and Eric Weitzman resigned as officers and directors of the Company immediately after the Effective Time of the Merger.

The transaction contemplated by the Merger Agreement is intended to be a "tax-free" incorporation pursuant to the provisions of Section 351 and 368(a)(i)(A) of the Internal Revenue Code of 1986, as amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT FOLLOWING THE MERGER

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of the estimated closing of the Merger are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Immediately prior to the closing of the Merger, MicroMed Technology had outstanding 17,013,145 shares of common stock, options to purchase 555,822 shares of common stock and warrants to purchase 2,251,887 shares of common stock. Immediately after the closing of the Merger, MicroMed Cardiovascular had 18,513,145 outstanding shares of common stock (excluding the Escrow Shares), options to purchase 555,822 shares of common stock and warrants to purchase 2,251,887 shares of common stock.

The following table sets forth certain information with respect to beneficial ownership of the Company common stock immediately after the closing of the Merger based on 18,513,145 outstanding shares of common stock (excluding the Escrow Shares), by (i) each director, (ii) each executive officer, (iii) all directors and executive officers as a group, and (iv) each person who beneficially owns more than five percent of the Company's common stock. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder's name, subject to community property laws, where applicable. Unless otherwise indicated in the table, the address of each stockholder listed in the table is c/o MicroMed Cardiovascular, Inc., 8965 Interchange Drive, Houston, TX 77054.

                                                                        Number of Shares    Percent of
Title Of Class   Name and Address of Beneficial Owner                  Beneficially Owned      Class
------------------------------------------------------------------------------------------------------
                 DIRECTORS AND EXECUTIVE OFFICERS:

Common Stock     Travis E. Baugh                                               146,236(1)           *
                 President, Chief Executive Officer and Director

Common Stock     Betty Silverstein Russell                                      30,579(2)           *
                 Executive Vice President, Marketing
                 Chief Operating Officer
Common Stock     Robert J. Benkowski                                            25,910(3)           *
                 Senior Vice President, Engineering
Common Stock     Timothy R. Placek                                              19,588(4)           *
                 Senior Vice President, Regulatory Affairs, Clinical
                 Affairs and Quality Systems
Common Stock     Michael A. Rutledge                                             5,000(5)           *
                 Vice President, Controller
Common Stock     Dallas W. Anderson                                              9,345(6)           *
                 Director and Chairman of the Board
Common Stock     Paul M. Frison                                                  4,241(7)           *
                 Director
Common Stock     James M. Garvey                                             1,991,531(8)       10.8%
                 Director
Common Stock     Norwick B.H. Goodspeed                                          4,241(9)           *
                 Director
Common Stock     Phyllis Haberman                                           3,914,474(10)       21.1%
                 Director
Common Stock     Cornelius T. Ryan                                          2,263,557(11)       12.2%
                 Director
Common Stock     Martin P. Sutter                                           2,098,716(12)       11.3%
                 Director
Common Stock     All directors and executive officers                      10,513,152(13)       56.4%
                 as a group (12 persons)

                 FIVE PERCENT STOCKHOLDERS:

Common Stock     Oxford Bioscience Partners and affiliated entities         2,263,557(11)       12.2%
                 222 Berkeley St., Suite 1650
                 Boston, MA 02116
Common Stock     SV Life Sciences                                            1,991,531(8)       10.8%
                 60 State Street, Suite 3650
                 Boston, MA 02109
Common Stock     Charterhouse Equity Partners II, L.P.                      3,914,474(10)       21.1%
                 1105 North Market Street, Suite 1300
                 Wilmington, DE 19899
Common Stock     Essex Woodlands Health Ventures Fund IV, L.P.              2,098,716(12)       11.3%
                 10001 Woodloch Forest Drive
                 The Woodlands, TX 77380
Common Stock     Mitsui & Co. Venture Partners                              2,276,011(14)       12.3%
                 200 Park Avenue
                 New York, NY 10166-0130
Common Stock     Hunter World Markets, Inc.                                 1,085,798(15)        5.9%
                 9300 Wilshire Blvd, Penthouse Suite
                 Beverly Hills, CA 90212
Common Stock     Absolute Return Europe Fund LTD                            1,503,759(16)        8.1%
                 c/o Iron Shore Corporate Services Limited
                 P.O. Box 1234 GT Queensgate House
                 South Church Street, Georgetown
                 Grand Cayman

* Indicates less than 1.0%

(1) Includes options to purchase 30,911 shares of common stock exercisable within 60 days of the closing date of the Merger.

(2) Includes options to purchase 30,579 shares of common stock exercisable within 60 days of the closing of the Merger.

(3) Includes options to purchase 25,426 shares of common stock exercisable within 60 days of the closing of the Merger.

(4) Includes options to purchase 19,588 shares of common stock exercisable within 60 days of the closing of the Merger.

(5) Includes options to purchase 5,000 shares of common stock exercisable within 60 days of the closing of the Merger.

(6) Includes options to purchase 5,401 shares of common stock exercisable within 60 days of the closing of the Merger.

(7) Includes options to purchase 4,241 shares of common stock exercisable within 60 days of the closing of the Merger.

(8) Includes 1,258,769 shares held by Schroder Ventures International Life Sciences Fund LP1, 279,721 shares held by Schroder Ventures International Life Sciences Fund LP2, 443,085 shares held by Schroder Ventures International Life Sciences Fund Trust and 9,956 shares held by Schroder Ventures International Life Sciences Fund Co-Investment Scheme (together, the "Schroder entities"). Schroder Venture Managers Limited ("SVML") is the fund manager for all of the Schroder entities. James Garvey serves on the investment committee of SV Life Sciences Advisors Limited ("SVLSA"), which acts as the fund advisor to SVML. The investment committee of SVML has voting and dispositive power over these shares. Mr. Garvey is also a special limited partner in the Schroder entities. Mr. Garvey disclaims beneficial ownership of the shares held the Schroder entities, except to the extent of his proportionate pecuniary interest therein. Excludes warrants to purchase 73,299 shares of common stock at $1.33 per share exercisable commencing August 10, 2006.

(9) Includes options to purchase 4,241 shares of common stock exercisable within 60 days of the closing of the Merger.

(10) Ms. Haberman is an executive officer of Charterhouse Group, Inc. ("Charterhouse"), the sole stockholder of Charterhouse Equity II, Inc. ("Charterhouse Equity II"). Charterhouse Equity II is the general partner of CHUSA Equity Investors II, L.P. ("CHUSA Equity II"). CHUSA Equity II is the general partner of Charterhouse Equity Partners II, L.P. ("CEP II"). Ms. Haberman disclaims beneficial ownership of the shares beneficially owned by CEPII.

(11) Includes 515,606 shares held by Oxford Bioscience Partners II L.P., 386,074 shares held by Oxford Bioscience Partners (Bermuda) II Limited Partnership, 312,639 shares held by Oxford Bioscience Partners (GS-Adjunct) II L.P., 130,504 shares held by Oxford Bioscience Partners (Adjunct) II L.P., 913,057 shares held by Oxford Bioscience Partners (Annex) II L.P., which includes 72,160 shares of Salmon common stock purchased from Salmon stockholders upon the closing of the Merger. Mr. Ryan, a Director of MicroMed since 2002, is Founding General Partner with Oxford Bioscience Partners, which is the general partner of the foregoing funds. As a general Founding General Partner with Oxford Bioscience Partners, Mr. Ryan may be deemed to share voting and investment powers for the shares held by the foregoing funds. Mr. Ryan disclaims beneficial ownership of the shares held by funds affiliated with Oxford Bioscience Partners except to the extent of his proportionate pecuniary interest therein. Excludes warrants to purchase 33,384 shares of common stock at $1.33 per share exercisable commencing August 10, 2006.

(12) Includes 2,098,716 shares held by Essex Woodlands Health Ventures Fund IV L.P. As Managing Director of Essex Woodlands Health Ventures, Mr. Sutter may be deemed to share voting and investment powers for the shares held by the foregoing fund. Mr. Sutter disclaims beneficial ownership of the shares held by funds affiliated with Essex Woodlands Health Ventures except to the extent of his proportionate pecuniary interest therein. Excludes warrants to purchase 125,008 shares of common stock at $1.33 per share exercisable commencing August 10, 2006.

(13) Includes options to purchase 125,387 shares of common stock exercisable within 60 days of the closing of the Merger. Refer also to footnotes 1-11 above.

(14) Koichi Ando is the Chief Executive Officer of Mitsui & Co. Venture Partners. As the Chief Executive Officer, Mr. Ando may be deemed to have voting and investment power over the shares held by Mitsui & Co. Venture Partners. Mr. Ando disclaims beneficial ownership of the shares held by Mitsui & Co. Venture Partners except to the extent of his pecuniary interest therein. Excludes warrants to purchase 45,113 shares of common stock at $1.33 per share exercisable commencing August 10, 2006.

(15) Todd M. Ficeto is President, Chief Executive Officer, and control person of Hunter World Markets, Inc. and may be deemed to have voting and investment power over the shares held by Hunter World Markets, Inc. Mr. Ficeto disclaims beneficial ownership of the shares held by Hunter World Markets, Inc. except to the extent of his pecuniary interest therein. Excludes warrants to purchase 1,804,511 shares of common stock at $1.33 per share exercisable commencing August 10, 2006.

(16) As Investment Manager and control person of Absolute Return Europe Fund LTD, Florian Homm may be deemed to have voting and investment powers for the shares held by the foregoing funds. Mr. Homm disclaims beneficial ownership of the shares held by foregoing funds except to the extent of his proportionate pecuniary interest therein.

                EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

DIRECTORS AND SENIOR MANAGEMENT FOLLOWING THE MERGER

The following sets forth the name and position of each of the Companys's directors and executive officers immediately after the Effective Time of the Merger.

                                                                                       YEAR FIRST APPOINTED
                                                                                      OFFICER OR DIRECTOR OF
NAME                     AGE   POSITION                                                      MICROMED
----------------------   ---   ----------------------------------------------------   ----------------------
Travis E. Baugh          50    President, Chief Executive Officer, Director                   2005

Betty Silverstein        55    Chief Operating Officer and Executive Vice President
Russell                        Sales and Marketing                                            2002

Robert J. Benkowski      40    Senior Vice President, Engineering                             1996

                         52    Senior Vice President, Regulatory Affairs, Clinical
Timothy R. Placek              Affairs and Quality Systems                                    1998

Michael A. Rutledge      35    Vice President, Controller and Corporate Secretary             2005

Dallas W. Anderson       63    Director and Chairman                                          1995

Paul M. Frison           67    Director                                                       2002

James M. Garvey          57    Director                                                       2004

Norwick B.H. Goodspeed   55    Director                                                       2003

Phyllis Haberman         56    Director                                                       2004

Cornelius T. Ryan        72    Director                                                       2000

Martin P. Sutter         49    Director                                                       2002

TRAVIS E. BAUGH, 50, became MicroMed's President, Chief Executive Officer and a Director in January 2005. Mr. Baugh served as MicroMed's Executive Vice President, Finance and Operations from October 2003 until January 2005 and has served as its Chief Financial Officer since its inception in 1995. From MicroMed's inception to March 2003, Mr. Baugh served as a Director and also served as its Senior Vice President from its inception to October 2003. From 1991 to 1994, Mr. Baugh served as Senior Vice President and Chief Financial Officer of Grasso Corporation, a publicly traded company, where he also directly managed the activities of Medic Systems, a division of Grasso that provided remote paramedical services. Mr. Baugh was previously a Senior Accountant with Arthur Young & Company and is a Certified Public Accountant.

BETTY SILVERSTEIN RUSSELL, 55, joined MicroMed in August 2002 as its Executive Vice President of Marketing and Sales. In January 2005, Ms. Russell also became MicroMed's Chief Operating Officer. From 2001 to 2002, Ms. Russell was Executive Vice President of CardiacAssist, Inc. From January 2000 to 2001, she served as Executive Vice President of Marketing and Sales of Biosense Webster, Inc., a subsidiary of Johnson and Johnson, Inc. From 1988 to 1999, she served as Senior Vice President of Thermo Cardiosystems, Inc. Ms. Russell received her Bachelor of Science in nursing from Georgia State University and her Master of Science in management and administration from Boston University. She is a member of Who's Who in Professional and Executive Women, a contributing author to Biomedical Business International and a member of the guest facility in the Graduate School of Marketing at Boston College.

ROBERT J. BENKOWSKI, 40, joined MicroMed in August 1996 as its Director of Engineering and became its Vice President of Engineering in April 2000. In January 2005, Mr. Benkowski became Senior Vice President of Engineering. Mr. Benkowski's background is in aerospace with an expertise in Computer Aided Design, Manufacturing and Engineering (CAD/CAM/CAE). He worked on the engineering of the B-1, C-17 and the CAD integration of the International Space Station. He began working on the DeBakey VAD project in 1990, first while working at NASA's Johnson Space Center, then at Baylor College of Medicine as a member of Dr. DeBakey's team. He is a co-inventor of the original NASA technology, our continuation-in-part patent, a pulsatile loop patent, a VAD controller patent, four suction detection and physiologic algorithm patent applications and a neonatal blood pump developed for another company. He has received numerous awards for his work in this area including being inducted into the United States Space Foundation's "Space Technology Hall of Fame," the Sezai Innovative Research Award, Olsen-Medforte Clinical Award, and the NASA Commercial Invention of the Year award.

TIMOTHY R. PLACEK, 52, joined MicroMed in March 1998 as its Director of Quality Assurance and, after serving as its Vice President of Quality Systems from February 2001 to December 2002, became its Vice President of Regulatory Affairs and Quality Systems in January 2003. Mr. Placek became Senior Vice President of Regulatory Affairs, Clinical Affairs and Quality Systems in October 2004. From 1997 to 1998, he served as Director of Regulatory Affairs and Quality Assurance for CardioLogic Systems, Inc., a manufacturer of Class III cardiovascular devices, where he coordinated IDE submissions and ISO 9000 and CE certification programs. From 1996 to 1997, he served as Manager of Quality Assurance and Configuration Control at Orthofix, Inc., a manufacturer of Class II and III bone growth stimulators and tissue to bone fixation devices. From 1994 to 1996, he served as Director of Quality Assurance and Regulatory Affairs for Everest & Jennings, Inc., a manufacturer of Class I and II durable medical devices.

MICHAEL A. RUTLEDGE, 35, joined MicroMed in March 2005 as its Vice President, Controller and Secretary. Mr. Rutledge joined Ernst & Young LLP in 1992 and worked there for 13 years in various capacities, most recently as a Senior Manager. Mr. Rutledge is a Certified Public Accountant.

DALLAS W. ANDERSON, 63, has served as a director of MicroMed since 1995. Mr. Anderson served as MicroMed's President and Chief Executive Officer since its inception in 1995 until January 2005. From 1991 to 1994, Mr. Anderson served as President and Chief Executive Officer of Proclosure Inc., a medical device company involved in laser tissue (wound closure) fusion. From 1986 to 1990, he served as President, worldwide of Davis & Geck, medical device products division of American Cyanamid Company. Prior to that, Mr. Anderson worked for Baxter Healthcare as Director of Operations, New Products and with Johnson & Johnson in progressive levels of operations management.

PAUL M. FRISON, 67, has served as a Director of MicroMed since October 2002. Mr. Frison became President and Chief Executive Officer of the Houston Technology Center ("HTC") in January 1999, a business accelerator for Houston-based emerging technology companies. Prior to HTC, Mr. Frison was President and/or CEO of three public companies (LifeMark (1975 - 1984), NYSE; ComputerCraft (1984 -
1986), NASDAQ; and LifeCell (1986 - 1999), NASDAQ), each technology based. He received his BA from Occidental College in Los Angeles, California and currently serves on the Board of Directors of the HTC, The Institute of Research and Rehabilitation ("TIRR"), The Entrepreneurship Institute, The Houston Entrepreneurs Foundation, The Lions Eye Foundation - Houston, Boy Scouts of America - Houston, Texas Council of AEA, Texchange, and the Advisory Council of the University of Houston - College of Technology.

JAMES M. GARVEY, 57, has served as a Director of MicroMed since May 2004. Mr. Garvey joined SV Life Sciences ("SVLS"), a venture capital firm, in May 1995 and is the Chief Executive Officer and Managing General Partner, overseeing its approximately $900 million investment activity. Prior to joining SVLS, he was Managing Director for the Venture Capital Division of Allstate Corporation. He has held several senior management positions in companies with multinational operations including Kendall (Tyco) & Millipore. He was also president of start-ups Allegheny International Medical Technology and National Teledata. Mr. Garvey has served on the boards of private and public companies in the U.S. and Europe including public companies Allscripts Pharmaceuticals, Arris Pharmaceuticals, LaserVision Centers, Orthovita, Shire Pharmaceuticals and Sunrise Assisted Living. Mr. Garvey received a BS degree from Northern Illinois University in 1969.

NORWICK B.H. GOODSPEED, 55, has served as a Director of MicroMed since March 2003. Mr. Goodspeed is President and Chief Executive Officer of FlowCardia, Inc., where he has served since March 2004. From May 2000 to January 2004, he was President and Chief Executive Officer of TransVascular, Inc., an interveritional cardiology company acquired by Medtronic, Inc. in September 2003. From June 1997 to May 2000, he was President and Chief Executive Officer of Ocular Sciences, a publicly traded contact lens manufacturer. Previously, Mr. Goodspeed served as President of McGaw Inc. (a manufacturer of I.V. Solutions and a subsidiary of Ivax ) and President and Chief Executive Officer of Vical, Inc. (a gene therapy company). Earlier in his career, Mr. Goodspeed held executive positions with BOC Healthcare and Baxter. He holds an MBA degree from Stanford University and a BA from Yale University.

PHYLLIS HABERMAN, 56, has served as a Director of MicroMed since July 2004. Since 1998, Ms. Haberman has been a partner at Charterhouse Group, a private equity firm with over $1.3 billion currently under management. Ms. Haberman joined Charterhouse in 1985. Previously, Ms. Haberman held various financial and marketing positions at Celanese Corporation. She holds an MBA degree from Columbia University and a BS from Simmons College.

CORNELIUS T. RYAN, 72, has served as a Director of MicroMed since July 2000. Mr. Ryan is a Founding General Partner with Oxford Bioscience Partners, a venture capital firm. Mr. Ryan has specialized in the healthcare field since 1981, when he co-founded Oxford. Previously, Mr. Ryan was President of AMR International, a private company in publishing and business education. He also served as President of GTE New Venture Corp., a wholly owned subsidiary of General Telephone and Electronics ("GTE"), and Vice President of Corporate Development and Strategic Planning. Previously, he co-founded RCC, a publicly traded computer services and financing company. Earlier, he was a Senior Associate and Technology consultant for Arthur D. Little, where he created a healthcare and medical device information service for Wall Street clients. He is the Founding Chairman of the Healthcare Services/Medical Devices Venture Investors' Group. Mr. Ryan serves on the board of directors of QuadraMed Corporation.

MARTIN P. SUTTER, 49, has served on the Board of Directors of MicroMed since June 2002. Mr. Sutter has over 25 years of management experience in operations, marketing, finance and venture capital. He began his career with Peat Marwick, Mitchell & Co. in 1977 and moved to Mitchell Energy and Development Corp ("MEDC") shortly thereafter, where he held various management positions primarily in MEDC's chemical feedstock business segment. In 1984, he founded and managed The Woodlands Venture Capital company, a wholly-owned subsidiary of MEDC, and the Woodlands Venture Partners, an independent venture capital partnership was formed in 1988. During his tenure with both organizations, he founded and/or played a key role in the financing of a number of successful healthcare companies. Mr. Sutter merged his venture practice with Essex Venture Partners to form Essex Woodlands Health Ventures in 1994. Essex Woodlands Health Ventures is one of the oldest U.S. venture capital partnerships focused solely on healthcare and the life sciences, and has approximately $1 billion in capital under management. He currently serves on the Board of Directors of BioForm Medical, Confluent Surgical, EluSys Therapeutics, LifeCell Corporation (NASDAQ:
"LIFC"), and Rinat Neuroscience.

MEDICAL ADVISORY BOARD

DR. MICHAEL E. DEBAKEY, Chairman, Co-Principal Investigator of the Bridge-to-Transplant trial, is Chancellor Emeritus of Baylor College of Medicine and Director of the DeBakey Heart Center of Baylor and the Methodist Hospital in Houston, Texas. Dr. DeBakey's surgical career has earned him worldwide recognition as a premier surgeon, medical inventor and innovator, a gifted and dedicated medical educator and an international medical statesman. He joined the Baylor College of Medicine faculty in 1948, serving as Chairman of the Department of Surgery until 1993 and as President of the College from 1969 to 1979. Dr. DeBakey is best known for his innovations in treating cardiovascular disease. He was the first to perform successful excision and graft replacement of arterial aneurysms and obstructive lesions and was a pioneer in the development of an artificial heart, having been the first to use a heart pump successfully in a patient. Dr. DeBakey performed the first successful carotid endarterectomy, the first aortocoronary bypass with autogenous saphenous vein graft. He is the recipient of numerous honorary degrees and citations from universities and heads of state around the world, including the Medal of Freedom (the highest honor the President of the United States can bestow on a civilian), the Medal of Science and the Lasker Award (the American equivalent of the Nobel Prize). Dr. DeBakey has published more than 1,300 medical articles and books on various aspects of surgery, medical research and ethics.

DR. GEORGE P. NOON, Co-Principal Investigator, Bridge to Transplant Trial, has been a key member of the DeBakey VAD development team since inception of the project. Dr. Noon is Executive Director, Multi-Organ Transplant Center at Methodist Hospital and Chief, Division of Transplant and Assist Devices/Professor of Surgery at Baylor College of Medicine in Houston. Dr. Noon is a practicing cardiovascular surgeon at Methodist Hospital in Houston, where he has performed countless heart, lung and kidney transplants. He also served as a Principal Investigator for the Novacor LVAS clinical trials and is a recipient of the NASA Space Technology Hall of Fame Award.

DR. ERIC A. ROSE, M.D., Principal Investigator, Destination Therapy Trial, is the Morris and Rose Milstein, Johnson & Johnson Professor of Surgery and Chairman of the Department of Surgery at Columbia University College of Physicians and Surgeons, and Surgeon-in-Chief at the Columbia Presbyterian Medical Center. Dr. Rose has been on the faculty at Columbia since 1982 after receiving his M.D. from and doing his residency training there. He is board certified by the American Board of Thoracic Surgery and the American Board of Surgery. Dr. Rose was the Principal Investigator for the landmark REMATCH trial comparing Destination Therapy with a VAD to optimal Medical Therapy in end stage heart failure patients. His research interests include: novel anticoagulants, vascular biology, mechanical alternatives to transplantation, surgical clinical trials and outcomes research. Dr. Rose holds several patents in the area of blood coagulation including patents for Fibrin Glue, Inhibition of Thrombosis due to extracorporeal circulation, methods for improving stroke outcome and a method of inhibiting clot formation (inactive recombinant meutein). Dr. Rose has received multiple honors over his career and belongs to 15 regional, national and international medical societies. He has been the primary author of two books and has numerous publications in prestigious medical journals. Dr. Rose's clinical experience, expertise in blood surface reactions and widespread recognition will ensure MicroMed's Destination Therapy Trial, known as Destination Evaluation of Long Term Assist ("DELTA"), is one that not only provides data needed for market approval, but also one that has significant scientific impact on the entire VAD community.

FAMILY RELATIONSHIPS

None.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

The following table presents summary information for the years ended December 31, 2004, 2003 and 2002 regarding the compensation of each of MicroMed Technology's five most highly compensated executive officers.

                                                                                       Long-Term Compensation
                                                                                 ----------------------------------
                                               Annual Compensation                       Awards            Payouts
                                  --------------------------------------------   -----------------------   --------
                                                                 Other                        Securities
                                                                 Annual          Restricted   Underling    LTIP       All Other
                                                                 Compensation    Stock        Options/     Payouts    Compensation
Name and Position                 Year   Salary($)   Bonus ($)   ($)(3)          Awards ($)   SARS (#)     ($)        ($)(4)
-------------------------------   ----   ---------   ---------   -------------   ----------   ----------   --------   -------------
Dallas W. Anderson(1)             2004     286,000          --              --           --           --         --           4,295
President and Chief
Executive Officer                 2003     283,885      64,350              --           --           --         --           4,295
                                  2002     262,981      13,750              --           --           --         --           4,295

Travis E. Baugh(1)                2004     192,000          --              --           --           --         --              --
Executive Vice President,
Finance and Operations            2003     182,946      54,600              --           --           --         --              --
                                  2002     192,500      17,500              --           --           --         --              --

Betty Silverstein Russell (2)     2004     200,000          --              --           --           --         --              --
Executive Vice President of
Marketing and Sales               2003     200,000      50,000              --           --           --         --              --
                                  2002      69,231      50,000          20,324           --           --         --              --

Edward R. Teitel (3)              2004     175,000          --              --           --           --         --              --
Senior Vice President and Chief
Medical Officer                   2003     175,000      26,250              --           --           --         --              --
                                  2002      67,308      10,000              --           --                                      --

Robert J. Benkowski               2004     167,212          --              --           --           --         --              --
Vice President of Engineering     2003     166,000      25,000              --           --           --         --              --
                                  2002     159,612      12,731              --           --           --         --              --

Timothy R. Placek                 2004     147,539          --              --           --           --         --              --
Senior Vice President of
Regulatory Affairs, Clinical
Affairs and Quality Systems       2003     137,692      30,000              --           --           --         --              --
                                  2002     122,169      13,822              --           --           --         --              --


(1) On January 20, 2005, Mr. Baugh was elected President and Chief Executive Officer and Mr. Anderson retired.
(2) Ms. Russell joined MicroMed in August 2002. Her base salary for 2002 reflects compensation at an annualized rate of $188,000 for the portion of the year that she was an employee.
(3) Mr. Teitel joined MicroMed in August 2002. His base salary for 2002 reflects compensation at an annualized rate of $165,000 for the portion of the year that he was an employee.
(4) Other compensation during 2004, 2003 and 2002 represents premiums paid by MicroMed for personal life insurance for Mr. Anderson and relocation expenses for Ms. Russell.


OPTION GRANTS IN 2004

There were no option grants in 2004.

AGGREGATED OPTION EXERCISES IN 2004 AND OPTION VALUES AT DECEMBER 31, 2004

The following table presents information about the number and value of the shares of common stock underlying unexercised options that are held by each of the individuals listed in the summary compensation table as of December 31, 2004.

There were no option exercises in 2004 by the individuals listed in the summary compensation table. Amounts shown under the column "Value of Unexercised In-the-Money Options at December 31, 2004" are based on the assumed fair market value of MicroMed Technology common stock on December 31, 2004 of $0.03 per share, without taking into account any taxes that may be payable in connection with the Merger, less the exercise price payable for these shares.

                                                      Number of Securities
                                                     Underlying Unexercised      Value of Unexercised In-
                                                          Options at                The-Money Options at
                                                       December 31, 2004              December 31, 2004
                                                  ---------------------------   ---------------------------
                            Shares
                            Acquired
                            on         Value
                            Exercise   Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
                            --------   --------   -----------   -------------   -----------   -------------
Dallas W. Anderson                --         --     1,405,002         367,045            --              --
Travis E. Baugh                   --         --       563,824         144,995            --              --
Betty Silverstein Russell         --         --       450,000         150,000            --              --
Edward R. Teitel                  --         --       187,500          62,500            --              --
Robert J. Benkowski               --         --       437,500         112,500            --              --
Timothy R. Placek                 --         --       216,250          58,750            --              --


EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

MicroMed Technology is a party to employment agreements with its senior executive officers, including Dallas W. Anderson, Travis E. Baugh, Robert J. Benkowski, Timothy R. Placek, Betty Silverstein Russell and Edward R. Teitel. Mr. Anderson and Mr. Baugh's employment agreements were amended effective March 1, 2000. Mr. Baugh's employment. Mr. Benkowski and Mr. Placek's employment agreements were amended effective March 31, 2000. Mr. Teitel's employment agreement was amended effective August 5, 2002 and Ms. Russell's employment agreement was amended effective August 19, 2002.

As amended, the employment agreements of Dallas W. Anderson and Travis E. Baugh provide that each of Messrs. Anderson and Baugh are entitled to receive a sum equal to their annual salary, payable either in monthly payments or in a lump sum at the election of MicroMed Technology, upon any termination without cause. The same amount would become due to Mr. Anderson or Mr. Baugh, as the case may be, in the event of a change of control of MicroMed, which is defined to include a merger or consolidation, or an agreement to merge or consolidate, a sale, or an agreement to sell, all or substantially all of MicroMed's assets, the dissolution of MicroMed and the breach by MicroMed of any provision of the employment agreement.

On January 20, 2005, Mr. Anderson retired and was granted a severance payment of an aggregate $429,000 to be paid to Mr. Anderson in nine monthly installments of $47,667, the first of which was made in January 2005.

As amended, the employment agreement of Robert J. Benkowski provides that he will be entitled to receive a sum equal to his annual salary, payable in 12 monthly payments, upon any termination without cause. As amended, the employment agreement of Timothy R. Placek provides that he will be entitled to receive a sum equal to one half of his annual salary, payable in six monthly payments, upon any termination without cause. While termination without cause is not defined in the employment agreement of either Mr. Benkowski or Mr. Placek, termination for cause in both employment agreements includes (i) a conviction or guilty plea or plea of nolo contendere to a charge that the employee has committed a crime under any federal, state or local law in the United States,
(ii) employee's gross neglect of the duties of his position, (iii) employee's failure to work exclusively for MicroMed Technology , (iv) willful misconduct,
(v) commission of an act of moral turpitude, dishonesty, theft or unethical business conduct, or conduct that impairs or injures MicroMed Technology , any MicroMed Technology employee or MicroMed Technology's reputation, (vi) disloyalty, including, but not limited to, aiding a competitor, (vii) any material breach of the employment agreement or MicroMed Technology's policies or rules, or (viii) employee's failure to fully and truthfully cooperate in any investigation by MicroMed Technology.

As amended, the employment agreements of each of Betty Silverstein Russell and Edward R. Teitel provide that each are entitled to receive a sum equal to their annual salary, payable in bi-weekly payments, upon any termination without cause. While termination without cause is not defined in the employment agreement of either Ms. Russell or Mr. Teitel, termination for cause in both employment agreements includes (i) a guilty plea or plea of nolo contendere to a charge that the employee has committed a felony under the laws of the United States, (ii) the commission of acts amounting to gross neglect of the employee's duties to the material detriment of MicroMed Technology, or (iii) the material breach of provisions of the employment agreement by the employee relating to his or her employment duties or certain aspects of the required treatment of, or disclosure relating to, the intellectual property of MicroMed Technology. Any of these events is capable of a cure upon proper notice to the employee by MicroMed Technology; however, if a cure is unavailing, the employee may be then terminated by MicroMed Technology for cause.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See "MICROMED'S OPERATIONS - Management's Discussion and Analysis of MicroMed's Financial Condition and Results of Operations - Related Party Transactions" below.


               INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS
                           AND LIMITATION OF LIABILITY

Under Section 145 of the General Corporation Law of the State of Delaware, the Company can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company's certificate of incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company's bylaws provide for the indemnification of its directors to the fullest extent permitted by the Delaware General Corporation Law. The Company's bylaws further provide that its Board of Directors has discretion to indemnify its officers and other employees. The Company is required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the Company's bylaws or otherwise. The Company is not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by its Board of Directors by a majority vote of a quorum of disinterested Board members that
(a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Company or its stockholders and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of its bylaws.

The Company has been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company's directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than the Company's payment of expenses incurred or paid by its director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Company may enter into indemnification agreements with each of its directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require the Company, among other things, to:

      o indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

      o advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

      o     obtain directors' and officers' insurance.

At present, there is no pending litigation or proceeding involving any of the Company's directors, officers or employees in which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.


                      POST-MERGER DESCRIPTION OF SECURITIES

COMMON STOCK

The Company is authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share, of which 18,513,145 are currently issued and outstanding (excluding the Escrow Shares). Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders. Holders of the Company's common stock (i) have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors; (ii) are entitled to share ratably in all of the Company's assets available for distribution upon liquidation, dissolution or winding up; and (iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions. All issued shares of the Company's common stock are fully paid for and non-assessable.

PREFERRED STOCK

The Company is authorized to issue 50,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are currently issued and outstanding. The preferred stock may be issued in one or more series and the Company's Board of Directors, without further approval from its stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.

STOCK OPTIONS AND WARRANTS

In connection with the Merger, the Company assumed options to purchase shares of common stock and warrants to purchase shares of common stock on the same terms and conditions as previously issued by MicroMed Technology. All outstanding options that were assumed by the Company have been issued under the MicroMed 1997 Stock Option Plan or the MicroMed 2005 Stock Incentive Plan. Further to the Merger, the Company assumed the MicroMed 1997 Stock Option Plan and the MicroMed 2005 Stock Incentive Plan as stock option plans of the Company. Immediately after the closing of the Merger, MicroMed Cardiovascular had options to purchase 555,822 shares of common stock and warrants to purchase 2,251,887 shares of common stock.

MARKET PRICE OF THE COMPANY'S COMMON STOCK

The price of the Company's common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. The Company believes that a number of factors, both within and outside its control, could cause the price of the Company's common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of its common stock:

      o The Company's ability to obtain additional financing and, if available, the terms and conditions of the financing;

      o     The Company's financial position and results of operations;

      o Concern as to, or other evidence of, the safety or efficacy of the Company's proposed products and services or its competitors' products and services;

      o Announcements of technological innovations or new products or services by the Company or its competitors;

      o     U.S. and foreign governmental regulatory actions;

      o     The development of litigation against the Company;

      o     Period-to-period fluctuations in the Company's operating results;

      o Changes in estimates of the Company's performance by any securities analysts;

      o     Possible regulatory requirements on the Company's business;

      o     The issuance of new equity securities pursuant to a future offering;

      o     Changes in interest rates;

      o Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

      o     Variations in quarterly operating results;

      o     Change in financial estimates by securities analysts;

      o The depth and liquidity of the market for the Company's common stock;

      o     Investor perceptions of the Company; and

      o     General economic and other national conditions.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS

The Company is subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

      o prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

      o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

      o on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

      o any merger or consolidation involving the corporation and the interested stockholder;

      o any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

      o subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

      o any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

      o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

The Company's certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of the Company, including changes a stockholder might consider favorable. In particular, the Company's certificate of incorporation and bylaws, as applicable, among other things, will:

      o provide the Company's board of directors with the ability to alter its bylaws without stockholder approval;

      o provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

      o provide that vacancies on the Company's board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring the Company, even if doing so would be beneficial to its stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Company's board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of the Company. These provisions are designed to reduce the Company's vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. The Company believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging others from making tender offers for the Company's shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in the Company's management.

                MICROMED TECHNOLOGY AUDITED FINANCIAL STATEMENTS

The audited financial statements of MicroMed Technology for the years ended December 31, 2004 and 2003 and the unaudited three months ended March 31, 2005 and 2004 are attached hereto as Exhibit A. Investors are encouraged to review the financial statements and related notes.

                          SUMMARY FINANCIAL INFORMATION

The following gives a summary of the most recent balance sheet data of Salmon as of November 30, 2004 and 2003 and May 31, 2005 and the statements of operations data of Salmon for the years ended November 30, 2004 and 2003 and the six months ended May 31, 2005 and 2004.

                                                        Six Months   Six Months
                          Year ended     Year ended     ended        ended
                          November 30,   November 30,   May 31,      May 31,
Statement of Operations    2004           2003           2005         2004
-----------------------   ------------   ------------   ----------   ----------
Revenue                   $          0   $          0   $        0   $        0
Net Loss                  $    (26,601)  $    (10,571)  $   (4,079)  $  (11,680)
Net Loss Per Share        $          0   $          0   $        0   $        0

                             November 30,    November 30,    May 31,
Balance Sheet                    2004            2003          2005
--------------------------   ------------    ------------    --------


Total Assets                 $      4,426    $     14,429    $      0
Total Liabilities            $     16,598    $          0    $ 10,000
Total Stockholders' Equity   $    (12,172)   $    (14,429)   $(10,000)


The following gives a summary of the most recent balance sheet data of MicroMed Technology as of December 31, 2004 and 2003 and March 31, 2005 and the statements of operations data of MicroMed Technology for the years ended December 31, 2004 and 2003 and the three months ended March 31, 2005 and 2004.

Statement of Operations                   Year ended              Year ended              Three Months          Three Months
                                         December 31,            December 31,           ended March 31,       ended March 31,
                                             2004                    2003                     2005                  2004
                                        ------------------   ----------------------     -------------------  --------------------
                                                                (Restated)(1)

Revenue                                  $   5,936,188       $          6,701,990       $      1,617,477     $        1,434,542
Net loss                                 $  (8,939,596)      $         (6,155,130)      $     (2,675,654)    $       (2,442,471)
Net loss available to common             $ (14,255,988)      $        (11,445,248)      $     (3,989,754)    $       (3,766,570)
stockholders (2)
Net loss per share available to          $       (2.80)      $              (2.25)      $          (0.78)    $            (0.74)
common stockholders- basic and
diluted


Consolidated Balance Sheet                        December 31,          December 31,                  March 31,
                                                       2004                  2003                        2005
                                                  --------------     --------------------         -------------

Total assets                                      $    6,367,481     $         10,825,755         $    5,617,755
Redeemable convertible preferred stock            $   72,070,894     $         66,764,502         $   73,394,994
Total liabilities                                 $    6,623,799     $          2,195,827         $    8,549,727
Total stockholders' deficit                       $  (72,337,212)    $        (58,134,574)        $  (76,326,966)


(1) The statement of operations of MicroMed Technology for the year ended December 31, 2003 has been restated to reflect preferred stock dividends and accretion as a component of Net loss available to common stockholders. See Note 2 of the MicroMed Technology financial statements.

(2) Net loss available to common stockholders for the years ended December 31, 2004 and 2003 and three-months ended March 31, 2005 and 2004 includes accrued preferred stock dividends and accretion of $5,316,392, $5,290,118, $1,314,100 and $1,324,099, respectively.

This information is only a summary. You should also read the historical information, management's discussion and analysis and related notes of the Company contained in its Annual Report on Form 10-KSB for the year ended November 30, 2004 and its Quarterly Report on Form 10-QSB for the period ended May 31, 2005, as filed with the SEC, which are both incorporated by reference into this document and the historical financial statements, management's discussion and analysis and related notes for the Company contained elsewhere in this document.

The Company is providing financial and other information for informational purposes only. It does not necessarily represent or indicate what the financial position and results of operations of the Company will be now that the Merger is concluded.

                         PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial statements give effect to Merger and is based on the estimates and assumptions set forth herein and in the notes to such statements. The transaction is being treated as a reverse acquisition and a recapitalization. MicroMed Technology is the acquirer for accounting purposes. The pro forma financial data does not purport to be indicative of the results which actually would have been obtained had the acquisition been effected on the dates indicated or the results which may be obtained in the future.

The unaudited pro forma balance sheet information as of March 31, 2005 was derived from the unaudited balance sheet information of MicroMed Technology as of that date and our unaudited balance sheet information as of May 31, 2005. The unaudited pro forma statement of operations information for the twelve months ended December 31, 2004 was derived from the audited statement of operations for MicroMed Technology for the twelve month period then ended and our audited statement of operations information for the twelve month period ended November 30, 2004. Neither we nor MicroMed Technology assumes any responsibility for the accuracy or completeness of the information provided by the other party. The unaudited pro forma statement of operations information for the three months ended March 31, 2005 was derived from the unaudited statement of operations for MicroMed Technology for the three-month period then ended and our unaudited statement of operations information for the six-month period ended May 31, 2005.

The following unaudited pro forma consolidating balance sheet as of March 31, 2005 gives effect to the transaction as if it had occurred on March 31, 2005. The following unaudited pro forma consolidating statement of operations for the year ended December 31, 2004 gives effect to the transaction as if it had occurred on January 1, 2004. The following unaudited pro forma consolidating statement of operations for the three months ended March 31, 2005 gives effect to the transaction as if it had occurred on January 1, 2005.

The pro forma balance sheets and operating data presented are not necessarily indicative of the results that actually would have occurred if the Merger had been completed on the assumed date nor are the statements necessarily indicative of future combined financial position or earnings. The data presented should be read in conjunction with the financial statements of Salmon and MicroMed Technology included herein..

Proforma Balance Sheet (Unaudited)

                                                    MicroMed           Salmon         Pro Forma         Note         MicroMed
                                                 Technology, Inc.    Express, Inc.   Adjustments     Reference   Technology, Inc.
                                                      March 31,         May 31,                                      Pro Forma
                                                       2005              2005                                      Consolidated
                                                   ------------      ------------    ------------    ------------   ------------

Assets
Current assets:
Cash and cash equivalents                          $    211,272      $         --    $         --              1     $   211,272
Accounts receivable                                   1,432,446                --              --                      1,432,446
Inventory                                             3,332,847                --              --                      3,332,847
Prepaids and other assets                               122,482                --              --                        122,482
                                                   ------------      ------------    ------------                    ------------
Total current assets                                  5,099,847                --              --                        5,099,847
Property and equipment, net                             505,632                --              --                          505,632
Other assets                                             13,076                --              --                           13,076
                                                   ------------      ------------    ------------                    ------------
Total assets                                       $  5,617,755                --              --                    $  5,617,755
                                                   ============      ============    ============                    ============
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable                                   $  1,856,021                --              --                    $  1,856,021
Accrued liabilities                                   1,336,237             6,251          (6,251)              1       1,336,237
Notes payable                                           927,945                --              --                         927,945
Current portion of long-term debt                       911,437                --              --                         911,437
Bridge loans with                                     2,505,614            10,000         (10,000)              1              --
stockholders                                                                           (2,505,614)              2
                                                   ------------      ------------    ------------                    ------------
Total current liabilities                             7,537,254            16,251      (2,521,865)                      5,031,640
Long-term debt                                        1,012,473                --              --                       1,012,473
Redeemable convertible preferred stock               73,394,994                --     (73,394,994)              2              --
Stockholders' deficit:
Common stock                                              5,093            15,040           7,057               2          12,150
                                                             --                --         (15,040)              1
Additional paid-in                                           --             9,960      75,893,551               2      75,893,551
capital                                                                                    (9,960)              1
Deficit accumulated during the development stage    (76,332,059)          (41,251)         41,251               1    (76,332,059)
                                                   ------------      ------------    ------------                    ------------
Total stockholders' deficit                         (76,326,966)          (16,251)     75,916,859                       (426,358)
                                                   ------------      ------------    ------------                    ------------
Total liabilities and
stockholders' deficit                              $  5,617,755      $         --    $         --                    $  5,617,755
                                                   ============      ============    ============                    ============


Proforma Consolidating Statement of Operations (Unaudited)

                                                           MicroMed               Salmon
                                                       Technology, Inc.       Express, Inc.                            MicroMed
                                                      ---------------------  ----------------
                                                        For the six           For the six                        Technology, Inc.
                                                         months ended          months ended
                                                          March 31,              May 31,       Pro Forma   Adjustment   Pro Forma
                                                             2005                  2005       Adjustments   Number   Consolidated
                                                          ------------        ------------   ------------  ----------------------

Revenues:
International product sales                               $  1,027,965        $         --   $         --            $  1,027,965
Clinical reimbursements                                      2,236,887                  --             --               2,236,887
                                                          ------------        ------------   ------------            ------------
  Total revenue                                              3,264,852                  --             --               3,264,852
Operating expenses:
Research and development                                     6,229,893                 823                        3     6,230,716
General and administrative                                   1,652,216               3,256                        3     1,655,472
                                                          ------------        ------------   ------------            ------------
  Total operating expenses                                   7,882,109               4,079             --             (7,886,188)
Loss from operations                                        (4,617,251)             (4,079)            --             (4,621,336)
                                                          ------------        ------------   ------------            ------------
Interest income                                                 43,317                  --             --                 43,317
Interest expense                                              (202,598)                 --             --               (202,598)
                                                          ------------        ------------   ------------            ------------
  Net loss                                                  (4,776,538)             (4,079)            --             (4,780,617)
                                                          ------------        ------------   ------------            ------------
Convertible preferred stock dividends and accretion         (2,648,198)                 --     (2,648,198)        2            --
                                                          ------------        ------------   ------------            ------------
Net loss available for common stockholders                $ (7,424,736)       $     (4,079)  $ (2,648,198)           $(4,780,617)
                                                          ============        ============   ============            ============
Basic and diluted net loss available to common
stockholders                                              $      (1.46)                                           3  $     (0.33)
                                                          ============                                               ============
Weighted average common shares outstanding                   5,093,040                                                 14,460,000
                                                          ============                                               ============

                                                       MicroMed          Salmon
                                                    Technology, Inc.   Express, Inc.                               MicroMed
                                                                                                                  Technology,
                                                      For the  twelve months ended                                   Inc.
                                                      December 31,     November 30,    Pro Forma      Note         Pro Forma
                                                         2004              2004       Adjustments   Reference     Consolidated
                                                      -----------      -----------    -----------   -----------   -----------

Revenue:
International product sales                             1,717,477               --             --                   1,717,477
Clinical reimbursements                                 4,218,711               --             --                   4,218,711
                                                      -----------      -----------    -----------                 -----------
 Total revenue                                          5,936,188               --             --                   5,936,188
Operating expenses:
Research and development                               12,263,871           16,304                                 12,280,175
General and administrative                              2,505,185           10,297                                  2,515,482
                                                      -----------      -----------    -----------                 -----------
Total operating expenses                               14,769,056           26,601             --             4    14,795,657
                                                      -----------      -----------    -----------                 -----------
Loss from operations                                   (8,832,868)         (26,601)                                (8,859,469)
 Interest income                                           71,306               --             --                      71,306
 Interest expense                                        (178,034)              --             --                    (178,034)
                                                      -----------      -----------    -----------                 -----------
Net loss                                               (8,939,596)         (26,601)            --                  (8,966,197)
Convertible preferred stock dividends and accretion    (5,316,392)              --     (5,316,392)            2            --
                                                      -----------      -----------    -----------                 -----------
Net loss available to common stockholders             (14,255,988)         (26,601)   $ 5,316,392                  (8,966,197)
                                                      ===========      ===========    ===========                 ===========
Basic and diluted net loss per share available to
common stockholders                                   $     (2.80)                                                $     (0.62)
                                                      ===========                                                 ===========
Weighted average common shares outstanding              5,093,040                                             3    14,460,000
                                                      ===========                                                 ===========


The adjustments related to the unaudited pro forma consolidating balance sheet are computed assuming the acquisition of MicroMed Technology by Salmon was consummated on March 31, 2005. The adjustments related to the unaudited pro forma consolidating statement of operations for the three months ended March 31, 2005 and the year ended December 31, 2004 are computed assuming the acquisition was consummated at January 1, 2005 and January 1, 2004, respectively.

NOTE 1

In connection with the acquisition by Salmon, MicroMed Technology did not assume any assets or liabilities of Salmon and, in connection with the merger, as consideration for the cancellation of shares by Mr. Smith, Salmon will distribute its assets held prior to the Merger to Mr. Smith. Accordingly, Adjustment 1 reflects the distribution of accrued liabilities and notes payable of $16,251 to Mr. Smith. The capital structure of Salmon was converted to the structure of MicroMed.

NOTE 2

Adjustment 2 reflects the recapitalization of Salmon and MicroMed Technology as a result of the Merger, which includes the following adjustments:

      - The effects of the 1-for-3.3528 reverse stock split by Salmon to be effected immediately preceding the Merger;
      -     The cancellation of 10,010,800 shares of common stock held by Mr.
            Smith;
      - The conversion of all MicroMed preferred stock to common stock prior to the Merger;
      - The cancellation of convertible preferred stock dividends and accretion. Amounts by class of redeemable convertible preferred stock cancelled are:

December 31, 2004


     Series A   $  497,199

     Series B   $  909,955
     Series C   $1,744,683
     Series D   $2,164,556
                ----------
                $5,316,392
                ==========

March 31, 2005


     Series A   $  248,600

     Series B   $  454,978

     Series C   $  867,994

     Series D   $1,076,626
                ----------
                $2,648,198

      - The issuance of 12,960,000 shares of common stock to the stockholders of MicroMed Technology in exchange for the issued and outstanding common and preferred stock of MicroMed Technology and upon conversion of the 2004 and 2005 Bridge Loans.

NOTE 3

The following is a reconciliation of MicroMed's weighted average shares outstanding from an historical basis to a pro forma basis at March 31, 2005 and December 31, 2004.

Weighted average common shares outstanding - historical                 5,093,040

Add:
Redeemable convertible preferred stock:
Series A                                                               11,673,820 (a)
Series B                                                               47,924,359 (a)
Series C                                                              111,831,846 (a)
Series D                                                            1,085,774,873 (a)
                                                                   --------------
                                                                    1,262,297,938
Shares issuable upon conversion of 2004 and 2005 Bridge Loan (b)    2,989,653,013
                                                                   --------------
                                                                    4,251,950,951

Deduct:
Affect of reverse stock split (c)                                  (4,238,991,844)
                                                                   --------------
Subtotal                                                               12,960,000
Issuance of shares to existing Salmon stockholders (d)                  1,500,000
                                                                   --------------
Weighted average common shares outstanding - pro forma                 14,460,000
                                                                   --------------

(a) After giving affect to conversion at a ratio of 11.67-for-1, 23.96-for-1, 31.79-for-1 and 236.40-for-1, respectively.

(b) Assumes the utilization of the entire $3.0 million and $1.5 million available under the 2004 and 2005 Bridge Loans, respectively.

(c) Gives affect to the 1-for-328.08 reverse stock split of MicroMed's common stock upon closing of the reverse merger.

(d) Represents the shares issued at the time of the closing of the merger to existing Salmon stockholders.

NOTE 4

MicroMed Technology's results of operations would include an estimated $713,000 of stock compensation expense attributable to 540,000 options, at an exercise price of $0.01, that will be granted at the time of the recapitalization of Salmon and MicroMed Technology to employees and officers of MicroMed, had the Merger taken place on January 1, 2004 or January 1, 2005.

                            CHANGE IN FISCAL YEAR END

Upon consummation of the Merger, the Company changed its fiscal year end from November 30 to December 31.

                              MICROMED'S OPERATIONS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF MICROMED'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of MicroMed's financial condition and results of operations should be read in conjunction with its financial statements and the related notes, and the other financial information included in this information statement. With respect to this discussion, the terms "MicroMed," the "Company," "we," "us," and "our" refer to MicroMed Technology, Inc..

FORWARD-LOOKING STATEMENTS

The forward-looking comments contained in this discussion involve risks and uncertainties. Our actual results may differ materially from those discussed here due to factors such as, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry. Additional factors that could cause or contribute to such differences can be found in the following discussion, as well as in the section entitled "Risks Related to MicroMed."

OVERVIEW

We were formed in 1995 to develop the DeBakey VAD for commercial use. We have devoted substantially all of our efforts to research and product development, and have not yet generated significant revenues from commercial sales. As of March 31, 2005, we had an accumulated deficit of approximately $76 million. We expect to continue to incur operating losses at least through 2007. Further, we expect operating expenses to increase as we seek U.S. regulatory clearance for the DeBakey VAD, build a technical support organization for product introduction and market development, continue engineering and development projects, and increase administrative activities to support our planned growth.

Our operations involve the manufacture and distribution of the DeBakey VAD. We have received regulatory approval to sell the DeBakey VAD in Europe and are involved in two clinical trials in the U.S., for which we receive reimbursements for our products from hospitals involved in our clinical trials that are categorized as revenues. We sell our products through distributors internationally and have direct relationships with hospitals in our U.S. trials.

The role of implantable ventricular assist as a key therapeutic tool for the treatment of advanced heart failure continues to emerge. Since the initial use of VADs began in 1993 as a bridge to heart transplantation, the market has recently grown to include patients that are ineligible for a heart transplant. This use has been coined as "Destination Therapy" since it is considered a complete therapy rather than a bridge to a next step in the therapeutic spectrum. The demand for heart transplantation far exceeds the available supply of donor hearts (the American Heart Association estimates that 100,000 persons in the US need a heart transplant each year, but there are only approximately 2,000 heart transplants conducted each year in the U.S.). The bridge to transplant market is a subset of the heart transplant market and is therefore a relatively small market, estimated by analysts to be approximately $100 million worldwide. Accordingly, adoption rate by physicians as a destination therapy is the key to VAD market growth. Patients are referred to cardiovascular surgeons for VAD implantation from heart failure cardiologists, mostly after the patient has failed to respond to conventional drug therapy. Many heart failure cardiologists are not familiar with VAD technologies or believe that VAD technologies are not suitable for a large percentage of their patients. One of the challenges faced by the VAD industry is to gain the confidence of these heart failure cardiologists so that they will refer more patients for VAD implantation.

The DeBakey VAD addresses the failure of the left ventricle, the main pumping chamber of the heart, to pump adequate oxygenated blood throughout the body. Right ventricular failure is commonly treated by pharmaceutical agents, but the use of RVADs or support of both ventricles (BiVAD) could increase. The need for support of the right ventricle may affect revenue since a matched right ventricular system may be chosen from another company.

Adverse events are typically anticipated due to the advanced nature of the patient's heart failure and other organ involvement. These may include, but are not limited to thrombus, bleeding, infection, end of organ failure and device malfunction. If trends of adverse events for the DeBakey VAD exceed those of competitive devices, it would likely result in reduced product utilization and lower revenues for MicroMed.

The VAD market is segmented by product type and specific indication. The advent of other heart failure technologies geared toward healthier heart failure patients may delay or preclude the referral of patients for DeBakey VAD device. Moreover, although those products are not intended for the same patient population as a VAD, overlap does occur. This is exemplified through biventricular pacemakers, cardiac restraining devices and pharmaceutical agents.

The VAD industry is undergoing a period of substantial technological change. The most obvious change is the shift from large pulsatile devices such as the HeartMate XVE device to the much smaller continuous flow devices such as the DeBakey VAD or the HeartMate II device. There are also differences in the technologies of continuous flow VADs. For example, the DeBakey VAD and the HeartMate II utilize mechanical bearings to stabilize the impeller. Some companies are developing VADs with magnetically suspended impellers, under the assumption that elimination of a mechanical shaft would avoid long term bearing wear and reduce heat that can contribute to thrombus formation. New technologies with superseding benefits may affect MicroMed's rate of enrollment in studies, the date of study completion, commercial launch times and ultimate market penetration. There is no way to predict which of these technologies, if any, will succeed in the marketplace.

The current practice for some VAD companies is to place their products in hospitals on a consignment basis. Broad adoption of this practice could delay achievement of MicroMed's revenue objectives.

A typical total for billed charges of a VAD implantation is significant (normally $175,000 to $200,000). VAD implantation is covered by most private insurance and by CMS for Medicare-eligible patients. Although Medicare reimbursement was increased to an average of $136,000 in October 2004, there is no assurance that this reimbursement level will be sufficient enough of an economic incentive to convince potential VAD hospital customers to develop or expand a VAD implant program. Private insurance contracts vary by hospital and by carrier; however, the reimbursement level from private insurance may not be sufficient to support developing or expanding a VAD implant program.

The majority of implants of the DeBakey VAD and associated revenues over the next two years are expected to be related to MicroMed's U.S. clinical trials. Due to the protocols and the inclusion/exclusion criteria associated with the trials, the number of potential implant patients that can receive a DeBakey VAD during clinical trials is much smaller than the overall VAD patient population. Accordingly, clinical trial implants and associated revenues, earnings and cash flows are inherently difficult to predict and will continue to be so until MicroMed receives commercial approval to market the product in the U.S.

MicroMed faces several potential challenges in its drive for commercial success, including raising sufficient capital to fund its business plan, motivating surgeons involved in MicroMed's clinical trials to continue to implant the DeBakey VAD so that MicroMed can complete trials and gain FDA approval to market the products in the U.S., competition from established, well funded companies with competitive technologies, and future competition from companies that are developing competitive technologies, some of whom are larger companies with greater capital resources than MicroMed. Additionally, the overall results of our bridge to transplant ("BTT") trial to date have resulted in lower than expected survival to transplant percentages. The Company now believes that it is likely that it will not meet the performance goal survival rate for the patients in this trial. This is likely to substantially increase the time required to obtain FDA approval and the time when the Company would expect to generate revenues from commercial sales of the DeBakey VAD. Further, the Company has only enrolled 8 patients to date in its Destination Therapy trial and believes that it needs to redesign the structure of the trial to accommodate a shorter PMA pathway. Under the current design of its Destination Therapy trial (360 patients on a 2:1 randomization against the HeartMate XVE), the Company originally anticipated completing enrollment between late 2008 to late 2010, which it believed would result in PMA approval between early 2010 to early 2012. The Company is presently in discussions with its clinical consultants to develop the specific new clinical trial parameters and protocols for the Destination Therapy trial which it intends to request from the FDA. However, there is no assurance that the Company will be able to convince the FDA to accept these changes.

MicroMed plans to achieve commercial success by:

o     Expanding usage of the DeBakey VAD in foreign markets

o     Completing the BTT and DT clinical trials in the U.S.

o Providing strong customer service and response to customer requests and needs for product enhancements

o Continually upgrading the product line to maintain technological advantages over other products and competitors

o Raising sufficient capital to accomplish MicroMed's plans through the U.S. public capital markets

RESEARCH AND DEVELOPMENT

Our research and development activities have been primarily focused on the development and pilot clinical trials of the DeBakey VAD. Since our inception in 1995 and through March 31, 2005 we have incurred research and development costs of approximately $61.3 million.

Our research and development expenses consist primarily of compensation and other expenses for research and development personnel, costs associated with the clinical trials of our product candidates, facility costs, supplies and materials, costs for consultants and related contract research and depreciation. We charge all research and development expenses to operations as they are incurred.

In the future, the rate of spending on the DeBakey VAD system is likely to increase as additional clinical trials are performed.

At this time, due to the risks inherent in the clinical trial process and given the stage of development of our product candidates, we are unable to estimate with any certainty the costs we will incur in the continued development of our product candidates for commercialization. However, we expect our research and development costs to be substantial and to increase as we continue the development of our current product candidates, as well as continue and expand our research programs.

The lengthy process of seeking regulatory approvals for our product candidates, and the subsequent compliance with applicable regulations, require the expenditure of substantial resources. Any failure by us to obtain, or any delay in obtaining, regulatory approvals could cause our research and development expenditures to increase and, in turn, have a material adverse effect on our results of operations.

CRITICAL ACCOUNTING POLICIES

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. We review our estimates on an on going basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in Note 2 to our financial statements, we believe the following accounting policy to be critical to the judgments and estimates used in the preparation of our financial statements:

Revenue Recognition. We recognize revenue from product sales and reimbursements for products used in our clinical trials in the U.S. Product sales consist of sales our DeBakey VAD ventricular assist devices and related equipment to international hospitals involved in heart transplantation, to customers with whom we have distribution agreements in certain international markets and to hospitals in the U.S. (for our DeBakey VAD Child product only, which is approved for sale in the U.S.). Under FDA rules, we are not allowed to sell products in the U.S. until such time as we receive a Pre-Market Approval for the products. We are allowed to receive reimbursement of expenses associated with our clinical trials, including our research and development expenses, with such reimbursements included in Revenues under the separate heading "Clinical Trial Reimbursements." Product sales and clinical trial reimbursements are recognized as revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin (SAB) 104, Revenue Recognition, when persuasive evidence of an arrangement exists, fees are fixed or determinable, title has passed (generally upon shipment), and collection is reasonably assured. We have no post-delivery obligations nor do our product sales contain multiple elements.

Accounts Receivable. Accounts receivable represent amounts due from customers for goods shipped. We extend various terms to our customers, with payment terms from 30-180 days, depending on the customer and country, and we do not require collateral. We periodically assess the collectibility of our receivables and establish reserves, as necessary, based on various considerations including customer credit history, payment patterns, and aging of accounts. Once management determines an account receivable is not collectible, the account is written off. We have not experienced significant collectibility problems to date. If the collection history or aging of accounts receivable deteriorates, we may have to record a charge to operations to establish an allowance for doubtful accounts.

Inventories. Inventory consists of raw materials, work in progress, and finished goods. Inventory is stated at the lower of cost or market using the first-in, first-out ("FIFO") method. Cost includes the acquisition cost of raw materials and components and direct labor. We periodically review our inventory for excess, obsolescence or quality issues. Should we conclude that we have inventory for which we can not recover our costs as a result of such review, we would have to record a charge to operations classified as cost of products sold.

Stock-Based Compensation. Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, allows us to adopt one of two methods of accounting for stock options. We have elected the method that requires disclosure only of stock-based compensation. Because of this election, we continue to account for our employee stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and the related interpretations. Under APB No. 25, no compensation expense is recorded for stock option grants to employees with an exercise price equal to or greater than the fair value of underlying stock as determined by our board of directors at the date of grant. For purposes of the SFAS No. 123 proforma disclosure, the estimated fair value of the options is assumed to be amortized to expense over the options' vesting period. Compensation expense for options granted to non-employees has been determined in accordance with SFAS No. 123 as the fair value of the consideration received or the fair value of the equity instruments issued.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued FAS 123(R) Shared-Based Payment. The statement eliminates the ability to account for stock-based compensation using APB 25 and requires such transactions be recognized as compensation expense in the statement of operations based on their fair value on the date of grant, with the compensation expense recognized over the period in which an employee is required to provide service in exchange for the stock award. The statement is effective for public companies at the beginning of the first interim or annual period beginning after June 15, 2005; in the event the Merger is consummated, MicroMed will adopt this statement on July 1, 2005 using a modified prospective application. As such, the compensation expense recognition provisions will apply to new awards and to any awards modified, repurchased or cancelled after the adoption date. Additionally, for any unvested awards outstanding at the adoption date, MicroMed will recognize compensation expense over the remaining vesting period. MicroMed is currently evaluating the impact of SFAS 123(R) on its financial condition and results of operation. In the event the Merger is consummated there will be no unvested options at the date of adoption, thus there will be no future compensation expense related to options granted as of December 31, 2004. Grants awarded subsequent to December 31, 2004 will result in increased compensation expense.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires an issuer to classify financial instruments that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 had no impact on MicroMed.

In April 2004, the FASB issued FSP FASB Statement of Accounting Standards ("FAS") No. 129-1, "Disclosure of Information about Capital Structure, Relating to Contingently Convertible Securities," to provide disclosure guidance for contingently convertible securities. MicroMed adopted the disclosure provisions in 2004 as they apply to MicroMed's convertible redeemable preferred stock.

RELATED PARTY TRANSACTIONS

In December 2004, we entered into a loan agreement with several of our stockholders who have been party to sales of Series A, Series B, Series C and Series D preferred stock to borrow up to $3 million (the "2004 Bridge Loan"). In March 2005, we entered into a loan agreement (the "2005 Bridge Loan") with the same stockholders that were party to the 2004 Bridge Loan. The parties to the 2004 and 2005 Bridge Loans were: Oxford Bioscience Partners and affiliated entities, SV Life Sciences, Charterhouse Equity Partners II, L.P., Essex Woodlands Health Ventures Fund IV, L.P., Mitsui & Co. Venture Partners, Trellis Health Ventures LP, David Schecter and Travis E. Baugh. Refer to "Liquidity and Capital Resources" below for more information regarding the 2004 Bridge Loan.

PRIVATE PLACEMENT AND RECAPITALIZATION

Immediately prior to the closing of the Merger, we closed a $4,991,683 private placement (the "Private Placement") of its common stock and warrants. We engaged Hunter World Markets, Inc. ("Hunter") as our placement agent in connection with the Private Placement. Each investor in the Private Placement purchased shares of our common stock at $1.33 per share and seven-year warrants, exercisable one year after the date of issuance, to purchase 60% of the common stock purchased by such investor in the Private Placement at a per share exercise price of $1.33 (all investors introduced to us by Hunter assigned their warrants to Hunter, an aggregate of 1,804,511 warrants). The warrants are redeemable by the Company at any time after one year from the date of issuance.

Prior to the closing of the Merger and prior to the closing of the Private Placement, we effected a recapitalization whereby (i) all of our outstanding shares of series A, B, C and D preferred stock will convert into shares of our common stock at a conversion ratio of 11.67-for -1, 23.96-for-1, 31.79-for-1 and 236.40-for-1, respectively; (ii) amounts outstanding under our $3 million 2004 Bridge Loan converted into shares of our common stock; (iii) amounts outstanding under our $1.5 million 2005 Bridge Loan converted into shares of our common stock; and (iv) lastly, we effected a 1-for-328.08 reverse stock split of our outstanding common stock. Following the recapitalization, but prior to the closing of the Private Placement, we had 12,960,000 shares of outstanding common stock and no outstanding shares of preferred stock.

In addition, we plan to issue 540,000 post-split stock options under our new 2005 stock Incentive Plan. The per share price of all such newly issued options under the 2005 Stock Incentive Plan will be $0.01 (post the reverse stock split referenced above). After giving effect to the aforementioned stock split, there will be 540,000 options outstanding under the 2005 Stock Incentive Plan and 15,822 options outstanding under the 1997 Stock Option Plan at the closing of the Merger. This will result in the recognition of additional stock compensation expense of $0.2 million for the three months ending March 31, 2005 and $0.2 million for each quarter thereafter through the three months ending March 31, 2010.

THREE MONTHS ENDED MARCH 31, 2005 AND 2004

REVENUES

We had revenues of $1.6 million for the three months ended March 31, 2005, as compared to revenues of $1.4 million for the same period in 2004. The revenues were higher due to $0.3 million more revenue from clinical trial reimbursements in the United States as a result of more sites being recruited to join the studies. The increase from clinical trial reimbursements was partially offset by a $.01 decrease in international sales due primarily to additional competition internationally, where two companies began clinical trials for VADs and were providing their products at little or no charge to several hospitals.

RESEARCH AND DEVELOPMENT

Research and development expenses were $3.2 million for the three months ended March 31, 2005 versus $3.4 million for the three months ended March 31, 2004, representing a $0.2 million, or 6%, decrease. Significant components of the change are as follows (in million):

                                    2005      2004     $ Change   % Change
                                   -------   -------   --------   --------

Production                         $   0.3   $   0.3      $(0.0)         0%
Engineering and Development            0.9       1.1       (0.2)       -20%
Quality, Clinical and Regulatory       1.4       1.3        0.1          7%
Sales and Marketing                    0.5       0.6       (0.1)       -17%
                                   -------   -------
                                   $   3.2   $   3.4
                                   =======   =======


      o Production costs have decreased due to a change in certain supplies of various components of our products which have lowered our overall costs of production.

      o Sales and Marketing costs have decreased due to lower travel related costs.

GENERAL AND ADMINISTRATIVE

General and administrative expenses were $1.0 million for the three months ended March 31, 2005 versus $0.5 million for the three months ended March 31, 2004, representing a $0.5 million, or 100%, increase. The increase was due to higher legal and accounting costs associated with the pending reverse merger with Salmon Express.

INTEREST EXPENSE

Interest expense was $0.1 million for the three months ended March 31, 2005 versus $0 for the three months ended March 31, 2004. The increase was due to interest on the Venture Lending & Leasing loan entered into in 2004, our Bridge Loans entered into in December 2004 and March 2004, and advances under the working capital line from Silicon Valley Bank (see "Liquidity and Capital Resources").

CONVERTIBLE PREFERRED STOCK DIVIDENDS AND ACCRETION

Convertible preferred stock dividends and accretion are attributable to our Series A, Series B, Series C and Series D Redeemable Convertible Preferred Stock (see Note 7 of the audited financial statements). Dividends and accretions related to our preferred stock remained consistent at $1.3 million for the three months ended March 31, 2005 and 2004.

NET LOSS AND NET LOSS PER SHARE AVAILABLE TO COMMON STOCKHOLDERS

Net loss available to common stockholders increased to $4.0 million in the first three months of 2005 from $3.8 million in the same period of 2004. Net loss per share available to common stockholders increased to $0.78 in 2005 from $0.74 in 2004.

YEARS ENDED DECEMBER 31, 2004 AND 2003

REVENUES

We had revenues of $5.9 million for the year ended December 31, 2004 versus revenues of $6.7 million in 2003. The decrease was due to lower revenues from international sales of $316,000 and lower clinical reimbursements in the United States of $450,000. International sales were down due to additional competition internationally, where two companies began clinical trials for VADs and were providing their products at little or no charge to several hospitals. Clinical reimbursements were down in the United States due to slower than expected implant rates in our BTT and DT clinical trials.

RESEARCH AND DEVELOPMENT

Research and development expenses were $12.3 million for the year ended December 31, 2004 versus $11.1 million for the year ended December 31, 2003, representing a $1.2 million, or 11%, increase. Significant components of the change are as follows (in million):

                                     2004      2003    $ CHANGE   % CHANGE
                                   -------   -------   --------   --------
Production                         $   3.7   $   3.8      $(0.1)        (2%)
Engineering and Development            1.8       1.5        0.3         20%
Quality, Clinical and Regulatory       3.6       2.5        1.1         44%
Sales and Marketing                    3.2       3.3       (0.1)        (3%)
                                   -------   -------
Total                              $  12.3   $  11.1
                                   =======   =======


o Engineering and Development costs increased due to a write off of approximately $0.5 million of controllers that were returned with the Carmeda(R) coated VADs. Although the controllers were new and in working condition, we had instituted several engineering design changes which improved the controller to the point where we believed our customers would not want to use the older controllers.
o Quality, Clinical, and Regulatory expenses consist of the expenses associated with maintaining our Quality Systems, the costs of our clinical trials, including travel and fees and expenses of our third-party Clinical Research Organization (CRO) and clinical trial monitoring costs, and the costs associated with dealing with the FDA, as well as other regulatory agencies around the world. The increase was due to expanded clinical trial activity in the U.S., particularly fees and expenses related to our CRO.

GENERAL AND ADMINISTRATIVE

General and administrative expenses were $2.5 million for the year ended December 31, 2004 versus $1.9 million for the year ended December 31, 2003, representing a $0.6 million, or 32%, increase. The increase was due to higher personnel expenses, higher recruiting expenses and higher legal and travel expenses in 2004 associated with a private placement process that was terminated in the later half of the year.

INTEREST INCOME

Interest income was $0.1 million for the year ended December 31, 2004 compared to $0.1 million for the year ended December 31, 2003.

INTEREST EXPENSE

Interest expense was $0.2 million for the year ended December 31, 2004 versus $0 for the year ended December 31, 2003. The increase was due to interest on the Venture Lending & Leasing loan entered into in 2004 along with advances under the working capital line from Silicon Valley Bank (see "Liquidity and Capital Resources").

CONVERTIBLE PREFERRED STOCK DIVIDENDS AND ACCRETION

Convertible preferred stock dividends and accretion are attributable to our Series A, Series B, Series C and Series D Redeemable Convertible Preferred Stock (see Note 7 of the audited financial statements). Dividends and accretions related to our preferred stock remained consistent at $5.3 million for the years ended December 31, 2004 and 2003.

NET LOSS AND NET LOSS PER SHARE AVAILABLE TO COMMON STOCKHOLDERS

Net loss available to common stockholders increased to $14.3 million in 2004 from $11.4 million in 2003. Net loss per share available to common stockholders increased to $2.80 in 2004 from $2.25 in 2003.

RESTATEMENT OF FINANCIAL STATEMENTS

Effective July 1, 2003, in connection with the adoption of SFAS No. 150, MicroMed treated its redeemable convertible preferred securities as mandatorily redeemable and recorded the securities as a liability with the related dividends and accretions accrued as interest expense. Upon additional evaluation of the terms of the redeemable convertible preferred stock in 2004, it was determined that the securities are contingently redeemable rather than mandatorily redeemable, and the related dividends should have remained as part of stockholders deficit and should not have been recorded as interest expense. Because the shares are contingently redeemable under terms not controlled by MicroMed, the redeemable convertible preferred stock is classified as mezzanine equity in accordance with Article 5-02.28 of Regulation S-X expanded by ASR 268. Accordingly, the financial statements as of December 31, 2003 have been restated for the correction of this error surrounding the redemption features of the redeemable convertible preferred securities. The restatement had no impact on net loss available to common stockholders; however, it did impact net loss. MicroMed has restated the statement of operations for the year ending December 31, 2003 as follows:

                                            As Reported     Adjustments    2003 Restated
                                            ------------    -----------    -------------

Loss from operations                        $ (6,276,524)   $        --    $  (6,276,524)
Interest income                                  129,120             --          129,120
Interest expense                              (2,675,922)     2,668,196           (7,726)
                                            ------------    -----------    -------------
Net loss                                      (8,823,326)     2,668,196       (6,155,130)
Convertible preferred stock dividends         (2,621,922)    (2,668,196)      (5,290,118)
                                            ------------    -----------    -------------
Net loss available to common shareholders   $(11,445,248)   $        --    $ (11,445,248)
                                            ============    ===========    =============


LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2005, cash and cash equivalents were $0.2 million. From our inception through March 31, 2005, we used approximately $55.7 million in cash for our operations. We have funded our cash requirements through the private sale of equity, debt and credit facilities.

For the three months ended March 31, 2005, we used approximately $1.5 million in cash for operations principally as a result of a net loss of $2.7 million, along with net changes in other operating assets and liabilities of $1.1 million offset by non-cash charges of $0.1 million for deprecation.

We used minimal cash in investing activities. We expect to continue to invest in our infrastructure, including property and equipment to support our operations. We anticipate that we will spend approximately $200,000-$300,000 in fiscal 2005 on capital expenditures.

Financing activities provided cash of $1.0 million during the three months ended March 31, 2005, primarily from the receipt of proceeds of $1.5 million from a bridge loan with certain stockholders (see below). These inflows were offset by net payments of $0.5 million on the long-term note and credit facility during the quarter.

In May 2004, we received $2.5 million (net $2.4 million after initial $0.1 million prepayment of principal) from a loan agreement we executed in May 2004 with Venture Lending & Leasing IV, Inc. ("VLL and the VLL Loan"). Pursuant to the VLL Loan agreement, we borrowed $2.5 million, repayable in monthly principal payments beginning in July 2004 and terminating in February 2007. Interest on the promissory note is 11.137%. Amounts outstanding under the line of credit are collateralized by a second lien on all of our assets, excluding our intellectual property. In connection with the VLL Loan, we agreed to issue to VLL a warrant to purchase $275,000 of our Series D preferred stock, which will be converted into a warrant to purchase $275,000 of our common stock at a later date. The warrant was issued to VLL on May 31, 2005. We were in default of the VLL Loan agreement as of August 1, 2005 due to non-payment of our August payment. VLL agreed to waive the event of default for non-payment for a period of two months, with payments to VLL commencing again starting October 1, 2005.

In July 2004, we entered into a $4.5 million loan agreement with Silicon Valley Bank, which replaced our working capital line of credit with Silicon Valley Bank. Under the revised loan agreement, a new working capital line of credit is available under a formula-based calculation applied to eligible accounts receivable. Interest on draws under the new working capital line ranges from the prime rate plus 1.25% to prime plus 1.5%, depending on our quick ratio at the time of the advance. The loan agreement also requires the payment of collateral handling fees that range from 0.15% to 0.50% (also dependent on our quick ratio). The collateral handling fees are applied monthly to the daily gross account balances. Amounts outstanding on the line of credit are collateralized by all of our assets, excluding our intellectual property. The terms and conditions of the line of credit prevent us from pledging our intellectual property but do not require any financial covenants. Availability under the line is based on the following formula: (1) 80% of the eligible U.S. accounts receivable, up to a maximum loan balance of $4 million, and (2) 80% of eligible foreign accounts receivable up to a maximum loan balance of $500,000. The revised loan agreement expires April 15, 2006. At March 31, 2005, we had availability under the working capital line and equipment line to draw an additional $3.7 million

In December 2004, we entered into a loan agreement with several of our stockholders (the "2004 Bridge Loan"). Under the terms of the 2004 Bridge Loan, we may borrow up to $3 million (the "Loan Commitment") until August 31, 2005 (the "Loan Commitment Termination Date"), as amended. The notes issued under the 2004 Bridge Loan, as amended, are unsecured, bear interest at prime plus 3% and are convertible into shares of our capital stock. As of March 31, 2005, we had drawn $2.5 million of the $3 million commitment.

In March 2005, we executed a bridge loan agreement with the same stockholders that were party to the 2004 Bridge Loan (the "2005 Bridge Loan"). Under the terms of the 2005 Bridge Loan, we may borrow up to $1.5 million ("2005 Loan Commitment") with terms identical to those of the notes issued under the 2004 Bridge Loan including the commitment to issue warrants to purchase common stock to the stockholders on the unutilized portion of the 2005 Bridge Loan at the expiration date, August 31, 2005, as amended. We do not anticipate issuing warrants related to unutilized 2005 Bridge Loan Commitments since we expect to draw the entire amount of the Loan Commitment.

As consideration to the lenders for making both the Loan Commitment and the 2005 Loan Commitment, we agreed to issue warrants to purchase common stock to each lender in an amount equal (rounded down to the nearest whole number) to the quotient of (x) the product of (A) .25 and (B) the amount of the Loan Commitment from that lender that we do not borrow prior to the earlier of the Loan Commitment Termination Date and a sale of MicroMed by asset sale, merger or other business combination ("Business Combination") and (y) the Exercise Price (as defined below). The warrants are to be issued promptly following the Loan Commitment Termination Date or, if we complete a Business Combination prior to the Loan Commitment Termination Date, the warrants shall be issued prior to the Business Combination. For purposes of the 2004 Bridge Loan and the 2005 Bridge Loan, "Exercise Price" means $0.7721 per share (appropriately adjusted for any stock dividends, stock splits, reverse stock splits, recapitalizations and similar transactions ("Recapitalizations"), subject to further adjustment as provided in the agreement. In the event all of the Loan Commitment and 2005 Loan Commitment is drawn, no warrants will be issued with respect to the 2004 and 2005 Bridge Loans. We do not anticipate issuing warrants related to unutilized 2004 or 2005 Bridge Loan Commitments since we expect to draw the entire amount of the Loan Commitment and 2005 Loan Commitment.

Notwithstanding the provisions of described above, if prior to issuing the warrants as contemplated by the 2004 and 2005 Bridge Loans, we have not completed a recapitalization whereby all shares of our preferred stock outstanding on the date of the agreement are converted into common stock, then, in lieu of issuing warrants to purchase common stock, we will issue warrants to purchase preferred stock exercisable for a new series of preferred. The warrants to issue preferred stock shall be issued to each lender in an amount equal (rounded down to the nearest whole number) to the quotient of (x) the product of
(A) .25 and (B) the amount of Loan Commitment from that lender that we do not borrow prior to the earlier of the Loan Commitment Termination Date and a Business Combination and (y) $5.00. The new series of preferred stock (i) will have a liquidation preference of $5.00 per share prior to distributions on any other series or class, (ii) will convert into a number of shares of common stock equal to the quotient of (x) $5.00 and (y) the Exercise Price, and (iii) otherwise will have terms as nearly as possible identical to our existing Series D Preferred Stock.

In the event we complete an equity financing of at least $2 million on or prior to the Loan Commitment Termination Date, and in that financing we issue securities with a common stock equivalent price per share lower than the Exercise Price, then the Exercise Price for the warrants shall be reduced to the Common Stock equivalent price per share of securities issued in that financing, and appropriate adjustments to the number of shares issuable on exercise of the warrants shall be made as provided in the warrants.

In the event we do not complete an equity financing of at least $2 million on or prior to the Loan Commitment Termination Date, but we do complete a Business Combination on or prior to June 30, 2005, then the exercise price for the warrants, shall be reduced to 85% of the common stock equivalent price per share to be paid by the purchaser in the Business Combination, if such reduced price is less than the exercise price.

Immediately prior to the closing of the Merger, MicroMed Technology closed a $4,991,683 private placement (the "Private Placement") of its common stock and warrants. MicroMed Technology engaged Hunter World Markets, Inc. ("Hunter") as its placement agent in connection with the Private Placement. Each investor in the Private Placement purchased shares of MicroMed Technology common stock at $1.33 per share and seven-year warrants, exercisable one year after the date of issuance, to purchase 60% of the common stock purchased by such investor in the Private Placement at a per share exercise price of $1.33 (all investors introduced to MicroMed Technology by Hunter assigned their warrants to Hunter, an aggregate of 1,804,511 warrants). The warrants are redeemable by the Company under certain circumstances at any time after one year from the date of issuance. The Company agreed to file a registration statement covering the securities sold in the Private Placement within 30 days of the closing of the Merger. As partial consideration for services rendered further to the Private Placement, Hunter was issued 300,000 shares of MicroMed Technology's common stock.

The shares of common stock of the Company are currently listed for quotation on the Over-the-Counter Bulletin Board under the symbol "SXPI.OB." The Company is in the process of obtaining a new trading symbol to reflect the recent corporate name change.

We currently occupy approximately 22,000 square feet of space under a lease which expires on May 31, 2007. The lease may be canceled by us by giving the landlord 30 days notice prior to May 31 of any of the remaining years of the lease. This space supports our immediate operational activities. As we expand our leased space to support our growth, our occupancy costs will increase.

We expect our cash requirements to increase significantly during 2005 as we expand our U.S. clinical trial efforts, expand our technical support staff, develop our administrative support activities and expand our international marketing efforts. Additionally, as we achieve projected growth in revenues, we anticipate significant working capital requirements, capital expenditures and investments in our infrastructure. The amount and timing of cash requirements will depend on market acceptance of our products, if any, and the resources we devote to developing and supporting our products. If we complete the Private Placement of at least $5 million and up to $20 million, we believe that we will have sufficient cash and cash equivalents to meet projected operating requirements for at least the next 12 months. However, if we do not complete the Private Placement prior to the closing of the Merger, we will need to seek additional funds from public and private stock offerings, borrowings under credit lines or other sources. We cannot be certain that additional capital will be available on favorable term, or at all. If adequate funds are unavailable, we may be required to scale back or discontinue our product development program or clinical trials, or obtain funds through strategic alliances that may require us to relinquish rights to certain of our technologies.

CONTRACTUAL OBLIGATIONS

Below is a table setting forth our contractual obligations as of December 31, 2004:

                                              Less than                              More than 5
                                   Total       One Year    1-3 Years    4-5 Years       years
                                 ----------   ----------   ----------   ----------   ------------
Operating Leases                 $  233,811   $  233,811   $       --   $       --   $         --

Notes Payable                    $1,177,472   $1,177,472           --           --             --

Bridge loans with stockholders   $1,000,000   $1,000,000           --           --             --

Long-term debt                   $2,162,015   $  927,945   $1,234,070           --             --
                                 ----------   ----------   ----------   ----------   ------------
TOTAL                            $4,573,928   $3,339,228   $1,234,070   $       --   $         --
                                 ----------   ----------   ----------   ----------   ------------

As of March 31, 2005, our Bridge loans with stockholders due in less than one year increased to $2.5 million.

OFF-BALANCE SHEET ARRANGEMENTS

      As of March 31, 2005, we had no off-balance sheet arrangements.

        ANTICIPATED LIQUIDITY AND CAPITAL RESOURCES FOLLOWING THE MERGER

The Company assumed MicroMed Technology's assets and liabilities following the Merger. Prior to the Merger, MicroMed Technology completed the Private Placement of $4,991,683, including the conversion of approximately $4.5 million of convertible notes issued in connection with the 2004 and 2005 Bridge Loans, prior to the closing of the Merger. Therefore, the Company believes that it will have sufficient cash and cash equivalents to meet projected operating requirements for at least through the end of 2005. There can be no assurance that additional financing will be available on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to fund expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Such inability could harm the Company's business, results of operations and financial condition.


ITEM 5.02 DEPARTURE OF DIRECTORS AND PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Peter Smith Sr. and Eric Weitzman resigned as officers and directors of the Company immediately after the Effective Time of the Merger.

Following the Merger, Travis E. Baugh, Dallas W. Anderson, Paul M. Frison, James
M. Garvey, Norwick B.H. Goodspeed, Phyllis Haberman, Cornelius T. Ryan and Martin P. Sutter, each of whom are directors of MicroMed, were appointed to the Board of Directors of the Company. In addition, the Company appointed Travis E. Baugh as the Company's President and Chief Executive Officer, Betty Silverstein Russell as Chief Operating Officer and Executive Vice President, Marketing, Robert J. Benkowski as Senior Vice President, Engineering, and Timothy R. Placek as Senior Vice President, Regulatory Affairs, Clinical Affairs and Quality Systems and Michael A. Rutledge as Vice President, Controller and Corporate Secretary. For complete information regarding the new officers and directors, refer to "EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES" under Item 5.01 above.


ITEM 5.03 AMENDMENTS TO CERTIFICATE OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

On August 10, 2005, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Nevada Secretary of State to effectuated a 1-for-3.3528 reverse stock split of its common stock immediately prior to the Merger. A copy is attached hereto as Exhibit 3.1.

On August 10, 2005, the Company filed a Certificate of Incorporation to (i) effectuate a reincorporation from the State of Nevada to the State of Delaware and (ii) a corporate name change to "MicroMed Cardiovascular, Inc." A copy is attached hereto as Exhibit 3.2.

Upon consummation of the Merger, the Company changed its fiscal year end from November 30 to December 31.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Business Acquired. The financial statements of MicroMed Technology, Inc. for the years ended December 31, 2004 and 2003 are attached.

(b) Pro Forma Financial Statements. The required pro forma financial information is included in item 5.01.

(c) Exhibits:

2.1 Agreement and Plan of Merger, dated as of January 31, 2005, by and among Salmon Express, Inc., MicroMed Technology, Inc., Salmon Acquisition Corp. and Pete Smith, Sr. (incorporated by reference to
         Exhibit 2.1 of the Registrant's Form 8-K filed February 1, 2005).
2.1(a) First Amendment to Agreement and Plan of Merger, dated as of May 16, 2005, by and among Salmon Express, Inc., MicroMed Technology, Inc., Salmon Acquisition Corp. and Pete Smith, Sr. (incorporated by reference to Exhibit 2.1 of the Registrant's quarterly report on Form 10-QSB for the three months ended May 31, 2005).
2.1(b) Second Amendment to Agreement and Plan of Merger, dated as of July 29, 2005, by and among Salmon Express, Inc., MicroMed Technology, Inc., Salmon Acquisition Corp. and Pete Smith, Sr. (incorporated by reference to Exhibit 2.1 of the Registrant's Form 8-K filed August 1, 2005).
2.1(c) Third Amendment to Agreement and Plan of Merger, dated as of August 9, 2005, by and among Salmon Express, Inc., MicroMed Technology, Inc., Salmon Acquisition Corp. and Pete Smith, Sr.

3.1      Certificate of Amendment to Articles of Incorporation.
3.2      Certificate of Incorporation of MicroMed Cardiovascular, Inc..
4.1      Form of Stock Purchase Warrant.
4.2      Registration Rights Agreement dated August 9, 2005.
10.1     Securities Purchase Agreement dated August 9, 2005.
99.1     Press Release.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2005                       MICROMED CARDIOVASCULAR, INC.


                                            By: /s/ Travis E. Baugh
                                               ---------------------------------
                                            Name   Travis E. Baugh
                                            Title: Chief Executive Officer

                                 EXHIBIT INDEX

2.1 Agreement and Plan of Merger, dated as of January 31, 2005, by and among Salmon Express, Inc., MicroMed Technology, Inc., Salmon Acquisition Corp. and Pete Smith, Sr. (incorporated by reference to
         Exhibit 2.1 of the Registrant's Form 8-K filed February 1, 2005).
2.1(a) First Amendment to Agreement and Plan of Merger, dated as of May 16, 2005, by and among Salmon Express, Inc., MicroMed Technology, Inc., Salmon Acquisition Corp. and Pete Smith, Sr. (incorporated by reference to Exhibit 2.1 of the Registrant's quarterly report on Form 10-QSB for the three months ended May 31, 2005).
2.1(b) Second Amendment to Agreement and Plan of Merger, dated as of July 29, 2005, by and among Salmon Express, Inc., MicroMed Technology, Inc., Salmon Acquisition Corp. and Pete Smith, Sr. (incorporated by reference to Exhibit 2.1 of the Registrant's Form 8-K filed August 1, 2005).
2.1(c) Third Amendment to Agreement and Plan of Merger, dated as of August 9, 2005, by and among Salmon Express, Inc., MicroMed Technology, Inc., Salmon Acquisition Corp. and Pete Smith, Sr.
3.1      Certificate of Amendment to Articles of Incorporation.
3.2      Certificate of Incorporation of MicroMed Cardiovascular, Inc..
4.1      Form of Stock Purchase Warrant.
4.2      Registration Rights Agreement dated August 9, 2005.
10.1     Securities Purchase Agreement dated August 9, 2005.
99.1     Press Release.

                                    EXHIBIT A

Financial Statements

MicroMed Technology, Inc.
(a development stage company)

Years ended December 31, 2004 and 2003 (Restated) and three months ended March 31, 2005 and period from inception (October 6, 1995) through March 31, 2005

                            MicroMed Technology, Inc.

                          (a development stage company)

                              Financial Statements

                Years ended December 31, 2004 and 2003 (Restated)

                                    Contents

Report of Independent Registered Public Accounting Firm                  3

Report of Independent Public Accountants                                 4
Financial Statements
Balance Sheet                                                            5
Statements of Operations                                                 6
Statements of Stockholders' Deficit                                      7
Statements of Cash Flows                                                 8
Notes to Financial Statements                                            9

             Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
MicroMed Technology, Inc.

We have audited the accompanying balance sheet of MicroMed Technology, Inc. (a Delaware corporation in the development stage), as of December 31, 2004, and the related statements of operations, and stockholders' deficit, and cash flows for the years ended December 31, 2003 (Restated) and 2004 and for the period from inception (October 6, 1995) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements for the period from inception (October 6, 1995) through December 31, 2000, were audited by other auditors who have ceased operations and whose report dated April 11, 2001, expressed an unqualified opinion on those statements. The financial statements for the period from inception (October 6, 1995) through December 31, 2000, include total revenues and net loss of $640,000 and $26,771,117, respectively. Our opinion on the statements of operations, stockholders' deficit, and cash flows for the period from inception (October 6, 1995) through December 31, 2004, insofar as it relates to amounts for prior periods through December 31, 2000, is based solely on the report of other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit on the Company's internal control over financial reporting . Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of MicroMed Technology, Inc. , at December 31, 2004, and the results of its operations and its cash flows for the years ended December 31, 2003 (Restated) and 2004, and for the period from inception (October 6, 1995) through December 31, 2004 , in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that MicroMed Technology, Inc. will continue as a going concern. As more fully described in
Note 1, the Company has incurred recurring operating losses and has a working capital deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Note 2 to the financial statements, the Company has restated its financial statements for the year ended December 31, 2003.
/s/ Ernst & Young LLP

March 15, 2005
Houston, Texas

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MicroMed Technology, Inc.:

We have audited the accompanying consolidated balance sheets of MicroMed Technology, Inc. (a Delaware corporation in the development stage ), and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, and for the period from inception (October 6, 1995) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MicroMed Technology, Inc., and subsidiary, as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, and for the period from inception (October 6, 1995) through December 31, 2000, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Houston, Texas
April 11, 2001

THIS IS A COPY OF THE REPORT ISSUED BY ARTHUR ANDERSEN LLP, MICROMED'S FORMER INDEPENDENT PUBLIC ACCOUNTANTS, IN CONNECTION WITH THE COMPANY'S FINANCIAL STATEMENTS FOR THE PERIOD FROM INCEPTION (OCTOBER 6, 1995) THROUGH DECEMBER 31, 2000. THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP IN CONNECTION WITH MICROMED'S FINANCIAL STATEMENTS FOR THE PERIOD FROM INCEPTION (OCTOBER 6,
1995) THROUGH DECEMBER 31, 2004.

                            MICROMED TECHNOLOGY, INC.

                          (A development stage company)

                                  Balance Sheet

                                                                                  December 31,       March 31,
                                                                                      2004             2005
                                                                                  ------------      -----------

ASSETS                                                                                             (unaudited)
-------
Current assets:
Cash and cash equivalents                                                         $    687,162      $   211,272
Accounts receivable                                                                  1,616,283        1,432,446
Inventory                                                                            3,229,863        3,332,847
Prepaids and other assets                                                              221,897          122,482
                                                                                  ------------      -----------
Total current assets                                                                 5,755,205        5,099,047
Property and equipment, net                                                            572,198          505,632
Other assets                                                                            40,078           13,076
                                                                                  ------------      -----------
Total assets                                                                      $  6,367,481      $ 5,617,755
                                                                                  ============     ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable                                                                  $  1,267,572      $ 1,856,021
Accrued liabilities                                                                  1,016,740        1,336,237
Current portion of  long-term debt                                                     927,945          927,945
Note payable                                                                         1,177,472          911,437
Bridge loans from stockholders                                                       1,000,000        2,505,614
                                                                                  ------------      -----------
Total current liabilities                                                            5,389,729        7,537,254
Long-term debt                                                                       1,234,070        1,012,473
Redeemable convertible preferred stock:
Series A Preferred stock, $.001 par value, 1,000,000 shares authorized,
issued and outstanding                                                               6,201,682        6,325,982
Series B Preferred stock, $.001 par value, 2,000,000 shares authorized,
issued and outstanding                                                              12,668,718       12,896,207
Series C Preferred stock, $.001 par value, 3,700,000 shares authorized,
3,518,153 shares issued and outstanding                                             25,052,402       25,482,067
Series D Preferred stock, $.001 par value, 5,000,000 shares authorized,
4,593,011 shares issued and outstanding                                             28,158,092       28,690,738
Commitments and Contingencies
Stockholders' Deficit:
Common Stock, $.001 par value, 65,000,000 shares authorized, 5,093,040 shares
issued and outstanding                                                                   5,093            5,093
Deficit accumulated during development stage                                       (72,342,305)     (76,332,059)
                                                                                  ------------     ------------
Total stockholders' deficit                                                        (72,337,212)     (76,326,966)
                                                                                  ------------     ------------
Total liabilities and stockholders' deficit                                       $  6,367,481      $ 5,617,755
                                                                                  ============     ============

The accompanying notes are an integral part of these financial statements

                            MICROMED TECHNOLOGY, INC.

                          (A development stage company)
                            STATEMENTS OF OPERATIONS

                                               Years ended December 31,       Period from
                                               ------------------------       Inception
                                                                              (October 6,
                                                                                 1995)
                                                                               Through
                                                                               December
                                                                                  31,
                                                 2003            2004            2004
                                             ------------    ------------    ------------
                                              (Restated)
International product sales                  $  2,033,281    $  1,717,477    $  5,949,084

Clinical reimbursements                         4,668,709       4,218,711      12,768,301
                                             ------------    ------------    ------------
Total revenue                                   6,701,990       5,936,188      18,627,385

Expenses:
Research and development                       11,059,714      12,263,871      58,198,966

General and administrative                      1,918,800       2,505,185      15,971,399
                                             ------------    ------------    ------------
Total operating expenses                       12,978,514      14,769,056      74,170,365
                                             ------------    ------------    ------------
Loss from operations                           (6,276,524)     (8,832,868)    (55,542,980)

Interest income                              $    129,120    $     71,306    $  1,596,287

Interest expense                                   (7,726)       (178,034)       (605,933)
                                             ------------    ------------    ------------
Net loss                                     $ (6,155,130)   $ (8,939,596)   $(54,552,625)

Convertible preferred stock dividends and
accretion                                      (5,290,118)     (5,316,392     (18,543,381)
                                             ------------    ------------    ------------
Net loss available to common stockholders     (11,445,248)    (14,255,988)   $(73,096,006)
                                             ============    ============    ============
Basic and diluted net loss per share
available to common stockholders             $      (2.25)   $      (2.80)
                                             ============    ============
Weighted average common shares outstanding      5,092,618       5,093,040
                                             ============    ============

                                                                                  Period from
                                                                                   Inception
                                              Three months ended March 31,     (October 6, 1995)
                                            ---------------------------------  Through March 31,
                                                2004               2005              2005
                                            --------------    --------------- ---------------
                                             (Unaudited)         (Unaudited)       (Unaudited)
International product sales                    $    587,673      $    441,327      $  6,390,412

Clinical reimbursements                             846,869         1,176,150        13,854,451
                                               ------------      ------------      ------------
Total revenue                                     1,434,542         1,617,477        20,244,862

Expenses:
Research and development                          3,398,947         3,150,908        61,349,874

General and administrative                          495,471         1,013,279        16,984,678
                                               ------------      ------------      ------------
Total operating expenses                          3,894,418         4,164,187        78,334,552
                                               ------------      ------------      ------------
Loss from operations                             (2,459,877)       (2,546,710)      (58,089,689)

Interest income                                      20,125             7,835         1,604,122

Interest expense                                     (2,720)         (136,779)         (742,712)
                                               ------------      ------------      ------------
Net loss                                         (2,442,471)       (2,675,654)      (57,228,279)

Convertible preferred stock dividends and        (1,324,099)       (1,314,100)      (19,857,481)
accretion

Net loss available to common stockholders      $ (3,766,570)     $ (3,989,754)     $(77,085,760)
                                               ============      ============      ============
Basic and diluted net loss per share           $      (0.74)     $      (0.78)
available to common stockholders               ============      ============
Weighted average common shares outstanding        5,093,040         5,093,040
                                               ============      ============

    The accompanying notes are an integral part of these financial statements

                           MICROMED TECHNOLOGY , INC.

                         ( A development stage company )

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                         Deficit
                                                                                                        Accumulated
                                                     Common Stock         Additional      Deferred     During the
                                              ------------------------     Paid-In                      Development
                                                 Shares        Amount      Capital      Compensation       Stage          Total
                                              ------------   ---------   ------------    ----------    ------------    ------------
Issuance of common stock to founders
for cash in October 1995 at $0.01 per share      5,011,665   $   5,012   $     44,988    $       --    $         --    $   50,000
Services contributed by stockholders                    --          --        129,000            --              --       129,000
Net loss                                                --          --             --            --        (173,041)    (173,041)
                                              ------------   ---------   ------------    ----------    ------------   -----------
Balance, December 31, 1995                       5,011,665       5,012        173,988            --        (173,041)        5,959
Services contributed by stockholders                    --          --        171,050            --              --       171,050
Cash contributed by stockholders                        --          --         55,999            --              --        55,999
Net loss                                                --          --             --            --      (1,069,007)  (1,069,007)
                                              ------------   ---------   ------------    ----------    ------------  ------------
Balance, December 31, 1996                       5,011,665       5,012        401,037            --      (1,242,048)    (835,999)
Deferred compensation                                   --          --         48,380       (48,380)             --           --
Amortization of deferred compensation                   --          --             --        12,095              --       12,095
Net loss                                                --          --             --            --      (3,712,342)  (3,712,342)
                                              ------------   ---------   ------------    ----------    ------------  ------------
Balance, December 31, 1997                       5,011,665       5,012        449,417       (36,285)     (4,954,390)  (4,536,246)
Deferred compensation                                   --          --         29,020       (29,020)             --           --
Amortization of deferred compensation                   --          --             --        59,263              --       59,263
Net loss                                                --          --             --            --      (7,076,108)  (7,076,108)
                                              ------------   ---------   ------------    ----------    ------------  ------------
Balance, December 31, 1998                       5,011,665       5,012        478,437        (6,042)    (12,030,498) (11,553,091)
Issuance of warrants to
purchase common stock                                   --          --         64,207            --              --       64,207
Amortization of deferred compensation                   --          --             --         3,334              --        3,334
Dividends and accretion on redeemable stock             --          --        (70,070)           --              --      (70,070)
Net loss                                                --          --             --            --      (8,329,116)  (8,329,116)
Balance, December 31, 1999                       5,011,665       5,012        472,574        (2,708)    (20,359,614) (19,884,736)
Issuance of warrants to purchase common stock           --          --         85,859            --              --       85,859
Deferred compensation                                   --          --        243,216      (243,216)             --           --
Amortization of deferredcompensation                    --          --             --        23,000              --       23,000
Exercise of stock options                            4,250           4          3,326            --              --        3,330
Dividends and accretion on redeemable stock             --          --       (804,975)           --      (2,433,138)  (3,238,113)


                                                                                                        Deficit
                                                                                                      Accumulated
                                                 Common Stock          Additional                      During the
                                                         Paid-In                       Deferred       Development
                                          Shares          Amount        Capital       Compensation       Stage           Total
                                        ------------   ------------   ------------    ------------    ------------   ------------
Net loss                                          --             --             --              --      (6,411,503)   (6,411,503)
                                        ------------   ------------   ------------    ------------    ------------   ------------
Balance, December 31, 2000                 5,015,915          5,016             --        (222,924)    (29,204,255)  (29,422,163)
Issuance of warrants to purchase
common stock                                  11,250             11          2,364              --              --         2,375
Deferred compensation                             --             --          9,110          (9,110)             --            --
Amortization of deferred compensation             --             --             --          45,768              --        45,768
Dividends and accretion on
redeemable stock                                  --             --        (11,474)             --      (3,153,533)   (3,165,007)
Net loss                                          --             --             --              --      (6,276,699)   (6,276,699)
                                        ------------   ------------   ------------    ------------    ------------   ------------
Balance, December 31, 2001                 5,027,165          5,027             --        (186,266)    (38,634,487)  (38,815,726)
Deferred Compensation                             --             --          2,406          (2,406)             --            --
Amortization of deferred compensation             --             --             --         (15,416)             --       (15,416)
Exercises of stock options                    58,875             59         11,716              --              --        11,775
Dividends and accretion on
redeemable stock                                  --             --        (14,122)             --      (1,449,559)   (1,463,681)
Net loss                                          --             --             --              --      (6,410,084)   (6,410,084)
                                        ------------   ------------   ------------    ------------    ------------   ------------
Balance, December 31, 2002                 5,086,040          5,086             --        (204,088)    (46,494,130)  (46,693,132)
Amortization of deferred compensation             --             --             --           2,406              --         2,406
Exercises of stock options                     7,000              7          1,393              --              --         1,400
Dividends and accretion on redeemable
stock (Restated)                                  --             --         (1,393)             --      (5,288,725)   (5,290,118)
Net loss (Restated)                               --             --             --              --      (6,155,130)   (6,155,130)
                                        ------------   ------------   ------------    ------------    ------------   ------------
Balance, December 31, 2003 (Restated)      5,093,040          5,093             --        (201,682)    (57,937,985)  (58,134,574)
Reversal of deferred compensation                 --             --             --         201,682        (201,682)           --
Issuance of warrant                               --             --         53,350              --              --        53,350
Dividends and accretion on
redeemable stock                                  --             --        (53,350)             --      (5,263,042)   (5,316,392)
Net loss                                          --             --             --              --      (8,939,596)   (8,939,596)
                                        ------------   ------------   ------------    ------------    ------------   ------------
Balance, December 31, 2004                 5,093,040          5,093             --    $         --     (72,342,305)  (72,337,212)
Dividends and accretion on redeemable
stock (unaudited)                                 --             --             --              --      (1,314,100)   (1,314,100)
Net loss (unaudited)                              --             --             --              --      (2,675,654)   (2,675,654)
                                        ------------   ------------   ------------    ------------    ------------   ------------
Balance, March 31, 2005                    5,093,040   $      5,093             --              --    $(76,332,059) $(76,326,966)
                                        ============   ============   ============    ============    ============  =============

   The accompanying notes are an integral part of these financial statements

                            MICROMED TECHNOLOGY, INC.

                          (A development stage company)
                            STATEMENTS OF CASH FLOWS

                                                                    Years ended December 31,      Period from
                                                                 ----------------------------      Inception
                                                                                                  (October 6,
                                                                                                    1995)
                                                                                                  December 31,
                                                                     2003            2004            2004
                                                                 ------------    ------------    ------------
                                                                  (Restated)

Cash flows from operating activities
Net loss                                                         $ (6,155,130)   $ (8,939,596)   $(54,552,625)

Adjustments to reconcile net loss to net cash used
Depreciation and amortization                                         318,195         346,490       2,327,039

Conversion of accrued interest in Series C Preferred Stock                 --              --          95,778

Conversion of accrued interest in Series D Preferred Stock                 --              --         251,088

Services contributed by stockholders                                       --              --         300,050

Issuance of warrant                                                        --          53,350          53,350

Amortization of deferred compensation                                   2,406              --         130,450

Loss on disposal of fixed assets                                           --           1,798           1,798

Changes in assets and liabilities:
Accounts receivable                                                  (706,289)       (233,829)     (1,616,283)

Inventory                                                             717,883      (1,195,422)     (3,229,863)

Prepaids and other assets                                             150,783         (24,009)       (321,988)

Accounts payable and accrued liabilities                              680,607         331,627       2,327,454
                                                                 ------------    ------------    ------------

Net cash used in operating activities                              (4,991,545)     (9,659,591)    (54,233,752)

Cash flows from investing activities :
Purchase of property and equipment                                   (170,891)       (352,721)     (2,841,023)
                                                                 ------------    ------------    ------------

Net cash used in investing activities                                (170,891)       (352,721)     (2,841,023)

Cash flows from financing activities:
Proceeds from bridge loan from stockholders                                --       1,015,986      12,958,986

Repayments of bridge loans from stockholders                               --         (15,986)     (2,015,986)

Proceeds from issuance of notes payable                               200,000       4,015,415       4,215,415

Repayments of notes payable                                                --        (919,070)       (919,070)

Proceeds from issuance of warrants and preferred stock, net of             --              --      43,397,713
offering cost
Proceeds from issuance of common stock and cash contributed by          1,400              --         124,879
stockholders
                                                                 ------------    ------------    ------------

Net cash provided by financing activities                             201,400       4,096,345      57,761,937

Change in cash and cash equivalents                                (4,961,036)     (5,915,967)        687,162

Beginning cash and cash equivalents                                11,564,165       6,603,129              --
                                                                 ------------    ------------    ------------

Ending cash and cash equivalents                                 $  6,603,129    $    687,162    $    687,162
                                                                 ============    ============    ============

Supplemental disclosure of information:
Cash paid for interest                                           $      4,872    $    161,882    $    166,754

Supplemental disclosure of noncash financing activity:
Conversion of notes payable to Series C Preferred Stock          $         --              --    $  5,000,000

Conversion of notes payable to Series D Preferred Stock          $         --              --    $  5,194,088

Dividends and accretion to redeemable convertible preferred      $  5,290,118    $  5,316,392    $ 18,543,381
stockholders

                                                                                                          Period from
                                                                                                           Inception
                                                                       Three months ended March 31,    (October 6, 1995)
                                                                 -----------------------------------   Through March 31,
                                                                      2004               2005                2005
                                                                 ----------------    ---------------  ------------------
                                                                   (Unaudited)        (Unaudited)       (Unaudited)
Cash flows from operating activities

Net loss                                                          $ (2,442,471)       (2,675,654)     $(57,228,279)

Adjustments to reconcile net loss to net cash used                      93,009            74,646         2,401,685
Depreciation and amortization                                               --                --            95,778
Conversion of accrued interest in Series C Preferred Stock                  --                --           251,088
Conversion of accrued interest in Series D Preferred Stock                  --                --           300,050
Services contributed by stockholders                                        --                --            53,350
Issuance of warrant                                                         --                --           130,450
Amortization of deferred compensation
Loss on disposal of fixed assets                                            --             4,639             6,437

Changes in assets and liabilities:
Accounts receivable                                                    204,559           183,837        (1,432,447)

Inventory                                                             (458,025)         (102,984)       (3,332,847)

Prepaids and other assets                                               (2,820)          126,417          (195,571)

Accounts payable and accrued liabilities                               (46,918)          907,946         3,235,401
                                                                  ------------      ------------      ------------

Net cash used in operating activities                               (2,652,667)       (1,481,153)      (55,714,905)

Cash flows from investing activities:
Purchase of property and equipment                                    (142,781)          (12,719)       (2,853,742)
                                                                  ------------      ------------      ------------

Net cash used in investing activities                                 (142,781)          (12,719)       (2,853,742)

Cash flows from financing activities:
Proceeds from bridge loan from stockholders                                 --         1,505,613        14,464,599

Repayments of bridge loans from stockholders                                --                --        (2,015,986)

Proceeds from issuance of notes payable                                     --         1,293,780         5,509,195

Repayments of notes payable                                                 --        (1,781,411)       (2,700,481)

Proceeds from issuance of warrants and preferred stock, net of
offering cost                                                               --                --        43,397,713
Proceeds from issuance of common stock and cash contributed by
stockholders                                                                --                --           124,879
                                                                  ------------      ------------      ------------

Net cash provided by financing activities                                   --         1,017,982        58,779,919
                                                                  ------------      ------------      ------------
Change in cash and cash equivalents                                 (2,795,448)         (475,890)          211,272

Beginning cash and cash equivalents                                  6,603,129           687,162                --
                                                                  ------------      ------------      ------------

Ending cash and cash equivalents                                  $  3,807,681      $    211,272      $    211,272
                                                                  ============      ============      ============

Supplemental disclosure of information:
Cash paid for interest                                            $      6,560      $     86,149      $    252,903

Supplemental disclosure of noncash financing activity:
Conversion of notes payable to Series C Preferred Stock                     --                --      $  5,000,000

Conversion of notes payable to Series D Preferred Stock                     --                --      $  5,194,088

Dividends and accretion to redeemable convertible preferred       $  1,324,099      $  1,314,100      $ 19,857,481
stockholders

    The accompanying notes are an integral part of these financial statements

                            MICROMED TECHNOLOGY, INC.

                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 2004
                    (INFORMATION AS OF MARCH 31, 2005 AND THE
                      THREE MONTHS ENDED MARCH 31, 2005 AND
                               2004 IS UNAUDITED)

1. ORGANIZATION

MicroMed Technology, Inc. ("MicroMed" or the "Company"), was incorporated in the State of Texas on October 6, 1995 and was subsequently reincorporated on June 12, 1996, in the state of Delaware. MicroMed is a development stage company which has devoted most of its efforts to research and product development of medical products.

The Company's primary product is the DeBakey Ventricular Assist Device (the "DeBakey VAD (R) "), a miniaturized heart pump. The DeBakey VAD (R) was designed by a team of engineers and scientists with the National Aeronautics and Space Administration ("NASA"), Baylor College of Medicine ("Baylor"), and the Company, led by the famed heart surgeons Dr. Michael E. DeBakey and Dr. George P. Noon. The Company received an exclusive license from NASA in June 1996 for the primary technology for the DeBakey VAD (R) .

The Company began European clinical trials at various hospitals in Austria, France, Germany, Italy, and Switzerland in 1998. The Company received CE Mark approval to begin marketing the DeBakey VAD (R) in the European Union in April 2001, with a subsequent approval of an upgraded product in July 2002. The Company received permission from the Food and Drug Administration ("FDA") to begin clinical trials in the United States in May 2000 and is now in Phase III, pivotal trials for two separate indications: bridge to heart transplant and alternative to heart transplant/destination therapy. The Company received a humanitarian device exemption (HDE) from the FDA to commercially sell the DeBakey VAD(R) Child , a pediatric version of the device, in the U.S. in 2004.

The research and development activities engaged in by the Company involve a high degree of risk and uncertainty. The ability of the Company to develop, manufacture, and market its proprietary product is dependent on many factors including, but not limited to, obtaining additional financing, attracting and retaining key personnel, and successfully developing expanded manufacturing and marketing capabilities. The Company's ability to develop these operations may be impacted by uncertainties related to proprietary technologies, technological change and obsolescence, successful completion of its U.S. regulatory clinical trials, competition, government regulations and approvals, healthcare reform, and product liability exposure. Additionally, the Company is reliant on its exclusive license with NASA for the DeBakey VAD (R) technology, which is the basis for the Company's main product. Accordingly, there can be no assurance of the Company's future success. The Company will require additional financing in order to complete the U.S. regulatory clinical trials of its proprietary product, and there can be no assurances that such additional financing will be available at terms acceptable to the Company.

To facilitate such financing, in January 2005, the Company executed an agreement to merge with Salmon Express, Inc., a publicly traded Nevada Corporation. Once effective, the combined entity will be renamed, "MicroMed Cardiovascular, Inc., and will reincorporate in the State of Delaware. Prior to the merger, and subsequent to stockholder approval, the Company plans to affect a recapitalization where all redeemable preferred stock will convert to common stock and affect a reverse stock split. The Company will be the accounting acquiror in the transaction.

The Company also entered into an engagement letter with the investment banking firm to assist the Company in raising additional capital associated with the merger. Under the terms of the engagement letter, the Company will pay the investment bank a fee of 7% of all funds raised, excluding sales to our existing shareholders and will issue warrants upon completion of an equity financing. The funding contemplated under the engagement letter is anticipated to close at the same time as the merger is consummated.

Should such financing not be obtained, the Company may be required to adjust its current plan in order to retain adequate capital for conducting its operations. The Company expects to continue to incur losses for the next few years. There can be no assurances that the Company will successfully complete the transition from a development stage company to a commercial company with successful operations.

The Company believes that it can conserve its cash resources to fund operations through at least mid 2005 if the funding, as described above, does not take place. The Company's longer-term funding requirements will depend on many factors, including the progress of the Company's research and development, the success of the Company in bringing its proprietary products to market, and the establishment of other collaborative relationships. There can be no assurances additional funding will be available.

The Company has recurring operating losses and has a working capital deficiency. Based on this information, management believes there is substantial risk that the Company will not continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS

The financial statements as of March 31, 2005 and for the three months ended March 31, 2004 and 2005 are unaudited. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation in accordance with U.S. generally accepted accounting principles have been included. Operating results for interim periods are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents. Cash equivalents consist of investments in high-grade commercial paper and money market securities.

INVENTORY

Inventory consists of raw materials, work in progress, and finished goods. Inventory is stated at the lower of cost or market using the first-in, first-out ("FIFO") method. Cost includes the acquisition cost of raw materials and components and direct labor.

A summary of inventory is as follows:

                                                 December 31,         March 31,

                                                   2004                  2005
                                                ----------            ----------
Raw materials                                   $  138,590            $   74,408
Work in progress                                 2,046,651             2,283,474
Finished goods                                   1,044,622               974,965
                                                ----------            ----------
                                                $3,229,863            $3,332,847
                                                ==========            ==========

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, notes payable and long-term debt approximate their fair values due to the short-term or variable rate nature of these instruments.

PROPERTY AND EQUIPMENT

Property and equipment consists of leasehold improvements, furniture and laboratory production and office equipment. Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over a three to five-year estimated useful life. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset. Maintenance and repairs that do not significantly improve or extend the life of assets are expensed as incurred. Expenditures which improve or extend the life of assets are capitalized.

LONG-LIVED ASSETS

The Company routinely evaluates the carrying value of its long-lived assets. The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that assets may be impaired and the undiscounted cash flows estimated to be generated by the assets are less than the carrying amount of those assets. To date, no impairment charges have been recognized.

REVENUE RECOGNITION

Revenue is recognized from product sales and reimbursements for products used in our clinical trials in the U.S. Product sales consist of sales of our DeBakey VAD (R) ventricular assist devices and related equipment to international hospitals involved in heart transplantation, to customers with whom we have distribution agreements in certain international markets and to hospitals in the U.S. (for our DeBakey VAD (R) Child product only, which is approved for sale in the U.S.). Clinical reimbursements consist of billings for products shipped to hospitals participating in the Company's clinical trials. Product sales and clinical trial reimbursements are recognized when evidence of an arrangement exists, title has passed (generally upon shipment), the selling price is fixed and determinable and collectibility is reasonably assured in according with SAB 104 "Revenue Recognition". The Company has no post-delivery obligations or product sales containing, multiple elements. Shipping and handling costs are included in research and development expense and totaled $128,461 and $70,900, respectively for the years ended December 31, 2003 and 2004 and $20,841 and $16,714, respectively, for the three months ended March 31, 2004 and 2005. Shipping and handling costs recovered from customers and recorded in revenue were approximately $27,000 and $18,995, respectively, for the years ended December 31, 2003 and 2004 and $5,675 and $8,703, respectively, for the three months ended March 31, 2004 and 2005.

The Company had one customer that made up 11% of total revenues during 2003 and one customer that made up 12% of revenues during 2004. The Company had six customers that each made up 16%, 15%, 13%, 13%, 12%, and 10% of total revenues for the three months ended March 31, 2004. The Company had five customers that each made up 14%, 12%, 12%, 10%, and 10% of total revenues for the three months ended March 31, 2005.

RESEARCH AND DEVELOPMENT

Costs incurred in connection with research and development activities are expensed as incurred. These costs consist of direct and indirect costs associated with specific projects as well as fees paid to various entities that perform certain research and testing on behalf of the Company.

STOCK-BASED COMPENSATION

Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation , allows the Company to adopt one of two methods of accounting for stock options. The Company has elected the method that requires disclosure only of stock-based compensation. Because of this election, the Company continues to account for its employee stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees , and the related interpretations. Under APB No. 25, no compensation expense is recorded for stock option grants to employees with an exercise price equal to or greater than the fair value of underlying stock as determined by the Company's board of directors at the date of grant. For purposes of the SFAS No. 123 proforma disclosure, the estimated fair value of the options is assumed to be amortized to expense over the options' vesting period. Compensation expense for options granted to non-employees has been determined in accordance with SFAS No. 123 as the fair value of the consideration received.

                                                                 Year ended December 31             Three months ended March 31

                                                                 2003               2004               2004              2005
                                                           --------------     --------------     --------------    --------------

Net loss available to common stockholders                  $  (11,445,248)    $  (14,255,988)    $   (3,766,570)     $(3,989,754)
Deduct: total compensation expense for options                   (153,172)          (149,471)           (38,585)         (38,340)
determined under fair value based methods for all awards   --------------     --------------     --------------    --------------
Pro forma net loss available to common stockholders        $  (11,598,420)    $ ( 14,405,459)    $   (3,805,155)     $(4,028,094)
                                                           ==============     ==============     ==============    ==============
Basic and diluted net loss per share available to common   $        (2.25)    $        (2.80)    $        (0.74)     $     (0.78)
stockholders                                               ==============     ==============     ==============    ==============
Pro forma basic and diluted net loss per share available   $        (2.28)    $        (2.83)    $        (0.75)     $     (0.79)
to common stockholders                                     ==============     ==============     ==============    ==============

The fair value of employee stock options granted was determined using the Black-Scholes method based on the following weighted-average assumptions:

                                            Year ended December 31
                                           ------------------------

                                           2003                2004
                                           ----                ----
Expected dividend yield                     0.0%                0.0%
Risk-free interest rate                     3.5%                3.5%
Expected life (years)                        7                    7
Volatility                                  55%                  45%

INCOME TAXES

The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes , which provides for a liability approach to accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect when the differences are expected to reverse.

NET LOSS PER SHARE

Basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. Shares associated with stock options, warrants and preferred stock are not included because they are antidilutive.

The following table presents the calculation of basic and diluted net loss per share:

                                                   Year ended December 31           Three Months ended March 31
                                               ------------------------------    ------------------------------
                                                   2003              2004              2004              2005
                                               ------------      ------------      ------------    ------------
Net loss available to common shareholders      $(11,445,248)     $(14,255,988)     $ (3,766,570)   $(3,989,754)
                                               ============      ============      ============    ============
Weighted average common shares outstanding        5,092,618         5,093,040         5,093,040      5,093,040
                                               ============      ============      ============    ============
Basic and diluted net loss per share           $      (2.25)     $      (2.80)     $      (0.74)     $   (0.75)
available to common shareholders               ============      ============      ============    ============

The following historical outstanding anti-dilutive securities are not included in the calculation of diluted net loss per share attributable to common stockholders.

                                                                Year ended December 31              Three Months ended March 31
                                                             ----------------------------           ---------------------------
                                                                2003              2004                 2004             2005
                                                             ----------        ----------           ----------       ----------
Redeemable convertible preferred stock                       11,111,164        11,111,164           11,111,164       11,111,164
Options to purchase common stock                              5,851,366         5,757,866            5,851,366        5,757,866
Warrants to purchase common stock                             4,019,408         2,216,686            4,019,408          845,219
                                                             ----------        ----------           ----------       ----------
                                                             20,981,938        19,085,716           20,981,938       17,714,249
                                                             ==========        ==========           ==========       ==========

SEGMENT INFORMATION

The Company operates in one business segment, which primarily focuses on the development, manufacture and sale of heart assist devices. All of the Company's revenues have been derived from this business segment.

RESTATEMENT

Effective July 1, 2003, in connection with the adoption of SFAS No. 150, the Company treated its redeemable convertible preferred securities as mandatorily redeemable and recorded the securities as a liability with the related dividends and accretion accrued as interest expense. Upon additional evaluation of the terms of the redeemable convertible preferred stock in 2004 it was determined that the securities are contingently redeemable rather than mandatorily redeemable, and the related dividends should have remained as part of stockholders' deficit and should not have been recorded as interest expense. Because the shares are contingently redeemable under terms not controlled by the Company, the redeemable convertible preferred stock is classified as mezzanine equity in accordance with Article 5-02.28 of Regulation S-X expanded by ASR 268. Accordingly, the financial statements as of December 31, 2003 have been restated for the correction of this error surrounding the redemption features of its redeemable convertible preferred securities. The restatement had no impact on net loss available to common stockholders; however, it did impact net loss. The Company has restated the statement of operations for the year ending December 31, 2003 as follows:

                                               As Reported       Adjustments      2003 Restated
                                              ------------      ------------      -------------

Loss from operations                          $ (6,276,524)     $         --      $ (6,276,524)
Interest income                                    129,120                --           129,120
Interest expense                                (2,675,922)        2,668,196            (7,726)
                                              ------------      ------------      ------------
Net loss                                        (8,823,326)        2,668,196        (6,155,130)
Convertible preferred stock dividends           (2,621,922)       (2,668,196)       (5,290,118)
                                              ------------      ------------      ------------
Net loss available to common stockholders     $(11,445,248)     $         --      $(11,445,248)
                                              ============      ============      ============

There was no impact on net loss per share available to common stockholders.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

There was no impact on net loss per share available to common stockholders.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued FAS 123(R) Shared-Based Payment. The statement eliminates the ability to account for stock-based compensation using APB 25 and requires such transactions be recognized as compensation expense in the statement of operations based on their fair values on the date of grant, with the compensation expense recognized over the period in which an employee is required to provide service in exchange for the stock award. The statement is effective for public companies at the beginning of the first interim or annual period beginning after June 15, 2005 in the event the merger is consummated, the Company will adopt this statement on July 1, 2005 using a modified prospective application. As such, the compensation expense recognition provisions will apply to new awards and to any awards modified, repurchased or cancelled after the adoption date. Additionally, for any unvested awards outstanding at the adoption date, the Company will recognize compensation expense over the remaining vesting period. The Company is currently evaluating the impact of SFAS 123 (R) on its financial condition and results of operation. In the event the merger is consummated their will be no unvested options at the date of adoption, thus there will be no future compensation expense related to options granted as of December 31, 2004. Grants awarded subsequent to December 31, 2004 will result in increased compensation expense.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires an issuer to classify financial instruments that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 had no impact on the Company.

In April 2004, the FASB issued FSP FASB Statement of Accounting Standards ("FAS") No. 129-1, " Disclosure of Information about Capital Structure, Relating to Contingently Convertible Securities " to provide disclosure guidance for contingently convertible securities. We adopted the disclosure provisions in 2004 as they apply to the convertible redeemable preferred stock (see Note 7). The 11,111,164 shares underlying our convertible redeemable preferred stock are reportable under this new disclosure are antidilutive and, therefore, have been excluded from the calculation of diluted net loss per share.

3. CONCENTRATION OF CREDIT RISK

Accounts receivable represent amounts due from customers for goods shipped. The Company extends various terms to customers, with payment terms from 30-180 days, depending on the customer and country, and does not require collateral. The Company periodically assesses the collectibility of our receivables and establishes reserves, as necessary, based on various considerations including customer credit history, payment patterns, and aging of accounts. Once management determines an account receivable is not collectible, the account is written off. The

Company has not experienced significant collectibility problems to date. If the collection history or aging of accounts receivable deteriorates, the Company may have to record a charge to operations to establish an allowance for doubtful accounts.

The Company's commercial customers are based in Europe and in the U.S. (for DeBakery VAD Child product sales in the U.S., and the Company receives reimbursements from hospitals in the U.S. from its clinical trials

4. PROPERTY AND EQUIPMENT

A summary of property and equipment is as follows:

                                                 December 31        March 31

                                                    2004              2005
                                                -------------     -------------
Office furniture and equipment                  $   1,057,539     $     906,545
Laboratory and production equipment                 1,253,699         1,240,769
Leasehold improvements                                508,155           508,907
                                                -------------     -------------
                                                    2,819,393         2,656,221
Less accumulated depreciation and                  (2,247,195)       (2,150,589)
amortization                                    -------------     -------------
                                                $     572,198     $     505,632
                                                =============     =============

Amortization of leasehold improvements for the years ended December 31, 2003 and 2004 and the three months ended March 31, 2004 and 2005 was $81,729, $86,256, $21,304 and $22,093, respectively.

5. ACCRUED LIABILITIES

Accrued liabilities consist of the following:

                                            December 31        March 31

                                               2004              2005
                                           -------------     -------------
Accrued pump replacement costs             $     113,250     $      56,962
Accrued payroll and vacation                     257,898           167,318
Accrued CRO costs                                238,987           738,987
Other accrued expenses                           406,605           372,970
                                           -------------     -------------
Total                                      $   1,016,740     $   1,336,237
                                           =============     =============

6. DEBT

Line of Credit

The Company has borrowings outstanding under two lines of credit with the same financial institution. Both lines of credit are considered current liabilities based on their terms.

The Company has borrowings under a previous line of credit used to purchased equipment for which the commitment to borrow expired on December 18, 2003. At December 31, 2004 and March 31, 2005, the Company had outstanding borrowings of $78,489 and $70,615, respectively, at an interest rate of 6.75% that is being paid on a monthly amortization through December 18, 2005.

The second line of credit is a $4,500,000 working capital line based on receivables (the AR Line) entered into in July 2004. The AR Line provides for borrowings under a formula-based calculation applied to eligible accounts receivable. Interest on draws ranges from the prime rate plus 1.25% to prime plus 1.5% (6.5% to 6.75% at December 31, 2004 and March 31, 2005), depending on the Company's quick ratio at the time of the advance. The loan agreement also requires the payment of collateral handling fees that range from 0.15% to 0.50% (also dependent on the Company's quick ratio). The collateral handling fees are applied monthly to the daily gross account balances. Availability under the line is based on the following formula: (1) 80% of the eligible U.S. accounts receivable, up to a maximum loan balance of $4 million, and (2) 80% of eligible foreign accounts receivable up to a maximum loan balance of $500,000. Advances made on eligible receivables are required to be repaid upon collection of the receivables or at the end of 90 days, whichever comes first. The loan agreement expires April 15, 2006.

As of December 31, 2004, there was $1,043,498 and $78,489 outstanding under the AR and expired line, respectively, leaving the Company the ability to borrow up to an additional $3,456,502 under the AR line. As of March 31, 2005, there was $840,821 and $70,615 outstanding under the AR and expired line, respectively, leaving the Company the ability to borrow up to an additional $3,659,179 under the AR Line.

The AR Line is collateralized by all of the Company's assets, excluding the Company's intellectual property.

Bridge Loan

In December 2004, the Company executed a bridge loan agreement with certain stockholders (the 2004 Bridge Loan). Under the terms of the 2004 Bridge Loan, the Company may borrow up to $3 million. The notes issued under the 2004 Bridge Loan are unsecured and bear interest at prime plus 3% (fixed at the time of issuance) (8.25% on advances outstanding as of December 31, 2004). All amounts outstanding under the 2004 Bridge Loan are due on or before June 30, 2005 and are convertible into common stock at a defined exchange ratio in the event of an Equity Financing (as defined). In the event an Equity Financing does not take place prior to June 30, 2005, the 2004 Bridge Loans may be converted, at the option of the holders, into a new series of preferred stock with terms similar to Series D Redeemable Convertible Participating Preferred Stock (see Note 7) . As of December 31, 2004 and March 31, 2005, the Company has drawn $1 million and $2.5 million, respectively, of the $3 million commitment. As specified in the 2004 Bridge Loan, warrants to purchase common stock will be issued to the stockholders on the unutilized portion of the 2004 Bridge Loan at the expiration date, June 30, 2005. No value has been ascribed to the warrants at December 31, 2004 as the Company expects to utilize all amounts under the 2004 Bridge Loan. Subsequent to March 31, 2005, the Company has borrowed the remaining $0.5 million under the 2004 Bridge Loan.

On March 28, 2005, the Company executed a bridge loan agreement with the same stockholders that were party to the 2004 Bridge Loan (the 2005 Bridge Loan). Under the terms of the 2005 Bridge Loan, the Company may borrow up to $1.5 million with terms identical to those of the notes issued under the 2004 Bridge Loan including the commitment to issue warrants to purchase common stock to the stockholders on the unutilized portion of the 2005 Bridge Loan at the expiration date, June 30, 2005. As of March 31, 2005, the Company had not borrowed any funds under the 2005 Bridge Loan. No value has been ascribed to the warrants as the Company expects to utilize all amounts under the 2005 Bridge Loan.

Long-term debt

In May 2004, the Company received $2.5 million (net $2.4 million after initial $0.1 million prepayment of principal) from a loan agreement executed in May 2004 with Venture Lending & Leasing IV, Inc. ("VLL" and the "VLL Loan"). Pursuant to the VLL Loan agreement, the Company borrowed $2.5 million, repayable in monthly principal payments beginning in July 2004 and terminating in February 2007. Interest on the promissory note is 11.137%. Amounts outstanding under the agreement are collateralized by a second lien on all of the Company's assets, excluding the Company's intellectual property. In connection with the VLL Loan, the Company agreed to issue VLL a warrant to purchase preferred stock (see Note
7).

The following table includes the aggregate future principal payments of the Company's long term debt as of December 31, 2004:

2005                                                  $     927,945
2006                                                      1,046,960
2007                                                        187,110
                                                      -------------
                                                          2,162,015
Less current portion of long-term debt                     (927,945)
                                                      -------------
Total long-term debt                                  $   1,234,070
                                                      =============

7. STOCKHOLDERS' EQUITY AND REDEEMABLE CONVERTIBLE PREFERRED STOCK

COMMON STOCK

The Company is authorized to issue 65,000,000 shares of common stock. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of the Company. In December 2004, the Board of Directors authorized, and the stockholders approved, an amendment to the Restated Certificate of Incorporation allowing for an increase in the Company's authorized stock, increasing the total authorized common stock to 100,000,000 shares and authorizing a new series of Preferred Stock, Series E, to be issued in the event of a conversion of the 2004 Bridge Loan, with terms similar to Series D (see below). The Company has not yet filed the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, and accordingly, has not reflected these amounts as authorized at December 31, 2004.

No dividends have been declared to date. The loan with Venture Lending & Leasing IV, Inc. restricts the Company from paying dividends until an underwritten public offering of our common stock with gross proceeds of at least $20,000,000 is completed.

REDEEMABLE CONVERTIBLE PREFERRED STOCK

The Company's preferred stock carries voting privileges based on its common stock equivalent and contains certain protection against dilution, including adjustment upon the occurrence of certain events. In addition, the holders of preferred stock have certain registration rights that may be exercised after the earlier of (a) December 31, 2003, or (b) 180 days after the closing of the Company's first underwritten initial public offering of its capital stock.

In December 1999, the Company amended its Certificate of Incorporation ("Certificate") to provide for the redemption of its preferred stock. The redemption provisions of the Certificate were amended again in June 2002 in connection with the issuance of the Series D convertible preferred stock (see below). The amended Certificate provides that at any time on or after the fifth anniversary of the original issuance date of the Series D preferred stock, the Company must, at the request of at least 66-2/3% of the holders of the then-outstanding shares of the Series A, Series B, Series C, and Series D preferred stock (collectively, the "Preferred Stock"), redeem all Preferred Stock shares that are then outstanding in the following manner: 33-1/3% of all shares of Preferred Stock shall be redeemed by the Company 90 days after such redemption request is received by the Company; another 33-1/3% of the shares of Preferred Stock shall be redeemed by the Company 455 days after the original redemption request is received by the Company; and the final 33-1/3% of the shares of Preferred Stock shall be redeemed by the Company 820 days after the original redemption request is received by the Company.

The price at which the Preferred Stock shall be redeemed is the original per-share purchase price (adjusted for any recapitalizations that occur) which is $5.00 per share for each series of Preferred Stock plus (a), for Series A preferred stock and Series B preferred stock, an amount determined by multiplying the shares outstanding by $.0375 times the number of whole months elapsed from the original issuance date of the Series D preferred stock and (b), for Series C and Series D preferred stock, any accrued and unpaid dividends since the original issuance date of the Series D preferred stock which accrue at an annual rate of $.45 per share. At December 31, 2004, the amounts recorded in the balance sheet for all series of Preferred Stock reflects the redemption amount that would be required to be paid if said Preferred Stock was redeemed, which includes, cumulative unpaid dividends of $8,563,528 and $5,758,393 for Series C and D, and accretion of redemption value of $1,491,596 and $2,729,864 for Series A and B. At March 31, 2005, the amounts recorded in the balance sheet for all series of Preferred Stock reflects the redemption amount that would be required to be paid if said Preferred Stock was redeemed, which includes, cumulative unpaid dividends or $8,923,123 and $6,291,039 for Series C and D, and accretion of redemption value of $1,615,896 and $2,957,354 for Series A and B. The earliest date that a redemption can occur is March 2007.

Series A Redeemable Convertible Preferred Stock - Each share of Series A convertible preferred stock ("Series A Preferred Stock") may be converted at the option of the holder (or is automatically converted in the event of an underwritten initial public offering meeting certain conditions) into 4.5556 shares of common stock. The holders of Series A Preferred Stock are entitled to receive dividends and other distributions equivalent to those paid on common stock but have certain preferences over the holders of common stock with respect to distributions in the event of sale or liquidation of the Company.

Series B Redeemable Convertible Preferred Stock - Each share of Series B convertible preferred stock ("Series B Preferred Stock") may be converted at the option of the holder (or is automatically converted in the event of an underwritten initial public offering meeting certain conditions) into 2.704084 shares of common stock. The holders of Series B Preferred Stock are entitled to receive dividends and other distributions equivalent to those paid on common stock but have certain preferences over the holders of common stock and Series A Preferred Stock with respect to distributions in the event of sale or liquidation of the Company.

Series C Redeemable Convertible Participating Preferred Stock - Each share of Series C convertible preferred stock ("Series C Preferred Stock") may be converted at the option of the holder (or is automatically converted in the event of an underwritten initial public offering meeting certain conditions) into 2.704084 shares of common stock. Dividends accrue on each share of the Series C Preferred Stock at the rate of $0.45 per share per annum and are cumulative. The holders of Series C Preferred Stock are entitled to receive dividends and other distributions equivalent to those paid on common stock but have certain preferences over the holders of common stock, Series A Preferred Stock, and Series B Preferred Stock with respect to distributions in the event of sale or liquidation of the Company.

Series D Redeemable Convertible Participating Preferred Stock

Each share of Series D Preferred Stock may be converted at the option of the holder (or is automatically converted in the event of an underwritten initial public offering meeting certain conditions) into 6.475845 shares of common stock. Dividends accrue on each share of the Series D Preferred Stock at the rate of $0.45 per share per annum and are cumulative. The holders of Series D Preferred Stock are also entitled to receive dividends and other distributions equivalent to those paid on common stock but have certain preferences over the holders of common stock, Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock with respect to distributions in the event of sale or liquidation of the Company.

Following the payments of liquidation preferences of $7.50 for Series D, and $5.00 per share for all other series of Preferred stock, plus accrued but unpaid dividends, an amount approximating a return of 8% per annum on the original per-share purchase price will be paid first, to the holders of Series B, and second, to the extent funds remain available, to the holders of Series A. After full payments of the previously mentioned amounts, any remaining assets or surplus funds would then be distributed to the holders of Preferred Stock and common stock on a pro rata basis.

In connection with the 1999 Bridge Financing Agreement, the Company issued warrants to purchase common stock to certain existing stockholders that provided funding pursuant to the 1999 Bridge Financing Agreement. The warrants, which contain certain antidilution provisions, allow the holders to purchase 777,095 shares of common stock at $1.29 per share (after giving affect to the antidilution feature triggered by the issuance of Series D Preferred Stock) and were exercisable in whole or in part until August 31, 2004. The fair value of the warrants was determined to be de minimis at the measurement date based on Black-Scholes pricing model with the following assumptions:

volatility of 1%, an expected life of one year, a risk free interest rate of 5% and no dividend yield. These warrants expired unexercised in August 2004.

WARRANTS

In connection with the Series C private offerings in 2000 and 1999, the Company issued warrants to purchase common stock to the purchasers of the Series C Preferred Stock. The warrants, which contain certain antidilution provisions, allow the holders to purchase 2,397,094 shares of common stock at $1.29 per share (after giving affect to the antidilution feature triggered by the issuance of Series D Preferred Stock) and are exercisable in whole or in part until December 2004 through February 2005 (depending on which date a particular investment in the Series C financing was closed). The Company recognized the fair value of the warrants of approximately $151,000 as additional paid-in capital. The fair value of the warrants was determined using the Black-Scholes pricing model and the following assumptions: volatility of 1%, an expected life of one year, a risk free interest rate of 5% and no dividend yield. In December 2004, warrants to purchase an aggregate of 1,025,627 shares of common stock expired unexercised. The remaining warrants outstanding at December 31, 2004 to purchase an aggregate of 1,371,467 shares of common stock expired in February 2005.

In connection with a 2001 bridge loan that converted into shares of Series D Preferred Stock, the Company issued warrants to purchase common stock to certain existing stockholders. The warrants, which contain certain antidilution provisions, allow the holders to purchase 534,379 shares of common stock at $0.7721 per share and are exercisable in whole or in part until the expiration dates ranging from June 2006 through February 2007 (based on the original date the bridge loans were issued). The Company recognized the fair value of the warrants of approximately $25,000. The fair value was determined using the Black-Scholes pricing model with the following assumptions: volatility of 60%, an expected life of five years, a risk free interest rate of 4% and no dividend yield.

In connection with the Series D private offering in 2002, the Company issued warrants to purchase common stock to an investment banking firm that acted as placement agent for a portion of the offering. The warrants, which contain certain antidilution provisions, allow the holders to purchase 310,840 shares of common stock at $0.7721 per share and are exercisable in whole or in part until August 2007. The value of the warrants was determined to be de minimis based on the Black-Scholes pricing model using the following assumptions: volatility of 35%, an expected life of two years, a risk free interest rate of 4% and no dividend yield.

In connection with the VLL Loan, the Company has committed to issue to VLL a warrant (the "VLL Warrant" to purchase Series D Redeemable Convertible Participating Preferred Stock with an aggregate exercise price of $275,000. The warrant is to be issued at a triggering date which is the earlier of (a) the Next Round Financing (as defined), (b) a Liquidity Event (as defined), or (c) May 31, 2005. Although not issued until one of the triggering events, the warrant was earned at the time the VLL Loan was signed. The Company determined the value of the warrant based on the most reasonably likely scenario of issuance which is May 31, 2005. The fair value of the warrant was determined to be $53,350 using the Black-Scholes pricing model and the following assumptions: volatility of 45%, an expected life of one year, a risk free interest rate of 4%, and a dividend yield of 9%. The fair value was recorded as debt issuance costs and is being amortized to interest expense over the life of the VLL Loan.

STOCK OPTIONS

The 1997 Stock Option Plan (the "Plan"), as amended, provided for the granting of options, either incentive or nonstatutory, to purchase up to 1,266,500 shares of the Company's common stock. In February 2001, the Company's board of directors and stockholders approved an increase in the number of shares that could be issued pursuant to the Plan to 3,266,500 shares. In September 2002, the Company's board of directors and stockholders approved an increase in the number of shares that could be issued pursuant to the Plan to 7,103,689 shares. The Plan provides that stock options be granted at fair market value on the date the option is granted, as determined by the board of directors. During 2003 and 2002, options were issued to certain officers and employees which vest over a period of up to three years. Options expire ten years after the date of grant.

Deferred compensation is recorded for stock-based compensation grants based on the excess of the fair value of the common stock on the measurement date over the exercise price ("Intrinsic Value"). The deferred compensation is amortized over the vesting period of each unit of stock-based compensation grant, generally three years. If the exercise price of the stock-based compensation grants is equal to the estimated fair value of the Company's stock on the date of grant, no compensation expense is recorded.

The Company records the fair value of options issued to nonemployee consultants at the fair value of the options issued. Any expense is recognized over the service period or at the date of issuance if the options are fully vested and no performance obligation exists.

In June 2000, the Company reduced the exercise price of all its outstanding options to $.20 per share. As a result, these options are subject to variable accounting until they are exercised, cancelled or expire. Variable accounting requires that increases in the intrinsic value of the options as measured at each reporting date would be recorded as compensation. Fluctuations in future deferred compensation and related compensation expense may be significant to the extent the Company realizes changes in the fair value of its underlying common stock. As of December 31, 2004 and March 31, 2005, 967,204 options were subject to variable plan accounting.

During 2004, the Company reversed deferred compensation totaling $201,682 that was originally recorded in 2000 in error related to the options that were repriced. The error was corrected in the current year as it was not material from a quantitative or qualitative standpoint to the Company's stockholders' equity for the year ended December 31, 2004.

The following is a summary of option activity under the Plan:

                                                                         Weighted-Average
                                                                    --------------------------
                                          Options Outstanding       Exercise Price  Fair Value
                                          -------------------       --------------  ----------

Balance, December 31, 2000                         1,244,704            0.20           0.26
Granted during the year                               18,500            0.20           0.20
Exercised during the year                            (11,250)           0.20           0.20
Cancellations and forfeitures during the year         (3,750)           0.20           0.20
                                                   ---------            ----           ----
Balance, December 31, 2001                         1,248,204            0.20           0.20
Granted during the year                            4,988,662            0.20           0.20
Exercised during the year                            (58,875)           0.20           0.20
Cancellations and forfeitures during the year        (48,125)           0.20           0.20
                                                   ---------            ----           ----
Balance, December 31, 2002                         6,129,866            0.20           0.20
Granted during the year                              183,000            0.20           0.20
Exercised during the year                             (7,000)           0.20           0.20
Cancellations and forfeitures during the year       (454,500)           0.20           0.20
                                                   ---------            ----           ----
Balance, December 31, 2003                         5,851,366            0.20           0.20
Cancellations and forfeitures                        (93,500)           0.20           0.20
                                                   ---------            ----           ----
Balance, December 31, 2004                         5,757,866            0.20           0.20
                                                   ---------            ----           ----

Balance, March 31, 2005                            5,757,866            0.20           0.20
                                                   =========            ====           ====

As of December 31, 2004 and March 31, 2005, there were 1,345,823 options available for grant under the Plan. Options exercisable as of December 31, 2004 and March 31, 2005 are 4,525,701 and 4,571,451, respectively. As of December 31, 2004 and March 31, 2005, the weighted-average remaining contractual life for options outstanding was 7.0 and 6.8 years, respectively.

STOCK OPTIONS GRANTED TO NON-EMPLOYEES

Stock compensation arrangements with non-employees are accounted for in accordance with SFAS No. 123, as amended by SFAS No. 148, and EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services , using a fair value approach. The compensation costs of these arrangements are subject to remeasurement over the vesting terms as earned. During the year ended December 31, 2004, the Company did not issue any options to non-employees. For the years ending December 31, 2003 and 2004, and the three month periods ending March 31, 2004 and 2005, the Company recognized expense of $2,406, $-0-, $-0- and $-0-, respectively, related to options granted to non-employees in 2000 and 2001.

RESERVED SHARES

The Company has reserved shares of common stock for future issuance as follows:

                                                           December 31        March 31
                                                              2004               2005
                                                           ----------       ----------

Conversion of redeemable convertible preferred stock:
Series A                                                    4,555,550        4,555,550
Series B                                                    5,408,161        5,408,161
Series C                                                    9,513,354        9,513,354
Series D                                                   29,743,616       29,743,616
Exercise of warrants to purchase common stock               2,216,686          845,219
1997 Stock Plan                                             7,103,689        7,103,689
                                                           ----------       ----------
Total                                                      58,541,056       57,169,589
                                                           ==========       ==========

8. RELATED-PARTY TRANSACTIONS

The Company has entered into employment agreements with several of its key employees. The agreements specify various employment-related matters, including the length of the agreement (ranging from six months to one year), confidentiality requirements, competitive restrictions, assignment of inventions, annual compensation, and severance benefits ranging from three months' to eighteen months' salary in the event of termination without cause.

The Company entered into bridge loans with certain stockholders in December 2004 and March 2005 (see Note 6).

9. LICENSE AGREEMENTS

The Company has an exclusive license agreement with NASA (the "License Agreement") which may be terminated in the event of a material breach of the terms of the agreement or for failure to endeavor to convert the licensed subject matter to a commercial form. However, the Company believes its ongoing research and development efforts currently satisfy this obligation to endeavor to commercialize the licensed subject matter. The License Agreement and related agreements require the Company to pay royalties based on net sales of licensed products. Additionally, the Company has executed several additional licenses under which it has secured the rights provided under certain patents. Royalties and milestone payments, payable under the terms of these agreements, are expensed as incurred. During the years ended December 31, 2003 and 2004, and the three month periods ending March 31, 2004 and 2005, the Company incurred royalties and milestone payments of $59,634, $34,986, $0 and $0, respectively.

10. COMMITMENTS AND CONTINGENCIES

COMMITMENTS

The Company currently leases office and manufacturing space under noncancelable operating leases. Rental expense was approximately $210,000, $237,550, $59,412 and $64,956 for the years ended December 31, 2003 and 2004, and the three months ended March 31, 2004 and 2005, respectively. The Company renewed its lease on the above referenced office and manufacturing space in 2002 for five years, only one of which the Company is committed to remain in the space and is noncancelable. As of December 31, 2004, the future minimum noncancelable payment related to this one year commitment is $233,811.

The Company has a standby letter of credit for $25,000 to secure its value-added tax obligation in France. The Company has a Certificate of Deposit approximating this amount collateralizing the standby letter of credit.

CONTINGENCIES

The Company is subject to numerous risks and uncertainties because of the nature of and status of its operations and could be subject to claims and legal actions arising in the ordinary course of business. The Company maintains insurance coverage for events in amounts that it deems appropriate. Management believes that uninsured losses, if any, will not be materially adverse to the Company's financial position or results of operations.

11. 401(K) PLAN

The Company has a 401(k) plan ("the 401(k) Plan") whereby eligible employees (employees over 21 years of age and have completed six months of service) may contribute a percentage of eligible compensation but not greater than 20% of their earnings up to the maximum as required by law. Company contributions are discretionary. No such Company contributions have been made since inception of the 401(k) Plan.

12. INCOME TAXES

The reconciliation of the statutory federal income tax rate to the Company's effective income tax rate for the years ended December 31, 2003 and 2004, is as follows:

                                                              DECEMBER 31
                                                        ----------------------
                                                         2003            2004
                                                        ------          ------
Statutory rate                                          (34.0)%         (34.0)%
Increase in deferred tax valuation allowance             34.4            33.9
Tax credit                                               (0.6)           (0.1)
Other                                                     0.2             0.2
                                                        ------          ------
                                                          0.0%            0.0%
                                                        ======          ======

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                   DECEMBER 31
                                                                      2004
                                                                 --------------
Deferred tax assets:
Federal net operating loss carryforwards                         $   14,917,343
                                                                 --------------
Research and development credits                                      2,998,800
Capitalized research and development expense                          1,285,900
Other deferred tax assets                                               261,567
Total deferred tax assets                                            19,463,600
                                                                 --------------
Less: valuation allowance                                           (19,463,600)
                                                                 --------------
Net deferred tax assets                                          $           --
                                                                 ==============

At December 31, 2004 the Company had net operating loss ("NOL") carryforwards for income tax purposes of approximately $43.8 million, capitalized research and development expense of $8.8 million, and research and development credits of approximately $1.3 million . Changes in ownership as defined by federal income tax regulations could limit the Company's ability to utilize these NOLs and tax credits. Accordingly, the Company's ability to utilize the above NOL and tax credit carryforwards to reduce future taxable income and tax liabilities may be limited. Additionally, because U.S. tax laws limit the time during which NOLs may be applied against future taxable income and tax liabilities, the Company may not be able to take full advantage of its NOLs for federal income tax purposes. The carryforwards will begin to expire in 2011 if not otherwise used. A valuation allowance has been established to offset the Company's deferred tax assets as the Company has had losses since inception.

13. SUBSEQUENT EVENT (UNAUDITED)

On May 31, 2005, the Company issued the VLL Warrant in accordance with the terms described in Note 7.